   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1997


                                            REGISTRATION STATEMENT NO. 333-37789
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        FLORIDA PANTHERS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                          7941                         65-0676005
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or        Classification Code Number)        Identification Number)
        organization)


                                                            RICHARD L. HANDLEY
                                                 SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                                      FLORIDA PANTHERS HOLDINGS, INC.
         450 EAST LAS OLAS BOULEVARD                    450 EAST LAS OLAS BOULEVARD
       FORT LAUDERDALE, FLORIDA 33301                 FORT LAUDERDALE, FLORIDA 33301
               (954) 712-1300                                 (954) 712-1300
 (Address, including zip code, and telephone      (Name, address, including zip code, and
               number, including                                 telephone
    area code, of registrant's principal         number, including area code, of agent for
             executive offices)                                  service)

                            ------------------------

                                   Copies to:

                          STEPHEN K. RODDENBERRY, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                       ONE S.E. THIRD AVENUE, 28TH FLOOR
                           MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
================================================================================

                                EXPLANATORY NOTE



     This Post-Effective Amendment No. 2 to Registration Statement on Form S-1, Registration No. 333-37789 (the "Registration Statement"), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") by Florida Panthers Holdings, Inc., a Delaware corporation ("Panthers Delaware"), as the successor to Florida Panthers Holdings, Inc., a Florida corporation (the "Company"). On November 17, 1997, the stockholders of the Company approved the reincorporation of the Company in the state of Delaware through the merger of the Company with and into Panthers Delaware, which merger was effected promptly upon stockholder approval. Pursuant to Rule 414(d) under the Securities Act, Panthers Delaware, as successor to the Company, hereby adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and Securities Exchange Act of 1934, as amended (the "Exchange Act").

PROSPECTUS

[FLORIDA PANTHERS LOGO]

                               18,609,491 SHARES
                        FLORIDA PANTHERS HOLDINGS, INC.
                              CLASS A COMMON STOCK

                            ------------------------


     This Prospectus relates to an aggregate of 18,609,491 shares (the "Shares") of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of Florida Panthers Holdings, Inc. (the "Company"), which may be offered for sale hereby, from time to time, for the account of the persons listed herein (the "Selling Stockholders") who have acquired certain of the Shares in private placement transactions or acquisitions of businesses by the Company not involving a public offering or who may be deemed to be affiliates of the Company under Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"). The Shares are being registered under the Securities Act on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.


     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring certain of the Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."


     The Selling Stockholders and brokers through whom the sale of the Class A Common Stock are made may be deemed to be "underwriters" within the meaning of Section(2)11 of the Securities Act. In addition, any profits realized by the Selling Stockholders or such brokers on the sale of such Class A Common Stock may be deemed to be underwriting commissions under the Securities Act.


     The Company has two classes of Common Stock: Class A Common Stock, which is offered hereby, and the Company's Class B common stock, par value $.01 per share ("Class B Common Stock"), which is currently owned by H. Wayne Huizenga, the Company's Chairman of the Board. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes, on all matters submitted to the Company's stockholders for approval. Accordingly, Mr. Huizenga, as the sole holder of the Class B Common Stock, is able to control the management and policies of the Company and substantially all the matters submitted to the Company's stockholders for approval, including the election of the directors. The shares of Class A Common Stock and Class B Common Stock are subject to certain National Hockey League ("NHL") requirements and restrictions with respect to ownership. In addition, unless otherwise permitted by the NHL, Mr. Huizenga is required to maintain voting control of the Company at all times. THE SHARES OF CLASS B COMMON STOCK WERE ISSUED TO MR. HUIZENGA SOLELY TO SATISFY THE CONTROL REQUIREMENTS OF THE NHL. See "The National Hockey League -- Restriction on Ownership -- Control Requirement" and "Description of Capital Stock."


     The Class A Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "PAW." On November 14, 1997, the last reported sales price of Class A Common Stock as reported by the NYSE was $19 1/8 per share.


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               November   , 1997

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements which may involve certain risks and uncertainties. The actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under "Risk Factors" and elsewhere in this Prospectus.


     The Company currently conducts substantially all of its business through its subsidiaries, which include (i) the Boca Raton Resort and Club ("Boca Resort"), the Registry Hotel at Pelican Bay ("Registry Resort"), the Hyatt Regency Pier 66 Hotel and Marina ("Pier 66") and the Radisson Bahia Mar Beach Resort and Yachting Center ("Bahia Mar"), (ii) the Florida Panthers Hockey Club (the "Panthers"), (iii) Arena Development Company, Ltd. ("Arena Development"), a limited partnership formed for the purpose of developing the Broward County Arena, a new multi-purpose, state-of-the-art entertainment and sports facility in Broward County, Florida, (iv) Arena Operating Company, Ltd. ("Arena Operations"), a limited partnership formed for the purpose of managing and operating the Broward County Arena and (v) Florida Panthers Ice Ventures, Inc., a corporation formed for the purpose of developing ice rink facilities. In addition, the Company owns approximately 78% of Decoma Miami Associates, Inc. ("Decoma"), the entity which operates the Miami Arena, the Arena where the Panthers currently play. Unless the context otherwise requires, all references to the Company shall mean Florida Panthers Holdings, Inc. and its subsidiaries.


                                  THE COMPANY

     The Company is a holding company with subsidiaries currently operating in two business segments: (i) leisure and recreation (the "Leisure and Recreation Business") and (ii) entertainment and sports (the "Entertainment and Sports Business"). The Company was formed in July 1996 and, upon the completion of its initial public offering and concurrent offering (the "Initial Offerings") in November 1996, continued the operations of the Florida Panthers Hockey Club (the "Panthers"), a professional hockey team which has been a member of the NHL since 1993. Following completion of the Initial Offerings, the Company expanded into the Leisure and Recreation Business, through the ownership and operation of high-end destination luxury resorts, and diversified the Entertainment and Sports Business to include ice skating rink operations. The Company's current focus is on expanding the Leisure and Recreation Business. The primary elements of the Company's current business strategy include: (i) the development of capital projects (additional unit construction, recreational amenities and conference space) at its existing luxury resorts, (ii) the expansion of the core upscale clientele of the Leisure and Recreation Business, which will increase the Company's ability to cross-market other services to this customer base and
(iii) the acquisition of other luxury resorts. In executing its business strategy, the Company continuously evaluates opportunities in other industries and businesses for potential strategic acquisitions where the Company believes it can leverage its competitive strengths and increase stockholder value.

     The Leisure and Recreation Business currently consists of the Company's interests in four high-end destination luxury resort operations: Boca Resort, Registry Resort, Pier 66 and Bahia Mar. Boca Resort, Registry Resort, Pier 66 and Bahia Mar are collectively referred to as the "Resort Facilities."


     Boca Resort is a destination luxury resort and private club fronting both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. Boca Resort includes 963 luxury guest rooms, a 50,000 sq. ft. conference center, a separate 140,000 sq. ft. conference center currently under construction, a 25 slip marina, two 18 hole championship golf courses, a 30 court tennis club, five swimming pools, an indoor basketball court, two indoor racquetball courts, a fitness center, a half mile of private beach with various water sports facilities and 15 food and beverage sites ranging from five-star cuisine to beach side grills. Boca Resort has consistently been awarded the Readers' Award as one of the "Top 25 Hotels in North America" by Travel & Leisure magazine.



     Registry Resort is a luxury resort fronting the Gulf of Mexico in Naples, Florida, within a 90-minute drive of the east coast of South Florida. The Company currently owns approximately 78% of Registry Resort and has made offers to acquire the remaining 22%. Registry Resort includes 474 luxury guest rooms, a conference center, recreational areas, restaurant and retail outlets, a 15 court tennis facility and a nature reserve boardwalk, as well as water sports and other beach amenities. Registry Resort has received Mobile Travel Guide's Four Star Award, as well as AAA's Four Diamond Award, and has been cited by Conde Nast Traveler magazine as one of the best resorts in the United States.

     Pier 66 is a luxury resort and marina fronting the Intracoastal Waterway in Fort Lauderdale, Florida. Pier 66 includes 380 luxury guest rooms, a 142 slip marina, three swimming pools, meeting space and six restaurants and lounges. Pier 66 has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award.

     Bahia Mar is a resort and marina complex fronting the Atlantic Ocean in Fort Lauderdale, Florida. Bahia Mar includes 300 luxury guest rooms, a 350 slip marina, four tennis courts, meeting space and retail space. Bahia Mar has received the Mobil Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award.

     The Company's Entertainment and Sports Business currently consists of the Company's hockey operations, arena development and management operations and ice skating rink operations. The Company's hockey operations consist of the ownership and operation of the Panthers. The Company's arena development and management operations involve the Broward County Arena, a new multi-purpose, state-of-the-art entertainment and sports center in Broward County, Florida. Pursuant to an operating agreement between the Company and Broward County, upon completion of the Broward County Arena, the Company will manage and operate the Broward County Arena, where the Panthers will play their home games. The Company also owns approximately 78% of Decoma, the entity which operates the Miami Arena, the arena where the Panthers play their home games. The Company's ice skating rink activities consist of the operation of Incredible Ice, a twin-pad ice skating rink facility in Coral Springs, Florida, and Gold Coast, an ice skating rink facility in Pompano Beach, Florida.


     The Company was incorporated in Florida on July 3, 1996 and subsequently reincorporated in Delaware on November 17, 1997. See "Recent Developments." In connection with the Initial Offerings, the Class A Common Stock began trading on The Nasdaq National Market on November 13, 1996 under the symbol "PUCK." On July 11, 1997, the Class A Common Stock began trading on the NYSE under the symbol "PAW." The NYSE ticker symbol was not affected by the reincorporation.



                              RECENT DEVELOPMENTS


     On September 8, 1997, the Company announced that it had entered into a definitive agreement to acquire the Rolling Hills Golf Course, which is located in Davie, Florida, for approximately $8.0 million in cash. The consummation of the transaction is subject to customary conditions and approvals.


     On November 17, 1997, the Company's stockholders approved a plan to change the Company's state of incorporation from Florida to Delaware (the "Reincorporation"). The Reincorporation was effected promptly upon stockholder approval by merging the Company with and into Florida Panthers Holdings, Inc., a Delaware corporation ("Panthers Delaware"), pursuant to an Agreement and Plan of Merger dated November 17, 1997, by and among the Company and Panthers Delaware (the "Merger Agreement"). Panthers Delaware was a wholly-owned subsidiary of the Company, which was incorporated in the state of Delaware solely for the purpose of effecting the Reincorporation. Prior to the Reincorporation, Panthers Delaware had no material assets and no business operations. Upon consummation of the Reincorporation, Panthers Delaware was the surviving corporation and continued to exist in its present form under the name "Florida Panthers Holdings, Inc.," while the Company's separate corporate existence ceased. Accordingly, all references herein to the "Company" shall mean "Panthers Delaware."


     The Company's principal executive offices are located at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 and its telephone number is (954) 712-1300.

                                  THE OFFERING


Class A Common Stock Offered.................  18,609,491  shares

Common Stock to be Outstanding after the Offering
     Class A Common Stock(1).................  [34,847,744] shares
     Class B Common Stock(2).................  255,000  shares
                                               ___________
       Total.................................  [35,102,744] shares


Use of Proceeds..............................  The Company will not receive any proceeds from the sale of Class A Common Stock hereby
                                               offered by the Selling Stockholders.

New York Stock Exchange Symbol...............  PAW


------------------------------


(1) Includes 2,811,802 shares of Class A Common Stock reserved for issuance upon exercise of exchange rights which were issued in connection with the acquisition of Boca Resort. Does not include 869,810 shares of Class A Common Stock reserved for issuance upon the exercise of warrants to purchase shares of Class A Common Stock at a purchase price of $29.01 per share, which were issued in connection with the acquisition of Boca Resort, or 5,000,000 shares of Class A Common Stock reserved for issuance under the Company's stock option plan (the "Stock Option Plan"), of which 2,108,773 shares are subject to outstanding options with exercise prices ranging from $10 per share to $27.30 per share. The exercise price of each of these options is the fair market value of the Class A Common Stock on the date of grant. See "Management -- Stock Option Plan."

(2) All the outstanding shares of Class B Common Stock are currently owned by Mr. Huizenga.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The summary financial data set forth below is derived from and should be read in conjunction with the consolidated financial statements of the Company and notes thereto contained elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited pro forma consolidated financial statements and notes thereto associated with business acquisitions.



                       THREE MONTHS                                                             INCEPTION
                           ENDED                   FOR THE YEARS ENDED JUNE 30,                DECEMBER 2,
                       SEPTEMBER 30,     ------------------------------------------------      1992 THROUGH
                           1997            1997          1996         1995         1994       JUNE 30, 1993
                       -------------     ---------     --------     --------     --------     --------------
STATEMENT OF
  OPERATIONS DATA:
Leisure and
  recreation
  revenue............    $ 30,287        $  17,567     $     --     $     --     $     --        $     --
Entertainment and
  sports revenue.....       2,662           36,695       34,087       17,746       21,682              --
                         --------        ---------     --------     --------     --------        --------
  Total revenue......      32,949           54,262       34,087       17,746       21,682              --
  Total operating
    expenses.........      42,195           62,641       54,144       29,045       32,145             770
                         --------        ---------     --------     --------     --------        --------
Operating loss.......      (9,246)          (8,379)     (20,057)     (11,299)     (10,463)           (770)
Net loss.............    $(12,157)       $ (10,260)    $(25,139)    $(15,386)    $(12,926)       $   (937)
Net loss per share...    $  (0.38)(a)    $   (0.74)(b) $  (4.76)(c) $  (2.96)(c) $  (2.93)(c)    $  (0.21)(c)
Weighted average
  common and common
  equivalent shares
  outstanding........      32,000(a)        13,829(b)     5,276(c)     5,203(c)     4,405(c)        4,405(c)



                            AT                                       AT JUNE 30,
                       SEPTEMBER 30,     -------------------------------------------------------------------
                           1997            1997          1996         1995         1994            1993
                       -------------     ---------     --------     --------     --------     --------------
BALANCE SHEET DATA:
Total current
  assets.............    $ 85,719        $  70,590     $  3,756     $  3,408     $  2,996        $  9,117
Total current
  liabilities........    $ 78,469        $  48,236     $ 67,786     $ 50,292     $ 17,712        $ 15,605
Total assets.........    $715,951        $ 600,392     $ 47,760     $ 53,587     $ 49,019        $ 59,669
Non-current
  obligations........    $219,049        $ 251,003     $ 28,277     $ 25,643     $ 45,169        $ 45,000
Shareholders' equity
  (deficit)..........    $414,387        $ 301,153     $(48,303)    $(22,348)    $(13,862)       $   (937)


---------------


(a) Net loss per share and weighted average shares outstanding are determined based on the (i) 28,184,570 shares outstanding for the entire period presented and (ii) 6,000,000 shares issued in connection with a public offering and 918,174 shares issued in the acquisition of Registry Resort, for the period for which they were actually outstanding.



    The 28,184,570 shares include (i) 5,275,678 shares issued in connection with the reorganization, (ii) 7,300,000 shares issued in connection with the Initial Offerings, (iii) 2,460,000 shares issued in the Company's private placement consummated on January 30, 1997 (the "Private Placement"), (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 34,760 shares issued in the acquisition of Gold Coast, (vi) 4,450,000 shares issued in the acquisition of Pier 66, (vii) 3,950,000 shares issued in the acquisition of Bahia Mar and (viii) 4,514,889 shares issued in the acquisition of Boca Resort net of 13,523 treasury shares. See (c) below for additional information relating to the reorganization.



(b) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Company's reorganization, which has been effected contemporaneously with the Initial Offerings, as if they had been outstanding for the entire period presented and, (i) 7,300,000 shares issued in connection with the Initial Offerings,
    (ii) 2,460,000 shares issued in the Private Placement and (iii) 13,148,892 shares issued in connection with business acquisitions, net of treasury shares, all for the period for which they were actually outstanding.


(c) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the reorganization as follows: (i) the 4,404,710 shares issued in exchange for the partnership interests of the Panthers, as if they had been outstanding for the entire period presented; and (ii) the 870,968 shares issued in exchange for the partnership interests in Decoma, as if they had been outstanding since August 6, 1994, the date of Decoma's acquisition by Mr. Huizenga.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the shares of Class A Common Stock offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

HISTORY OF LOSSES OF THE PANTHERS AND UNCERTAINTY OF FUTURE RESULTS


     The Company and its subsidiaries have not generated any earnings to date and have incurred net losses of approximately $12.2 million, $10.3 million, $25.1 million, $15.4 million, $12.9 million and $937,000 during the three months ended September 30, 1997 and the years ended June 30, 1997, 1996, 1995 and 1994 and the seven months ended June 30, 1993, respectively. These losses were due primarily to the operations of the Panthers. Although the Company has moved into the high-end luxury resort business, which is generally more profitable than professional sports franchises, there can be no assurance that the Company will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis.


NEED FOR ADDITIONAL CAPITAL

     The Company's business may require substantial capital infusions on a continuing basis to finance operations and expansion. The Company's capital resources are used to meet operating expenses, satisfy the Company's debt and other obligations, expand the Company's existing resorts and acquire additional resorts. The Company believes that it has or can obtain sources of capital from additional borrowings or the sale of debt or equity securities, or some combination thereof to satisfy its capital requirements. In the event the Company cannot generate sufficient cash flow from its operations, or is unable to borrow or otherwise obtain additional funds to finance its operations, the Company's financial condition or results of operations could be materially adversely affected.

CHALLENGES OF INTEGRATING THE OPERATIONS OF THE RESORT FACILITIES

     The full benefits of the Company's acquisitions of the Resort Facilities will require the integration of each entity's administrative, finance and marketing organizations and the implementation of appropriate operational, financial and management systems and controls. There can be no assurance that the Company will be able to integrate the operations of the Resort Facilities successfully.

RISKS RELATING TO EXPANSION

     The Company may, as part of its growth strategy, consider making additional acquisitions of certain resort-related, sports-related or other types of businesses, as well as certain commercial properties, including properties which may be owned by Mr. Huizenga or his affiliates. The Company may make such acquisitions with cash or with stock or a combination thereof. If the Company does make any such acquisitions, various associated risks may be encountered, including potential dilution to the shares of Class A Common Stock then outstanding due to additional shares of Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") being issued in connection with the acquisitions, incurrence or assumption of debt, possible goodwill amortization or additional depreciation on acquired property and equipment, diversion of management's attention, possible environmental and other regulatory costs and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's financial condition or results of operations.

CONTROL BY H. WAYNE HUIZENGA; VOTING RIGHTS

     The Company has two classes of common stock, the Class A Common Stock and the Class B Common Stock. The Company has issued shares of Class B Common Stock to Mr. Huizenga to satisfy certain control requirements of the NHL. In accordance with the NHL Constitution and Bylaws, a change in the controlling shareholder must be approved by the NHL. As such, Mr. Huizenga is required to maintain control of the Company unless the NHL approves the transfer of his controlling interests. See "Business -- Operations --

Entertainment and Sports Business -- Control Requirement." The Class A Common Stock and Class B Common Stock generally vote together on each matter submitted to the shareholders for approval. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. Consequently, Mr. Huizenga, as the sole holder (holding 255,000 shares) of the Class B Common Stock, will be able to control the management and policies of the Company and the outcome of substantially all of the matters submitted to the shareholders for approval, including the election of directors.

     Neither the Company's charter nor its bylaws restrict the transfer of the Class B Common Stock. Accordingly, subject to the requirements of federal and state securities laws and the approval of the NHL, shares of Class B Common Stock may be owned by persons other than Mr. Huizenga. As a result, control of the Company may be transferred by Mr. Huizenga to other persons without the approval of the holders of Class A Common Stock and Mr. Huizenga may receive a control premium, which may be significant, in connection with such sale.

DEPENDENCE ON KEY PERSONNEL

     For the foreseeable future, the Company will be materially dependent upon the services of Mr. Huizenga. The loss of the services of Mr. Huizenga could have a material adverse effect on the Company. The Company does not carry key man life insurance on any of its officers.

SHARES OF CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE


     All of the Company's currently issued and outstanding shares of Class A Common Stock were either issued in the prior registered public offerings or have been registered for resale, and thus are freely tradeable without restriction under the Securities Act, unless held by an affiliate of the Company. In addition, the Company has registered under the Securities Act (i) the 5,112,396 shares of the Class A Common Stock which are issuable in connection with the acquisition of Boca Resort, (ii) 5,000,000 shares of the Class A Common Stock reserved for issuance under the Stock Option Plan and (iii) 6,000,000 shares of Class A Common Stock which may be issued in connection with potential future acquisitions and resales thereof by the recipients. Shares so registered could be sold in the public market at any time. No predictions can be made as to the effect, if any, that market sales of shares of Class A Common Stock or the availability of the shares of Class A Common Stock for sale will have on the market price for shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities.


POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of the Company's Class A Common Stock could be subject to significant fluctuations in response to variations in quarterly results and other factors.

ABSENCE OF DIVIDENDS

     The Company does not intend to pay any cash or stock dividends with respect to its Common Stock in the foreseeable future. Furthermore, the Company's ability to declare or pay dividends on its Common Stock is limited by the provisions of the NHL Bylaws and is expected to be limited by the terms of a new credit facility which the Company is currently negotiating with an existing lender (the "New Credit Facility").

OPERATING RISKS RELATING TO THE RESORT FACILITIES

     The Resort Facilities are subject to all operating risks common to the resort and hotel industry. These risks include, among other things, over-building in the resort and hotel industry which adversely affects rates charged by the Resort Facilities; increases in operating costs due to inflation and other factors; dependence on tourism and weather conditions; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. Any of these factors could have a material adverse effect on the Company's financial condition or results of operations.

SEASONALITY OF THE RESORT BUSINESS

     The business of the Resort Facilities is generally seasonal. The Resort Facilities, each of which is located in South Florida, have historically experienced higher revenues and operating profits in the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. This seasonality also results in higher operating costs during these quarters.

COMPETITION

     The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and availability of alternative resort and hotel operations in local markets. Each of the Resort Facilities has a number of competitors. An increase in the number of competitive resort and hotel facilities in each of the Resort Facilities' respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of the Resort Facilities. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in the markets in which the Resort Facilities compete, thereby adversely affecting the Company's resort and hotel operations.

     The Panthers compete for entertainment and sports dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During portions of its season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga currently controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida. Additionally, the Panthers compete with other NHL and non-NHL teams, professional and otherwise, for available players.

CAPITAL EXPENDITURES RELATING TO THE RESORT FACILITIES

     The Resort Facilities have an ongoing need for routine renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. The cost of such capital improvements could have a material adverse effect on the Company's financial condition or results of operations. In addition, the Resort Facilities may require non-routine renovations in the future. Such renovations involve certain risks, including the possibility of environmental problems, the possibility that the Company will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other resorts, hotels and alternative lodging facilities.

ENVIRONMENTAL MATTERS

     The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, as well as contamination from such hazardous or toxic substances, on, under or in such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Liability extends to those persons arranging for the disposal of hazardous or toxic substances. Environmental laws and regulations also impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated thereon, and these restrictions may require certain expenditures. In connection with the ownership of its properties, the Company may be liable for any such costs. The costs of complying with environmental laws and of defending against claims of liability arising therefrom could have a material adverse effect on the Company's financial condition and results of operations.

LOSSES IN EXCESS OF RESORT FACILITIES' INSURANCE COVERAGE; LIMITATIONS OF INSURANCE FOR THE PANTHERS

     The Company maintains comprehensive insurance on the Resort Facilities, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the resort and hotel industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, that may be uninsurable or not economically insurable. The Company will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Resort Facilities at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a loss, would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment and the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to the Resort Facilities.

     The Panthers maintain disability insurance for certain highly compensated players, which insurance provides for up to 80% salary reimbursement after the player misses 30 consecutive regular season games due to injury. In the event an injured player is not insured or disability insurance does not cover the entire amount of the injured player's salary, the Company may be obligated to pay all or a portion of the injured player's salary.

UNCERTAINTIES OF INCREASES IN THE PANTHERS' PLAYERS' SALARIES

     Players' salaries in the NHL have increased significantly over the last three seasons. The NHL Collective Bargaining Agreement is designed, in part, to control the future rate of increase in players' salaries. However, there can be no assurance that the rate of increase in players' salaries will be effectively controlled. Significant increases in players' salaries could have a material adverse effect on the Company's financial condition or results of operations.

NHL MEMBERSHIP -- POTENTIAL LIABILITIES AND OWNERSHIP RESTRICTIONS

     Because the NHL is a joint venture, the Panthers and other members of the NHL are generally jointly and severally liable for the debts and obligations of the league. Any failure of other members of the NHL to pay their pro rata share of any such debt or obligation could adversely affect the Panthers. In addition, the Panthers and their personnel are bound by a number of rules, regulations and agreements, including, but not limited to, the Constitution and Bylaws of the NHL, national television contracts and the NHL Collective Bargaining Agreement.

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in the Company will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL.

DEVELOPMENT AND OPERATION OF THE BROWARD COUNTY ARENA

     In June 1996, the Company entered into an agreement with Broward County to develop the Broward County Arena. See "Business -- Operations -- Entertainment and Sports Business -- Arena Development and Operations -- Development of the Broward County Arena." Construction projects, such as the development of a new arena, entail significant risks, including regulatory and licensing requirements, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interferences, unanticipated cost increases and challenges from local residents. Under the agreement with Broward County, the Company will be responsible for all costs relating to the development of the Broward County Arena in excess of $184.7 million. There can be no assurance that the Company can successfully develop the Broward County Arena or that costs associated with the development of the Broward County Arena will not exceed the $184.7 million budget. Although the Company anticipates that the Broward County Arena will be completed in time for the 1998-99 season, there can be no assurance that the Broward County Arena will be completed within the contemplated time frame.

                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock began trading on The Nasdaq National Market on November 13, 1996 under the symbol "PUCK." On July 11, 1997, the Class A Common Stock began trading on the NYSE under the symbol "PAW." The following table sets forth, for the periods indicated, the range of the high and low sales prices per share for the Class A Common Stock on The Nasdaq National Market and the NYSE.


                                                          PRICE RANGE
                                                           OF CLASS A
                                                          COMMON STOCK
                                                        ----------------
                                                         HIGH      LOW
                                                        ------    ------
FISCAL YEAR ENDED JUNE 30, 1997:
  Second Quarter (from November 13, 1996).............   $ 20      $10
  Third Quarter.......................................     32 1/2   16 1/4
  Fourth Quarter......................................     27 1/4   21
FISCAL YEAR ENDING JUNE 30, 1998:
  First Quarter.......................................   $ 24 5/8  $17 7/8
  Second Quarter (through November 14, 1997)..........     24 3/4   19 1/8



     On November 14, 1997, the last reported sales price of the Class A Common Stock on the NYSE was $19 1/8 per share. As of the same date, there were approximately 7,900 holders of record and approximately 7,700 holders in street name of the Class A Common Stock.


                                DIVIDEND POLICY

     Since its inception, the Company has not paid any cash dividends on the Class A Common Stock or the Class B Common Stock. The Company does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. It is expected that the New Credit Facility will limit the Company's ability to pay cash dividends. In addition, the NHL Bylaws prohibit the Company from paying cash dividends, unless paying such cash dividends will not impair the Company's ability to (i) meet its projected expenses for the ensuing 12 month period without the use of borrowed funds, other than short-term borrowings and (ii) maintain adequate reserves to fund the future payment of all deferred player compensation and other deferred obligations for past services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                            SELECTED FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     The selected financial data set forth below is derived from and should be read in conjunction with the consolidated financial statements of the Company and notes thereto contained elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited pro forma consolidated financial statements and notes thereto associated with business acquisitions.



                                  THREE MONTHS                                                            INCEPTION
                                      ENDED                   FISCAL YEARS ENDED JUNE 30,                (DECEMBER 2,
                                  SEPTEMBER 30,     -----------------------------------------------      1992 THROUGH
                                      1997            1997         1996         1995         1994       JUNE 30, 1993)
                                  -------------     --------     --------     --------     --------     --------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.........................    $ 32,949        $ 54,262     $ 34,087     $ 17,746     $ 21,682        $    --
Operating Expenses:
  Cost of services..............      20,906          41,793       35,958       17,210       20,189             --
  Selling, general and
    administrative..............      17,442          15,150        8,371        5,569        5,512            768
  Amortization and
    depreciation................       3,847           5,698        9,815        6,266        6,444              2
                                    --------        --------     --------     --------     --------        -------
        Total operating
          expenses..............      42,195          62,641       54,144       29,045       32,145            770
                                    --------        --------     --------     --------     --------        -------
Operating loss..................      (9,246)         (8,379)     (20,057)     (11,299)     (10,463)          (770)
Interest and other income.......         264           1,923          122           38           65             --
Interest expense and minority
  interest......................      (3,175)         (3,804)      (5,204)      (4,125)      (2,528)          (167)
                                    --------        --------     --------     --------     --------        -------
Net loss........................    $(12,157)       $(10,260)    $(25,139)    $(15,386)    $(12,926)       $  (937)
                                    ========        ========     ========     ========     ========        =======
Net loss per share..............    $  (0.38)(a)    $  (0.74)(b) $  (4.76)(c) $  (2.96)(c) $  (2.93)(c)    $ (0.21)(c)
Weighted average common and
  common equivalent shares
  outstanding...................      32,000(a)       13,829(b)     5,276(c)     5,203(c)     4,405(c)       4,405(c)



                                       AT                                      AT JUNE 30,
                                  SEPTEMBER 30,     ------------------------------------------------------------------
                                      1997            1997         1996         1995         1994            1993
                                  -------------     --------     --------     --------     --------     --------------
BALANCE SHEET DATA:
Total current assets............    $ 85,719        $ 70,590     $  3,756     $  3,408     $  2,996        $ 9,117
Total current liabilities.......    $ 78,469        $ 48,236     $ 67,786     $ 50,292     $ 17,712        $15,605
Total assets....................    $715,951        $600,392     $ 47,760     $ 53,587     $ 49,019        $59,669
Non-current obligations.........    $219,049        $251,003     $ 28,277     $ 25,643     $ 45,169        $45,000
Shareholders' equity
  (deficit).....................    $414,387        $301,153     $(48,303)    $(22,348)    $(13,862)       $  (937)


---------------


(a) Net loss per share and weighted average shares outstanding are determined based on the (i) 28,184,570 shares outstanding for the entire period presented and (ii) 6,000,000 shares issued in connection with a public offering and 918,174 shares issued in the acquisition of Registry Resort, for the period for which they were actually outstanding.



    The 28,184,570 shares include (i) 5,275,678 shares issued in connection with the reorganization, (ii) 7,300,000 shares issued in connection with the Initial Offerings, (iii) 2,460,000 shares issued in the Private Placement,
    (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 34,760 shares issued in the acquisition of Gold Coast, (vi) 4,450,000 shares issued in the acquisition of Pier 66, (vii) 3,950,000 shares issued in the acquisition of Bahia Mar and (viii) 4,514,889 shares issued in the acquisition of Boca Resort net of 13,523 treasury shares. See (c) below for additional information relating to the reorganization.


(b) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Company's reorganization, which has been effected contemporaneously with the Initial Offerings, as if they had been outstanding for the entire period presented and, (i) 7,300,000 shares issued in connection with the Initial Offerings,
    (ii) 2,460,000 shares issued in the Private Placement and (iii) 13,148,892 shares issued in connection with business acquisitions, net of treasury shares, all for the period for which they were actually outstanding.


(c) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the reorganization as follows: (i) the 4,404,710 shares issued in exchange for the partnership interests of the Panthers, as if they had been outstanding for the entire period presented; and (ii) the 870,968 shares issued in exchange for the partnership interests in Decoma, as if they had been outstanding since August 6, 1994, the date of Decoma's acquisition by Mr. Huizenga.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company which are included elsewhere herein.

BUSINESS COMBINATIONS


     The Company makes its decisions to acquire or invest in businesses based on financial and strategic considerations. Businesses acquired during the year ended June 30, 1997 and the three months ended September 30, 1997, which were accounted for under the purchase method of accounting, are included in the Consolidated Financial Statements from their respective dates of acquisition.


  Acquisitions Completed Through June 30, 1997

     On June 26, 1997, the Company, through the managing general partner, limited partners and Panthers BRHC Limited, acquired substantially all of the net assets of Boca Resort in exchange for 272,303 shares of Class A Common Stock, rights to acquire approximately 4,242,586 shares of Class A Common Stock and warrants to purchase 869,810 shares of Class A Common Stock at a purchase price of $29.01 per share. In addition to providing rooms, marina, and conference facilities, Boca Resort provides premier club memberships, golf, tennis, restaurants, specialty shops and other recreational facilities. This acquisition has been accounted for under the purchase method of accounting.

     On May 31, 1997, the Company acquired the rights to operate Gold Coast, in exchange for 34,760 shares of Class A Common Stock. Gold Coast is the current practice home of the Panthers and provides open skating, ice hockey leagues and other programs to the public. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Pier 66 for 4,450,000 shares of Class A Common Stock. Pier 66, currently operating as a Hyatt franchise, provides rooms, marina, conference facilities and other recreational facilities. This acquisition has been accounted for under the purchase method of accounting.


     On March 4, 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Bahia Mar in exchange for 3,950,000 shares of Class A Common Stock. Bahia Mar, currently operating as a Radisson franchise provides rooms, marina, conference facilities and other recreational facilities. This acquisition has been accounted for under the purchase method of accounting.


     On January 31, 1997, the Company acquired certain assets relating to the business of Incredible Ice, a twin-pad ice rink facility located in Coral Springs, Florida ("Incredible Ice") in exchange for $1.0 million in cash, 212,766 shares of Class A Common Stock and the assumption by the Company of a maximum of approximately $8.1 million in construction-related obligations. Incredible Ice provides open skating, ice hockey leagues and other ice programs. This acquisition has been accounted for under the purchase method of accounting.

     Prior to the completion of the Initial Offerings, all of the partnership interests of Decoma were acquired by the Company in exchange for a total of 870,968 shares of its Class A common stock. As this transaction was among entities under common control, it has been accounted for on an historical cost basis in a manner similar to a pooling of interests as of August 6, 1994, the date of acquisition.

  Acquisition Completed Subsequent to June 30, 1997


     On August 13, 1997, the Company acquired approximately 68% of the ownership interest in Registry Resort in exchange for 918,174 shares of Class A Common Stock and $75.5 million in cash. Registry Resort provides rooms, conference facilities, restaurants, retail outlets and other recreational facilities. This acquisition has been accounted for under the purchase method of accounting. The Company recently made offers to acquire the remaining units of Registry Resort. See "Management's Discussion and Analysis of Financial Condition -- Cash Used in Investing Activities."


  Pending Acquisition

     On September 8, 1997, the Company entered into a definitive agreement to acquire the Rolling Hills Golf Course in Davie, Florida, for approximately $8.0 million in cash. The transaction will be accounted for under the purchase method of accounting.

BUSINESS SEGMENT INFORMATION

     The following table sets forth business segment operating data along with costs and expenses as a percent of the related business segment revenue (in 000's):


                                          THREE MONTHS ENDED
                                             SEPTEMBER 30,                     FISCAL YEAR ENDED JUNE 30,
                                     -----------------------------   -----------------------------------------------
                                      1997      %     1996      %     1997      %      1996      %      1995      %
                                     -------   ---   -------   ---   -------   ---   --------   ---   --------   ---
REVENUE:
Leisure and recreation.............  $30,287    92%  $    --    --   $17,567    32%  $     --    --   $     --    --
Entertainment and sports...........    2,662     8%    1,167   100%   36,695    68%    34,087   100%    17,746   100%
                                     -------         -------         -------         --------         --------
        Total revenue..............   32,949   100%    1,167   100%   54,262   100%    34,087   100%    17,746   100%
OPERATING EXPENSES:
Cost of Services
  Leisure and recreation...........   17,568    58%       --    --     6,658    38%        --    --         --    --
  Entertainment and sports.........    3,338   125%    2,489   213%   35,135    96%    35,958   105%    17,210    97%
Selling, General and Administrative
  Leisure and recreation...........   13,732    45%       --    --     5,397    31%        --    --         --    --
  Entertainment and sports.........    2,093    79%    1,671   143%    7,854    21%     8,371    25%     5,569    31%
  Corporate........................    1,617    --        --    --     1,899    --         --    --         --    --
Amortization and Depreciation
  Leisure and recreation...........    2,867    10%       --    --     1,459     8%        --    --         --    --
  Entertainment and sports.........      980    37%      911    78%    4,239    12%     9,815    29%     6,266    35%
                                     -------         -------         -------         --------         --------
        Total Operating Expenses...   42,195   128%    5,071   434%   62,641   115%    54,144   159%    29,045   164%
                                     -------         -------         -------         --------         --------
        Operating Loss.............  $(9,246)        $(3,904)        $(8,379)        $(20,057)        $(11,299)
                                     =======         =======         =======         ========         ========


SEASONALITY


     The operations of the Company are seasonal. The Panthers receive a substantial portion of cash receipts from the advance sale of regular season tickets during the months of July and August, prior to the commencement of the NHL regular season. For financial reporting purposes, hockey-related revenue and team operating expenses are recognized during the regular season, which extends from early October through mid-April. In the event the Panthers participate in the playoffs, additional revenue will be realized and additional expenses will be incurred for each playoff series. The Consolidated Financial Statements presented herein contain the results of the Leisure and Recreation Business segment for only a portion of the year (from the dates of acquisition through September 30, 1997). Going forward, operating results in the Leisure and Recreation Business segment are anticipated to be seasonal, as well, with approximately 53% of revenue and 69% of earnings before interest, taxes, depreciation, and amortization to be generated during the months of December through April.



CONSOLIDATED RESULTS OF OPERATIONS



     The Company's net operating loss for the three months ended September 30, 1997 and 1996 amounted to $9.2 million and $3.9 million, respectively. The increase in losses was substantially due to the Resort Facilities, which historically experience the lowest occupancy and average daily room rate during the three-month period ended September 30.

     The Company's consolidated revenue, compared to the prior years, increased 59% to $54.3 million for the year ended June 30, 1997 and 92% to $34.1 million for the year ended June 30, 1996. The increase in the year ended June 30, 1997 was directly attributable to the acquisitions made in the Leisure and Recreation Business segment. The increase in the year ended June 30, 1996 was because the Panthers participated in all four rounds of the Stanley Cup playoffs (playing in 22 playoff games) during the 1995-96 season, while the 1994-95 season was shortened (from the normal 84 game schedule to a 48 game schedule) as a result of a player lockout in a dispute over the then existing collective bargaining agreement.

     Consolidated operating losses were $8.4 million, $20.1 million and $11.3 million for the years ended June 30, 1997, 1996 and 1995, respectively. Net losses were $10.3 million, $25.1 million and $15.4 million for the years ended June 30, 1997, 1996 and 1995, respectively. Net loss per common and common equivalent share was $.74, $4.76, and $2.96 for the years ended June 30, 1997, 1996 and 1995, respectively.

     The Company completed its Initial Offerings during the year ended June 30, 1997 and also entered the Leisure and Recreation Business segment.

     The Company's net losses for the years ended June 30, 1997, 1996 and 1995 were primarily a result of the Panthers having entered into an unfavorable agreement with the Miami Arena which does not provide the Panthers with certain sources of revenue, including revenue from the sale of suites and parking and a majority of the advertising space. Additionally, seating limitations (Miami Arena seating capacity of 14,703 is currently the smallest arena in the NHL) have precluded the Panthers from receiving additional ticket revenue. The acquisitions made in the Leisure and Recreation Business segment during the third and fourth quarter reduced the Company's fiscal 1997 operating losses by approximately 33%.


  Three Months Ended September 30, 1997 Compared to the Three Months Ended September 30, 1996



  Leisure and Recreation



     Since each of the Resort Facilities was acquired subsequent to the three months ended September 30, 1996 and was accounted for under the purchase method of accounting, a discussion of comparative operating results for the Leisure and Recreation Business would not be meaningful and therefore has been excluded.



     Revenue



     Leisure and Recreation Business revenue totaled $30.3 million for the three months ended September 30, 1997, of which 67% was derived from non-room sources such as food and beverage sales, yachting and marina revenue, retail and other resort amenities. Management expects leisure and recreation revenue for the ensuing three month periods ended December 31, 1997, March 31, 1998 and June 30, 1998 to be higher than the recently concluded period as the Resort Facilities move into their peak season.



     Operating Expenses



     Cost of leisure and recreation services totaled $17.6 million for the three months ended September 30, 1997 and consisted primarily of direct costs incurred in connection with servicing the Resort Facilities' rooms, marinas, food and beverage operations, retail establishments and other facility amenities.



     Selling, general and administrative expenses ("SG&A") for the Leisure and Recreation Business totaled $13.7 million for the three months ended September 30, 1997 and consisted primarily of various fixed, indirect costs, including utility and property costs, real estate taxes, insurance, management and franchise agreement fees and administrative salaries.



     Amortization and depreciation expense associated with the Resort Facilities totaled $2.9 million for the three months ended September 30, 1997 and related to the property and equipment acquired in connection with business combinations during the seven months preceding September 30, 1997.

  Entertainment and Sports



     Revenue



     Entertainment and Sports Business revenue amounted to $2.7 million and $1.2 million for the three months ended September 30, 1997 and 1996, respectively. The primary component of the Entertainment and Sports Business is the Panthers. Revenue and direct expenses associated with the team are recorded over the regular hockey season. Therefore, the majority of revenue is reported during the three-month periods ended December 31 and March 31. Should the Panthers participate in the playoffs, additional revenue and expenses will be recorded during the three-month period ended June 30. The increase in revenue during the three months ended September 30, 1997 was primarily the result of proceeds from the Company's ice rink operations. The corresponding three-month period of the prior year did not reflect these operations since they were acquired subsequent to September 30, 1996.



     Operating Expenses



     The Company's total entertainment and sports operating expenses increased $1.3 million, primarily as a result of the acquisition of ice skating operations. Cost of entertainment and sports services totaled $3.3 million and $2.5 million for the three months ended September 30, 1997 and 1996, respectively, while SG&A expenses amounted to $2.1 million and $1.7 million for the same periods. Amortization and depreciation expense for the Entertainment and Sports Business totaled $980,000 and $911,000 for the three months ended September 30, 1997 and 1996, respectively. These expenses primarily represent amortization of Panthers' player's salaries and a National Hockey League franchise fee that was paid in 1993 when the expansion franchise was granted.



     Corporate General And Administrative Expenses



     Corporate general and administrative expenses totaled $1.6 million for the three months ended September 30, 1997, primarily as a result of additional legal, accounting and other corporate general and administrative expenses. These expenses are associated with the Company's (i) increase in total revenue and assets, (ii) diversification into the resort hospitality business and (iii) compliance with reporting and other requirements of being publicly held. As the Company consisted solely of the Panthers hockey club during the 1996 quarter, no such corporate general and administrative expenses were incurred.



     Interest And Other Income



     Interest and other income primarily include interest earned on the Company's cash and cash equivalents. The Company's average cash balance during the three months ended September 30, 1997 was nearly $20 million higher than the corresponding period of the prior year, primarily as a result of the Company's acquisition of the Resort Facilities.



     Interest Expense And Minority Interest



     Interest expense totaled $3.1 million and $1.3 million for the three months ended September 30, 1997 and 1996, respectively. The increase in interest expense during the three months ended September 30, 1997 was attributable to additional debt assumed in connection with the acquisitions of the Company's Resort Facilities. In the comparable period of the prior year, the outstanding indebtedness related to the purchase of the Panthers, along with borrowing needed to fund hockey operations. Such indebtedness was repaid with a portion of the proceeds from the Company's initial public offering in November 1996. The increase in the average indebtedness during the three months ended September 30, 1997 was partially offset by a lower effective interest rate.



     Minority interest associated with Registry Resort (applicable for the 1997 period only) and the Miami Arena totaled $88,000 and $34,000 during the three months ended September 30, 1997 and 1996, respectively.

     EBITDA



     Earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") is a widely accepted financial indicator used by certain investors and analysts to compare companies on the basis of operating performance. EBITDA totaled $(5.4) million and $(3.0) million for the three months ended September 30, 1997 and 1996, respectively.



  Year Ended June 30, 1997 Compared to Year Ended June 30, 1996


     Revenue

     Revenue from the Leisure and Recreation Business, directly related to the acquisitions of Pier 66, Bahia Mar and Boca Resort was approximately $17.6 million during the year ended June 30, 1997, of which approximately 47% pertained to room revenue.

     Revenue from the Entertainment and Sports Business increased approximately 8%, or $2.6 million, for the year ended June 30, 1997, primarily as a result of higher Panthers ticket sales due to all home games being sold out during the 1996-97 season and more revenue from broadcasting and advertising/promotion contracts, offset by fewer playoff games played in the 1996-97 season as compared to the 1995-96 season.

     Cost of Services

     Cost of services incurred in the Leisure and Recreation Business were approximately $6.7 million during the year ended June 30, 1997 and were directly related to the acquisitions of Pier 66, Bahia Mar, and Boca Resort.

     Cost of services incurred in the Entertainment and Sports Business decreased approximately 2%, or $823,000 during the year ended June 30, 1997 primarily as a result of fewer playoff games played during the 1996-97 season as compared to the 1995-96 season, offset by higher player salaries and higher ticketing and arena operation costs associated with increased attendance at Panthers home games.


     Selling, General, and Administrative


     Total SG&A expenses increased approximately 81%, or $6.8 million, during the year ended June 30, 1997, primarily as a result of the additional $5.4 million of SG&A expenses incurred by the resort and marina properties acquired during the year. The Company also incurred approximately $1.9 million of various corporate SG&A expenses considered customary for a public versus private entity during the year ended June 30, 1997.

     Amortization and Depreciation

     Amortization and depreciation expenses decreased 42%, or approximately $4.1 million, during the year ended June 30, 1997. During fiscal 1996, amortization of player's contracts was higher than during fiscal 1997, to better reflect the then current value of the remaining contracts of players selected in the 1993 draft. The fiscal 1997 decrease was partially offset by the additional amortization and depreciation pertaining to the Leisure and Recreation Business assets acquired during fiscal 1997.

     Interest and Other Income

     Interest income increased approximately $1.8 million during the year ended June 30, 1997 due to the interest earned on the $65.6 million net proceeds received from the Private Placement in January 1997.

     Interest Expense and Minority Interest

     Interest expense and minority interest costs during the year ended June 30, 1997 decreased 27%, or approximately $1.4 million. The Company incurred an additional $1.1 million of interest expense related to the debt assumed in connection with acquisitions during the year, offset by a $2.5 million decrease to interest expense due to the repayment of approximately $86.0 million of debt from the proceeds of the Initial Offerings in November 1996.


  Year Ended June 30, 1996 Compared to Year Ended June 30, 1995


     The Company's results of operations for the years ended June 30, 1996 and 1995 consisted of Entertainment and Sports only. The Company's leisure and recreation activities did not begin until March 1997.

     Revenue

     Revenue increased 92%, or approximately $16.3 million. Substantially all of the increase was from ticket sales which increased 143%, or approximately $13.7 million. This increase was a result of the Panthers participating in the 1995-96 Stanley Cup playoffs and playing 17 more home games during the 1995-96 regular season as compared to the player lockout, shortened 1994-95 season. Average ticket revenue, net of sales tax, per regular season home game increased 8%, or approximately $395,000.

     Additionally, television and radio revenue increased 38%, or approximately $1.4 million. This increase was a result of 51 games (including 10 Stanley Cup playoff games) being televised during the 1995-96 season as compared to 34 games being televised during the shortened 1994-95 season.

     Other revenue, which includes advertising, promotions and concessions, also increased as a result of the additional home games played.

     Cost of Services

     Cost of services increased 109%, or approximately $18.7 million. The increase was primarily a result of an increase in players salaries of approximately $11.8 million due to increases in compensation paid to the first and second round 1995-96 season draft picks as compared to players being paid only 58% (pro-rated for the shortened season) of their salaries during the 1994-95 season. In addition, arena operating costs, primarily rent, increased $1.8 million due to the increased number of home games played in the 1995-96 season (including the Stanley Cup playoffs) as compared to the 1994-95 season.


     Selling, General, and Administrative


     SG&A expenses increased approximately 50%, or $2.8 million, mostly due to increased playoff costs.

     Amortization and Depreciation

     Amortization and depreciation expenses increased 57%, or approximately $3.5 million, due to an increase in the amortization of player contracts. For the year ended June 30, 1996, amortization increased due to the write-off of unamortized player costs resulting from terminated player contracts and adjustments to remaining contracts to better reflect current values.

     Interest and Other Income

     Interest and other income was $122,000 and $38,000 during the years ended June 30, 1996 and 1995, respectively, and was a result of interest earned on cash on hand.

     Interest and Other Expense

     Net interest and other expenses increased 26%, or approximately $1.1 million primarily as a result of the increase in borrowings from the Company's Chairman which were used to fund operating losses.

LIQUIDITY AND CAPITAL RESOURCES


     Cash and cash equivalents increased $14.7 million, from $13.7 million at June 30, 1997 to $28.4 million at September 30, 1997. Cash and cash equivalents increased by $13.2 million during the year ended June 30,

1997 and decreased by $772,000 during the year ended June 30, 1996. The major components of these changes are discussed below.

     Cash Provided By (Used In) Operating Activities


     Cash provided by operating activities totaled $15.5 million and $10.5 million for the three months ended September 30, 1997 and 1996, respectively. The increase for the three months ended September 30, 1997 was the result of receiving $28.0 million in resort operating revenue along with nearly $9.0 million in club membership annual dues at Boca Resort. The $9.0 million will be recognized as revenue ratably over the membership year commencing on October 1. Each of the Resort Facilities was acquired subsequent to September 30, 1996, and accordingly, the related cash flows are not included in the Company's prior year financial statements. Because of a higher season ticket base, ticket collections associated with the current NHL season provided $2.7 million more in cash during the three months ended September 30, 1997 than during the comparable period for 1996. These added sources of capital amounting to $39.7 million were partially offset by operating costs associated with the Resort Facilities.


     The Company's net cash provided by (used in) operating activities was $2.9 million, $(17.4) million and $(8.8) million for the years ended June 30, 1997, 1996 and 1995, respectively. The net cash provided by operating activities increased during the year ended June 30, 1997 primarily as a result of the various business acquisitions made during the year.

     Cash Provided by Financing Activities


     Cash provided by financing activities amounted to $73.6 million and $662,000 for the three months ended September 30, 1997 and 1996, respectively. The increase was the result of receiving $108.8 million of net proceeds from the sale of shares of Class A Common Stock, partially offset by the repayment of $35.0 million of indebtedness under the Company's revolving credit facility.


     Net cash flow provided by financing activities totaled approximately $10.9 million during the year ended June 30, 1997. Cash flows provided by financing activities primarily consisted of the $66.3 million net proceeds from the Initial Offerings, $65.6 million net proceeds from the Private Placement, and $35.0 million of proceeds borrowed under the Company's revolving credit facility. Net cash flow used in financing activities included $45.0 million used to repay the Company's outstanding indebtedness under two term loans, and approximately $111.0 million used to repay certain debt assumed in the acquisition of the Boca Resort. Additionally, dividend payments and distributions to the minority owners of Decoma totaled approximately $865,000, $1.2 million and $1.8 million during the years ended June 30, 1997, 1996 and 1995, respectively. Remaining net proceeds were invested in short-term, investment grade, interest bearing investments.

     Since the formation of the Panthers franchise in December 1992 and through the date of the Initial Offerings, all net operating losses of the Panthers were financed primarily with loans from its Chairman of the Board. As a result, net cash flow from financing activities for the years ended June 30, 1996 and 1995 consisted entirely of borrowings and repayments of the loans from its Chairman. Such loans, including interest thereon accrued through September 30, 1996, totaled approximately $41.0 million and was exchanged for shares of Class A Common Stock as part of the recapitalization effected in connection with the Initial Offerings.

     Net Cash Flows Used In Investing Activities


     Cash used in investing activities amounted to $74.4 million and $494,000 for the three months ended September 30, 1997 and 1996, respectively. During the three months ended September 30, 1997, the Company acquired 68% of the ownership interests in Registry Resort for $75.5 million in cash and the issuance of 918,174 shares of Class A Common Stock and warrants to purchase 325,000 shares of Class A Common Stock. See Note 4 to the Interim Consolidated Financial Statements. Furthermore, the Company recently made offers to acquire the remaining units of Registry Resort. To date, the Company has closed on 45 units of the remaining 149 units at a cost of $9.3 million and has received notice that another 27 unit-holders have agreed to the Company's terms of purchase. Upon closing these 27 units, the Company will expend an estimated $5.4 million and its ownership interest will increase to 84%.



     In addition to the acquisition of Registry Resort, capital expenditures increased by $10.9 million during the three months ended September 30, 1997, primarily associated with the Boca Resort expansion program. The expansion includes a recently completed 18 court tennis club (which adds to the existing 12 courts located in a separate complex), a new Bates designed championship golf course expected to be completed by the end of 1997 and a new 140,000 square foot conference center expected to be completed in early 1998.


     Net cash flows used in investing activities were $515,000, $140,000 and $161,000 during the years ended June 30, 1997, 1996 and 1995, respectively. Capital additions, excluding the substantial additions to property and equipment obtained in the Company's business acquisitions, were approximately $1.5 million, $140,000 and $161,000 in the years ended June 30, 1997, 1996 and 1995, respectively. The increase in capital expenditures was primarily attributable to the various activities of the Leisure and Recreation Business. Additionally, the net cash acquired in the Company's business acquisitions during the year ended June 30, 1997 was approximately $1.0 million.


     Under covenants to a senior note payable secured by Boca Resort, the Company is required to deposit excess operating cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, furniture, fixture and equipment replacement and real estate tax payments. Additionally, the Company's loan and management agreements for Bahia Mar and Pier 66 also require the maintenance of customary capital expenditure reserve funds for the replacement of assets; each such resort having completed a renovation program within the last four years. These reserve funds are classified as restricted cash on the Consolidated Balance Sheets.


     Capital Resources


     The Company believes that it has, or can obtain, sufficient financial resources to support ongoing operations, finance the growth of its businesses and take advantage of acquisition opportunities.



     The Company's capital resources are provided from both internal and external sources. The primary capital resources from internal operations include revenue from (i) room rentals, food and beverage sales and other recreational amenity use at the Resort Facilities, (ii) club memberships at Boca Resort and
(iii) ticket, broadcasting, sponsorship and other revenue derived from ownership of the Panthers.



     The primary external source of liquidity has been the issuance of equity securities. Borrowing under lines-of-credit and term loans have also provided capital to the Company. In August 1997, the Company raised $108.8 million in net proceeds from the issuance of 6,000,000 shares of Class A Common Stock. During the seven-month period preceding September 30, 1997, the Company assumed $151.1 million of secured, term indebtedness in connection with its business acquisitions. In addition to these term loans as of September 30, 1997, the Company has $35.0 million in availability under a revolving credit facility (as discussed below) which, when drawn upon, will be secured by Panthers hockey club assets. The Company is also negotiating with another financial institution for a three-year revolving credit facility in the amount of up to $500 million with anticipated current availability of approximately $265 million.



     During fiscal 1997, the Company entered into a three-year $35.0 million revolving credit facility which bears interest at LIBOR plus 1.5%. The Company is in the process of negotiating the New Credit Facility. It is anticipated that the New Credit Facility will provide for a line of credit up to $500.0 million and will be secured by certain tangible and intangible assets of the Company. The New Credit Facility is expected to limit the Company's ability to pay cash dividends. In addition, the NHL's Bylaws preclude any one of its members from paying cash dividends, unless paying such cash dividends will not impair the member's ability to (i) meet its projected expenses for the ensuing 12 month period without the use of borrowed funds, other than short-term borrowings and
(ii) maintain adequate reserves to fund the future payment of all deferred player compensation and other deferred obligations for past services.

FINANCIAL CONDITION


     Significant changes in balance sheet data from June 30, 1997 to September 30, 1997 are discussed below.



     Accounts Receivable



     Accounts receivable increased from $13.1 million at June 30, 1997 to $14.7 million at September 30, 1997. The increase was primarily the result of assuming trade receivables in connection with the acquisition of Registry Resort.



     Other Assets



     Other assets increased $6.7 million from June 30, 1997 to September 30, 1997, partially due to new hockey player signing bonuses, which will be amortized over the life of the relevant player contracts. In addition, the Company acquired more than $2.0 million in mortgage notes receivable in connection with the acquisition of Registry Resort.



     Property and Equipment



     Property and equipment increased $94.9 million from June 30, 1997 to September 30, 1997. Approximately $86.5 million of the increase related to the Company's acquisition of a 68% interest in Registry Resort. In addition, $11.0 million was spent in connection with the Boca Resort expansion program described above, offset by $3.0 million in depreciation expense.



     Accounts Payable and Accrued Expenses



     Accounts payable and accrued expenses increased from $34.6 million at June 30, 1997 to $41.9 million at September 30, 1997. The increase was substantially attributable to the accrual of acquisition related expenses associated with Registry Resort, including the anticipated buyout of the existing management company contract.



     Deferred Revenue



     Deferred revenue increased from $10.0 million at June 30, 1997 to $32.3 million at September 30, 1997. The increase was primarily the result of two factors. Approximately $8.9 million of the increase related to receipts for annual club membership dues of Boca Resort. Such amounts will be recognized as revenue ratably over the membership year commencing on October 1. An additional $12.5 million was generated from Panthers' ticket sales for the current hockey season. Deferred ticket revenue will be recognized over the current season, which extends from October through April.



     Long-Term Debt



     Long-term debt decreased from $186.1 million at June 30, 1997 to $151.1 million at September 30, 1997. The decrease was the result of the repayment of $35.0 million under the Company's revolving credit facility.



     Shareholders' Equity



     Shareholders' equity increased from $301.2 million at June 30, 1997 to $414.4 million at September 30, 1997. The net loss for the three months ended September 30, 1997 was offset by the sale of 6,000,000 shares of Class A Common Stock, together with the issuance of 918,174 shares of Class A Common Stock and warrants to purchase 325,000 shares of Class A Common Stock in connection with the acquisition of a 68% ownership interest in Registry Resort.



FORWARD LOOKING STATEMENTS


     Certain statements and information included herein may constitute "forward-looking statements" within the meaning of Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's Leisure and Recreation Business segment; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the Company's limited history of operations in the Leisure and Recreation Business segment; the Company's dependence on key personnel; the Company's ability to properly assess and capitalize on future business opportunities and other factors referenced herein.

                                    BUSINESS

GENERAL


     The Company is a holding company with subsidiaries currently operating in two business segments: (i) the Leisure and Recreation Business and (ii) the Entertainment and Sports Business. The Company was formed in July 1996 and, upon the completion of the Initial Offerings in November 1996, continued the operations of the Panthers, a professional hockey team which has been a member of the NHL since 1993. Following completion of the Initial Offerings, the Company expanded into the Leisure and Recreation Business, through the ownership and operation of high-end destination luxury resorts, and diversified the Entertainment and Sports Business to include ice skating rink operations. The Company reincorporated in Delaware on November 17, 1997. The Company's current focus is on expanding the Leisure and Recreation Business. The primary elements of the Company's current business strategy include: (i) the development of capital projects (additional unit construction, recreational amenities and conference space) at its existing luxury resorts, (ii) the expansion of the core upscale clientele of the Leisure and Recreation Business, which will increase the Company's ability to cross-market other services to this customer base and
(iii) the acquisition of other luxury resorts. In executing its business strategy, the Company continuously evaluates opportunities in other industries and businesses for potential strategic acquisitions where the Company believes it can leverage its competitive strengths and increase stockholder value.


     The Leisure and Recreation Business currently consists of the Company's interests in the Resort Facilities, four high-end destination luxury resort operations. The Resort Facilities consist of Boca Resort, Registry Resort, Pier 66 and Bahia Mar.


     Boca Resort is a destination luxury resort and private club fronting both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. Boca Resort includes 963 luxury guest rooms, a 50,000 sq. ft. conference center, a separate 140,000 sq. ft. conference center currently under construction, a 25 slip marina, two 18 hole championship golf courses, a 30 court tennis club, five swimming pools, an indoor basketball court, two indoor racquetball courts, a fitness center, a half mile of private beach with various water sports facilities and 15 food and beverage sites ranging from five-star cuisine to beach side grills. Boca Resort has consistently been awarded the Readers' Award as one of the "Top 25 Hotels in North America" by Travel & Leisure magazine.



     Registry Resort is a luxury resort fronting the Gulf of Mexico in Naples, Florida, within a 90-minute drive of the east coast of South Florida. The Company currently owns approximately 78% of Registry Resort and has made offers to acquire the remaining 22%. Registry Resort includes 474 luxury guest rooms, a conference center, recreational areas, restaurant and retail outlets, a 15 court tennis facility and a nature reserve boardwalk, as well as water sports and other beach amenities. Registry Resort has received Mobile Travel Guide's Four Star Award, as well as AAA's Four Diamond Award, and has been cited by Conde Nast Traveler magazine as one of the best resorts in the United States.


     Pier 66 is a luxury resort and marina fronting the Intracoastal Waterway in Fort Lauderdale, Florida. Pier 66 includes 380 luxury guest rooms, a 142 slip marina, three swimming pools, meeting space and six restaurants and lounges. Pier 66 has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award.

     Bahia Mar is a resort and marina complex fronting the Atlantic Ocean in Fort Lauderdale, Florida. Bahia Mar includes 300 luxury guest rooms, a 350 slip marina, four tennis courts, meeting space and retail space. Bahia Mar has received the Mobil Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award.

     The Company's Entertainment and Sports Business currently consists of the Company's hockey operations, arena development and management operations and ice skating rink operations. The Company's hockey operations consist of the ownership and operation of the Panthers. The Company's arena development and management operations involve the Broward County Arena, a new multi-purpose, state-of-the-art entertainment and sports center in Broward County, Florida. Pursuant to an operating agreement between the Company and Broward County, upon completion of the Broward County Arena, the Company will manage and operate the Broward County Arena, where the Panthers will play their home games. The Company also owns approximately 78% of Decoma, the entity which operates the Miami Arena, the arena where the Panthers play their home games. The Company's ice skating rink activities consist of the operation of Incredible Ice, a twin-pad ice skating rink facility in Coral Springs, Florida and Gold Coast, an ice skating rink facility in Pompano Beach, Florida.


     The Company was incorporated in Florida on July 3, 1996 and reincorporated in Delaware on November 17, 1997. In connection with the Initial Offerings, the Company's Class A common stock began trading on The Nasdaq National Market on November 13, 1996 under the symbol "PUCK." On July 11, 1997, the Class A Common Stock began trading on the NYSE under the symbol "PAW." The NYSE ticker symbol was not affected by the Reincorporation.


BUSINESS STRATEGY

     The Company's current business strategy is to focus on expanding the Leisure and Recreation Business. The primary elements of such business strategy include: (i) the development of capital projects (additional unit construction, recreational amenities and conference space) at the Resort Facilities; (ii) the expansion of the core upscale clientele of the Leisure and Recreation Business, which will increase the Company's ability to cross-market other services to this customer base and (iii) the acquisition of other luxury resorts. In executing its business strategy, the Company continuously evaluates opportunities in other industries and businesses for potential strategic acquisitions where the Company believes it can leverage its competitive strengths and increase stockholder value. For certain risks involved with the Company's business strategy, see "Risk Factors."

     Management believes that the Resort Facilities will allow for significant internal growth. At the time of acquisition, each of the Resort Facilities either (i) had ongoing expansion and/or improvements programs, which had been funded from internal and external sources of capital or from reserves in place to pay for such programs, or (ii) had recently completed expansion and/or improvement programs. In addition, the Company believes that additional value can be added to each of the Resort Facilities through either the expansion of room inventory and conference facilities and/or the addition of leisure and recreation facilities.


     Boca Resort is currently engaged in a $46.5 million fully-funded expansion program. The expansion includes a recently completed 30 court tennis club, a new Bates designed championship golf course to be completed by the end of 1997 and a new 140,000-square-foot conference center to be completed in early 1998. The completion of the conference center will allow Boca Resort to accommodate more than one large group at a time, resulting in better utilization of its 963 luxury guest rooms. In addition, Boca Resort has received local municipal zoning approval to build 57 luxury two-bedroom suites at its marina and to build a luxury spa complex.


     Registry Resort will complete a $1.4 million room renovation in the fall of 1997. The Company also believes that additional conference space can be added to Registry Resort.

     Pier 66 undertook a $3.8 million renovation project in 1993, which has resulted in growing revenue and improved operating results over the past three years. Opportunities exist for expansion of room inventory, as well as meeting space.

     Bahia Mar completed an extensive $8.1 million renovation project in 1995 and has experienced improved operating results since then. Also, Bahia Mar has land holdings which, subject to obtaining various regulatory and zoning approvals, will allow for future expansion.

     In addition to current expansion projects at the Resort Facilities, the Company is pursuing other internal growth opportunities. Specifically, the Company believes that the Premier Club concept, which was introduced in 1991 at the Boca Resort complex, will serve as a model for expansion of its current and potential future resort facilities. The Company believes that the Premier Club concept, when applied to the other Resort Facilities (particularly Registry Resort) will allow such facilities to increase value and potential cash flow without incurring significant additional capital expenditures. In addition, management believes that the cash flow from additional Premier Clubs may help reduce the impact of seasonality on the luxury resort business.

     The Premier Club concept consists primarily of club memberships which allow individuals access to recreational facilities utilized by resort guests. The Boca Resort Premier Club program requires an initial membership fee and annual dues based on the number and type of facilities the member uses. Applications for membership in the Boca Resort Premier Club currently require a fee of $35,000 plus minimum annual dues of $2,200. The annual dues increase based upon access to recreational facilities. The Boca Resort Premier Club represents a significant source of cash flow at Boca Resort. The Company expects that the Premier Club concept will allow the Company to market resort properties, restaurants, pools, and, where available, tennis, golf and other leisure and recreation amenities to people in local communities as a country club/social club setting.

     Additionally, the Company believes that it can generate additional revenues by extending the Boca Resort model of non-room based revenues to the other Resort Facilities. Boca Resort derives approximately 40% of its total revenues from rooms, approximately 30% of its total revenues from food and beverage and approximately 30% of its total revenues from the leisure and recreation operation of marinas, retail sales, rental income from the lease of retail space within the resort complexes and other non-room based revenues.

     In expanding the Leisure and Recreation Business, the Company is seeking to increase its core upscale clientele, such as corporate and other group customers, individual business travelers and upscale leisure travelers, and to cross-market other Company resorts and services to this customer base. The Company believes that conditions in the luxury resort market favor such cross-marketing. Although the number of rooms in the luxury resort market has remained flat for most of the 1990's, demand for these rooms has grown by approximately 6.7% during the period from 1991 to 1996. Moreover, the Company believes that destination luxury resorts will continue to benefit from trends and developments which favorably impact the North American resort industry. The factors include: demographic shifts among the U.S. population which have created a greater percentage of Americans with both increased leisure time and higher disposable income, a greater focus among leisure travelers on active vacations, the increased popularity of golf and a growing interest in luxury resorts among upscale leisure travelers.

     The Company views an upscale customer base as desirable for a number of reasons. First, the Company believes the market potential of the upscale customer base to be significant. The domestic corporate and other group conference market represents annual revenues of approximately $9 billion. Second, the Company believes the customer base in the luxury resort segment of the market to be more recession-resistant than the customer base in the general hotel and lodging market and, as a result, the Company would be less impacted by an economic downturn. Third, the Company believes such a customer base will allow it to experience more stable growth than the general hotel and lodging market, while offering opportunities to expand into other industries and businesses which may service the same customer base.

     The Company believes that the luxury resort market offers significant opportunities for it to make additional acquisitions. There has been limited new luxury resort construction since 1992 due to the substantial barriers to entry relating to this industry. These barriers include, but are not limited to (i) the difficulty of finding suitable property for such resorts, (ii) the time involved in obtaining zoning and regulatory permits and approvals and (iii) the significant costs, together with development and holding periods, associated with building such resorts. Based upon the Company's reputation, size and financial resources, management believes that opportunities exist to acquire resort properties for less than replacement cost. In addition, due to the fragmented nature of the luxury resort market, the Company believes that the acquisition and consolidation of luxury resort facilities provides opportunities for cost savings in several areas. These cost savings opportunities include the consolidation of reservation systems, coordinated sales and marketing efforts, reduced costs for financing and insurance and decreased management overhead.

     The Company expects that its acquisition targets will include destination luxury resorts with internal growth potential or mid-range resorts in highly desirable locations that can be upgraded and which have sufficient land for expansion. Resorts that are most likely to be acquisition targets are those that
(i) have a large room inventory in a popular tourism and convention geographic location, (ii) offer or could offer quality leisure and recreational amenities and (iii) provide the opportunity to cross-market such amenities to the Company's upscale clientele. While the Company believes that the state of Florida continues to be a popular

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

destination for pleasure travel in the United States, it is currently considering possible acquisitions in other key regional locations throughout the United States. Also, unlike some participants in the industry that only manage resorts, the Company intends to pursue a policy of both ownership and operation. The Company believes that ownership gives it sufficient control to implement its business strategy and allows it fully to benefit from any increase in the value of its luxury resort portfolio.

     The Company believes that the acquisition of additional destination resorts and the consolidation of them into the Company's Leisure and Recreation Business would provide favorable cross-marketing opportunities. For example, corporate and other group customers that hold conferences on a regular basis prefer to rotate their conference locations among various regions of the United States, including the east and west coasts. By offering a significant number of affiliated luxury resort alternatives, the Company believes that it will be able to encourage its customers to utilize the Company's resort facilities on a regular basis. The Company believes that its superior facilities and emphasis on guest service greatly enhance opportunities for repeat business. The Company has assembled a management team with significant business experience in the luxury resort and hotel industries. See "Leisure and Recreation Business -- Management Team."

     In addition to its expansion into the Leisure and Recreation Business, the Company has remained active in the Entertainment and Sports Business. The Company believes that the Entertainment and Sports Business is poised to experience further growth by capitalizing on the increasing popularity of hockey in general, as well as the success of the Panthers in particular. The Company believes that the completion of the Broward County Arena, which is currently scheduled for October 1998, will enhance its ability to market the Panthers, as well as its ability to provide first-rate service for a variety of other forms of entertainment. The Company also believes that the continued popularity of hockey should bolster the success of the ice rink operations. The Company has assembled a management team with significant experience in the entertainment and sports industry. See "Entertainment and Sports Business -- Management Team."

     Notwithstanding the Company's focus on its current businesses, management actively seeks and evaluates opportunities in other industries and businesses for potential strategic acquisitions where the Company believes it can leverage its competitive strengths and increase shareholder value.

ACQUISITIONS

  Acquisitions Completed During the Fiscal Year Ended June 30, 1997 Subsequent to the Initial Offerings

     On June 26, 1997, the Company indirectly acquired all of the assets of Boca Resort. The Company paid the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) warrants to purchase 869,810 shares of Class A Common Stock; (iii) 189,574 shares of Class A Common Stock, which were used to compensate certain affiliates of Boca Raton Hotel and Club Limited Partnership ("Boca Partnership"), the entity which previously owned Boca Resort;
(iv) 82,729 shares of Class A Common Stock, which were used to pay persons to whom Boca Partnership is obligated to pay fees; (v) exchange rights which, when distributed, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of the Company in exchange for approximately 4,242,586 shares of Class A Common Stock exercisable at any time before January 1, 2001 and (vi) the assumption of indebtedness and payment of deferred fees and additional interest charges owed by the Boca Partnership in the amount of approximately $205.9 million.

     On May 31, 1997, the Company acquired the rights to operate the Gold Coast Ice Arena located in Pompano Beach, Florida, in exchange for 34,760 shares of Class A Common Stock. Gold Coast is the current practice facility of the Panthers and provides open skating, ice hockey leagues and other programs to the public.

     On March 4, 1997, the Company acquired all of the ownership interests in each of Pier 66 and Bahia Mar, in exchange for 4,450,000 shares and 3,950,000 shares of the Company's Class A Common Stock, respectively.

     On January 31, 1997, the Company indirectly acquired assets relating to the business of owning and operating Incredible Ice, a twin-pad ice rink facility located in Coral Springs, Florida, the rights to certain twin-pad ice rink facility sites located throughout Florida and certain trademarks. In exchange for such assets, the Company assumed approximately $8.1 million in construction-related debt and paid $1.0 million in cash and 212,766 shares of Class A Common Stock.

  Acquisition Completed Subsequent to the Fiscal Year Ended June 30, 1997


     On August 13, 1997, the Company acquired interests constituting approximately 68% of Registry Resort in exchange for approximately $75.5 million in cash, together with 918,174 shares of the Company's Class A Common Stock. The Company recently made offers to acquire the remaining units of Registry Resort.


  Recent Developments

     On September 8, 1997, the Company announced that it had entered into a definitive agreement to acquire the Rolling Hills Golf Course, which is located in Davie, Florida, for approximately $8.0 million in cash. The consummation of the transaction is subject to customary conditions and approvals.

OPERATIONS

  General

     The Company currently conducts substantially all of its business through its subsidiaries, which include (i) Boca Resort, Registry Resort, Pier 66 and Bahia Mar, (ii) Panthers, (iii) Arena Development, (iv) Arena Operations and (v) Florida Panthers Ice Ventures, Inc. In addition, the Company owns approximately 78% of the partnership interests in Decoma, the entity which operates the Miami Arena where the Panthers currently play.

LEISURE AND RECREATION BUSINESS

  Management Team

     The Company has assembled a management team with significant business experience in the resort and hotel industry to implement the Company's business strategy as it relates to the Leisure and Recreation Business. The members of the Company's Leisure and Recreation Business management team include:

     Richard Evans. Mr. Evans has been the Company's President and a director since September 1996. From April 1993 to September 1996, Mr. Evans served as the Chief Operating Officer of Gaylord Entertainment Company, a diversified entertainment, hospitality (Opryland Hotel) and communications company ("Gaylord Entertainment"). Prior to joining Gaylord Entertainment, Mr. Evans served as President and Chief Executive Officer of Dorna USA, a sports marketing company, from January 1992 to February 1993. Mr. Evans also served as the President and Chief Executive Officer of Madison Square Garden Corporation from 1987 to 1991, and as Chairman and Chief Executive Officer of Radio City Music Hall Productions from 1980 to 1986. Mr. Evans began his professional career with the Walt Disney Company, where he was involved in the development and construction of Walt Disney World. Subsequent to the opening of Walt Disney World, Mr. Evans was responsible for the operations of Walt Disney World's resort hotels and recreational facilities. Prior to joining the Company, Mr. Evans served as a director of Genesco, Inc. and Bass Pro Shops.

     Dennis J. Callaghan. Mr. Callaghan is one of the Company's Managing Directors -- Resort Division and has been a director of the Company since July 1997. From 1990 to 1997, Mr. Callaghan was President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad. Mr. Callaghan was an affiliate of Boca Resort and was appointed to the Company's Board of Directors in connection with the acquisition of Boca Resort.

     Michael Glennie. Mr. Glennie currently serves as the President of Boca Resort. Prior to his 10-year tenure with Boca Resort, Mr. Glennie was Manager of the Waldorf Astoria Hotel in New York and worked in various capacities at Rock Resorts, including as its Chief Executive Officer, from 1989 to 1993.

     Theodore V. Fowler.  Mr. Fowler is one of the Company's Managing
Directors -- Resort Division. Mr. Fowler has nearly twenty years experience in real estate financing, investment banking and merger and acquisitions. Mr. Fowler commenced his Wall Street career in 1971 and, for most of the decade of the 1980's, served as co-head of Investment and Merchant Banking for The First Boston Corporation and Prudential-Bache Securities, two of Wall Street's largest firms.

     Gary Chensoff.  Mr. Chensoff is one of the Company's Managing
Directors -- Resort Division. Mr. Chensoff has 20 years experience in the resort and real estate industries. From 1992 to 1997, Mr. Chensoff was employed by Indian Hill Partners, Inc., where he managed resorts, land development projects and commercial office properties. Prior to that, Mr. Chensoff held various positions, including Vice President and Managing Director, during his 11-year tenure with JMB Realty Corporation.

  The Resort Facilities

     The Company's Leisure and Recreation Business currently consists of the Company's four Resort Facilities: Boca Resort, Registry Resort, Pier 66, and Bahia Mar.


     More than one-half of the revenues from the Resort Facilities is derived from non-room sources, such as conference center services, marina services, club memberships, food and beverages, retail and other amenities of the resort. Revenue derived from these sources is generally paid by customers in advance, or within 30 days of their stay at the resort.


     Boca Resort. Boca Resort is a destination luxury resort and private club located on over 298 acres of land fronting both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. Boca Resort offers luxury accommodations and amenities to group conference customers, leisure travelers and the members of its exclusive and private country and social club known as The Premier Club.


     Boca Resort consists of the Cloister, the Tower, Boca Beach Club, the Golf Villas, Boca Country Club, 963 luxury guestrooms, a 50,000 square foot conference center, a 25 slip marina, two 18 hole championship golf courses, a 30 court tennis club, five swimming pools, an indoor basketball court, two indoor racquetball courts and a half mile of private beach with various water sports facilities. Other amenities of Boca Resort include 15 food and beverage sites, ranging from five-star cuisine to beach side grills, and a new fitness center. Additionally, Boca Resort has commenced a $46.5 million expansion and renovation project which will include: (i) a new 140,000 square foot conference center (25,000 square foot Grand Ballroom/15,000 square foot Junior Ballroom); (ii) a new, state-of-the-art tennis and fitness center complex; (iii) a new and expanded 650-space parking facility and (iv) a new Bates designed 18-hole golf course to replace its present 18-hole golf course. Boca Resort has an average occupancy of 70% at an average daily room rate of $181. The total room revenue per available room is $127.


     Registry Resort. Registry Resort is a destination luxury resort located on approximately 15 acres of land fronting the Gulf of Mexico in Naples, Florida. The Naples market is a key vacation and conference group destination. Registry Resort consists of 474 guest rooms, a conference center, recreational areas, restaurant and retail outlets, a 15 court tennis facility and a nature reserve boardwalk as well as water sports and beach amenities. Registry Resort has an average occupancy of 75% at an average daily room rate of $171. The total room revenue per available room is $128. Registry Resort has received Mobile Travel Guide's Four Star Award, as well as AAA's Four Diamond Award, and been cited by Conde Nast Traveler magazine as one of the best resorts in the United States.

     Pier 66. Pier 66 is a destination luxury resort and marina complex located on 23 acres of land fronting the Intracoastal Waterway in Fort Lauderdale, Florida. Pier 66 consists of 380 luxury guest rooms, a 142 slip marina, three swimming pools, 22,000 square feet of meeting space and six restaurants and lounges. Pier 66 has an average occupancy of 67% at an average daily room rate of $138. The total room revenue per available room is $93. The Pier 66 Marina has an average occupancy of 61% at an average daily slip rate of $79. Pier 66 has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award.

     Bahia Mar. Bahia Mar is a destination luxury resort and marina complex located on 40 acres of land fronting the Atlantic Ocean. Bahia Mar consists of 300 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. Bahia Mar has an average occupancy of 61% at an average daily room rate of $104. The total room revenue per available room is $63. The Bahia Mar Marina has an average occupancy of 49% at an average daily slip rate of $47. Because of recent renovations to the resort and certain administrative changes designed to improve efficiency, management expects that occupancy percentages and room rates will continue to improve. Bahia Mar has received the Mobile Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award. The Bahia Mar marina is host to the International Boat Show, an annual six day boating and marine event which is billed as the world's largest in-water Boat Show.

  Franchise, Owner and License Agreements

     Franchise Agreement. Upon the acquisition of Pier 66, the Company assumed the rights under a 20-year franchise agreement (the "Hyatt Franchise Agreement") with Hyatt Franchise Corporation ("Hyatt"). The agreement terminates on November 14, 2014 and contains various early termination provisions and provides for liquidated damages upon such early termination. The Hyatt Franchise Agreement provides for monthly royalty fees based on a percentage of gross room revenue, in the amount of 4.0% through November 30, 1997 and 5.0% thereafter.

     The Hyatt Franchise Agreement also provides for the pro rata allocation of certain Hyatt "allocable chain expenses" based on the relation of Pier 66's total number of guest rooms to the average number of guest rooms in all Hyatt hotels in the United States along with assessments for Gold Passport and national/regional sales promotions. A fee for the use of the Hyatt reservation system is also allocated to Pier 66.

     The Hyatt Franchise Agreement also requires that a reserve, equal to four percent of gross room revenues, be maintained in respect of Pier 66 for replacement of furniture, fixtures and equipment and those repairs and maintenance costs which are capitalizable under generally accepted accounting principles. The franchise agreement requires significant renovations of guest rooms, corridors and other public areas to be performed every five to six years. The replacement of other furniture, fixtures and equipment, as defined in the agreement, is to occur every 10 to 12 years.

     Owner Agreement. Upon the acquisition of Pier 66, the Company assumed the rights under the Hyatt Hotel Franchise Owner Agreement (the "Owner Agreement"), pursuant to which the parties agree that Hyatt shall notify the Company upon a voluntary surrender, a default or a breach by Pier 66 Management under the Hyatt Franchise Agreement and the Company shall have an opportunity to cure any such breach or default. In addition, upon any termination of Pier 66 management under the Pier 66 Management Agreement, the Hyatt Franchise Agreement shall terminate unless the Company employs a substitute manager that Hyatt approves, provided such manager is qualified under the terms of the Owner Agreement. The substitute manager will assume the duties and responsibilities as franchisee under the Hyatt Franchise Agreement. The Owner Agreement also contains requirements that Hyatt consent to any financing transactions, sales or other transfers involving Pier 66, which consent shall not be unreasonably withheld or delayed by Hyatt. The Owner Agreement also obligates the Company to observe and be bound by certain terms, conditions and restrictions contained in the Hyatt Franchise Agreement.

     License Agreement. Upon the acquisition of Bahia Mar, the Company assumed the rights under a ten-year license agreement (the "Radisson License Agreement") with Radisson Hotels International, Inc. ("Radisson"). The terms of the Radisson License Agreement allow the Company to operate the hotel using Radisson's proprietary hotel management system. Annual fees payable to Radisson pursuant to the Radisson License Agreement are 4.0% of the first $7.0 million of gross room sales and 5.0% of gross room sales (as defined by the license agreement) in excess of $7.0 million through December 31, 1997. The remainder of the term requires fees in the amount of 5.0% of gross room sales.

  Management Agreements

     The Company is a party to a hotel management agreement (the "Pier 66 Management Agreement") with Pier 66 Management pursuant to which Pier 66 Management operates Pier 66. Pier 66 Management has managed Pier 66 since June 29, 1993. The remaining term of the Pier 66 Management Agreement is approximately three years, and it provides for an annual management fee of approximately $500,000, payable in monthly installments, and it requires Pier 66 Management to set aside cash from Pier 66 operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be reserved is 4.0% of Pier 66's gross revenues each month during the term of the Pier 66 Management Agreement.

     The Company is also a party to a separate hotel management agreement (the "Bahia Mar Management Agreement") with Bahia Mar Management pursuant to which Bahia Mar Management operates Bahia Mar. Bahia Mar Management has managed Bahia Mar since June 30, 1994. The remaining term of the Bahia Mar Management Agreement is approximately three years. The Bahia Mar Management Agreement requires annual fees equal to 2.0% of gross room sales payable in monthly installments and it requires Bahia Mar Management to set aside cash from Bahia Mar operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be reserved is 4.0% of Bahia Mar's gross revenues each month during the term of the Bahia Mar Management Agreement.

  Environmental Matters

     Under various federal, state, and local environmental laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. In connection with the ownership and operation of its properties, the Company may be potentially liable for any such costs. Phase I environmental site assessments (the "Phase I Assessments") have been obtained for the real property on which each of the Resort Facilities is located. Phase I Assessments are intended to identify existing, potential and suspected environmental contamination and regulatory compliance concerns, and generally include historical reviews of the property, reviews of certain public records, preliminary investigations of the site and surrounding properties and the preparation and issuance of written reports. The Phase I Assessments have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity of its Leisure and Recreation Business, nor is the Company aware of any such material liability or concern. Phase I Assessments cannot, however, provide full and complete knowledge of environmental conditions and compliance matters. Therefore, no assurances can be given that material environmental liabilities or compliance concerns do not exist or that there are no material environmental liabilities or compliance concerns of which the Company is unaware.

ENTERTAINMENT AND SPORTS BUSINESS

  Management Team

     The Company has assembled a management team with significant business experience in entertainment and sports to implement the Company's business strategy as it relates to the Entertainment and Sports Business. The members of the Company's Entertainment and Sports management team include:

     William Torrey. Mr. Torrey has been the President and Governor of the Florida Panthers Hockey Club, Inc. since September 1993. Prior to joining the Company, Mr. Torrey was associated with the New York Islanders Hockey Club (the "Islanders") for twenty-one years in various capacities. From June 1989 to August 1992, Mr. Torrey served as Chairman of the Board of the Islanders. From September 1978 to August 1992, Mr. Torrey served as the President of the Islanders, and from February 1972 to August 1992 he served as the General Manager of the Islanders. Mr. Torrey is a member of the Hockey Hall of Fame, in recognition of his accomplishments as an executive.

     Alex Muxo. Mr. Muxo has been the President of Arena Development and Arena Operator since September 1996. From January 1995 to July 1996, Mr. Muxo served as a Vice President of Huizenga Holdings. Prior to joining Huizenga Holdings, Mr. Muxo served as a Vice President of Blockbuster and Blockbuster Park from May 1994 to January 1995. Prior thereto, Mr. Muxo was the City Manager of the City of Homestead, Florida. During his tenure with the City of Homestead, Mr. Muxo directed and managed the development of Homestead Baseball Stadium, the development of Miami MotorSports Race Track and the substantial redevelopment and reconstruction work required as a result of Hurricane Andrew.

     Judson Perkins. Mr. Perkins has been President of the Company's Entertainment and Recreation Division since May 1997. Prior to joining the Company, Mr. Perkins served as President of the National Basketball Association's (the "NBA") Events and Attractions Group. Prior to his association with the NBA, Mr. Perkins was President and CEO of the Kiel Center Arena in St. Louis, where he was responsible for the design, development, construction and operation of the Kiel Center Arena. From 1987 through 1992, Mr. Perkins held the post of President, Facilities Development and Management Group at Madison Square Garden Corporation, where, in addition to his other duties, he was responsible for the $200 million renovation of Madison Square Garden. Mr. Perkins has also held a senior management position with MSG International, a facility consulting company.

     The Company's Entertainment and Sports Business currently consists of the Company's hockey operations, arena development and management operations and ice skating rink operations.


  Hockey Operations



     The Company's hockey operations consist of the ownership and operation of the Panthers, a professional hockey team of the NHL. The Company derives its hockey revenue principally from the sale of tickets to the Panthers' home games and national and local broadcasting of Panthers games. The Panthers home games were sold out during the 1996-97 season and are sold out for the current 1997-98 season. The Panthers share equally with the other member clubs in the NHL broadcasting contracts with Fox Broadcasting Co., ESPN, Inc. and Molson Breweries of Canada Limited and also have in place a local broadcasting contract with SportsChannel Florida Associates, a Florida limited partnership, 70% of which is owned by H. Wayne Huizenga, the Chairman of the Company's Board of Directors. The Company also generates revenue from the sale of advertising in game programs and at certain limited locations at the Miami Arena. In addition, the Company derives promotional revenue from various sponsored events.


     Miami Arena. The Company owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from Miami Arena operations. The Panthers currently play in the Miami Arena, which has a seating capacity of only 14,703. The size of the Miami Arena limits the Company's ability to generate revenue from concessions and the sale of additional tickets. Also, under the terms of the Panthers' current agreement with the Miami Arena, the Miami Heat of the NBA, as the primary tenant, controls revenue generated from the sale of suites and a majority of the advertising, further limiting the Company's ability to generate certain revenue which is generally available to other NHL franchises. With the scheduled completion of the Broward County Arena by October 1998, the Company anticipates the 1997-98 season to be the Panthers' final season at the Miami Arena. The Company believes its ability to generate additional revenue will be enhanced upon the Panthers' move to the Broward County Arena. See "Arena Development and Operations."

     The National Hockey League Governance. The NHL is generally responsible for regulating the conduct of its members. The NHL establishes the regular season and playoff schedules of the teams. It also negotiates, on behalf of its members, the league's national over-the-air and cable television contracts and the collective bargaining agreement with the NHL Players' Association. Because the NHL is a joint venture, each of its members is, in general, jointly and severally liable for the league's liabilities and obligations and shares in its profits. Under the terms of the Constitution and Bylaws of the NHL, league approval is required under certain circumstances, including in connection with the sale or relocation of a member.

     The NHL and the NHL Players' Association entered into a seven-year NHL Collective Bargaining Agreement on August 11, 1995 that took retroactive effect as of September 16, 1993. The NHL Collective Bargaining Agreement, as amended, expires in September 2004.

     Restrictions on Ownership. The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring the Class A Common Stock, thereby affecting its value. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in the Company, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a 5% or more interest in any other publicly-held NHL team, may own, directly or indirectly, a 5% or more interest in the Company, without the prior approval of the NHL. Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in the Company, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. See "Risk Factors -- NHL Membership -- Potential Liabilities and Ownership Restrictions."

     Control Requirement. Unless otherwise permitted by the NHL, Mr. Huizenga is required to maintain voting control of the Company at all times. The Company issued to Mr. Huizenga shares of Class B Common Stock to satisfy the control requirements of the NHL. See "Risk Factors -- Control by H. Wayne Huizenga; Voting Rights."

  Arena Development and Operations

     Development of the Broward County Arena. In June 1996, the Company entered into an agreement with Broward County to develop the Broward County Arena, which will be owned by Broward County. The costs incurred in connection with the construction of the Broward County Area are paid primarily through tourist "bed tax" collections. The Company will bear all costs relating to the development of the Broward County Arena in excess of $184.7 million; however, it may require Broward County to advance an additional $18.5 million, which the Company will repay as supplemental rent. There can be no assurance that costs associated with the Broward County Arena will not exceed the $184.7 million budget.

     Operation of the Broward County Arena. In June 1996, the Company entered into a 30-year license agreement (the "License Agreement") and co-terminus operating agreement (the "Operating Agreement") pursuant to which the Company will utilize and operate the Broward County Arena. Under the License Agreement, the Company is entitled to retain (i) 95% of all revenue derived from the sale of general seating tickets to the Panthers' home games and all of certain other hockey-related advertising and merchandising revenue and (ii) the first $14.0 million of "net operating income" generated by the Broward County Arena and 80% of all net operating income in excess of $14.0 million generated by the Broward County Arena, with Broward County receiving the remaining 20%. Net operating income is defined to include revenue from building naming rights, food and beverage concessions, parking, non-hockey related advertising and all other revenue generated from non-hockey events, offset by certain arena operating and financing costs. The License Agreement requires that the Company loan to Broward County all amounts that are necessary to allow Broward County to meet certain financial obligations relating to the Broward County Arena at an interest rate of prime plus two percent. Broward County is required to repay any loan made by the Company on a priority basis from revenue generated primarily from the collection of tourist "bed taxes."

     The License Agreement commencement date will occur upon 30 days notice of the completion of construction of the Broward County Arena, which is currently scheduled for October 1, 1998; however, commencement of the License Agreement may be deferred by the Company until the following NHL hockey season in the event the Broward County Arena is completed between March 1 and July 1 of 1999. Once commenced, the License Agreement is for a term of 30 years, which term may be extended for five year periods, subject to certain conditions, pursuant to options granted to the Company by Broward County.

  Ice Rinks

     As part of its strategy to capitalize on the popularity of hockey in general, and the Panthers, in particular, the Company currently operates Incredible Ice and Gold Coast. Incredible Ice and Gold Coast are open to the general public and derive their revenues from, among other things, fees charged to the public for use of the facilities for various hockey and skating programs, open skating sessions, food and beverage sales and retail merchandise sales.

  Decoma

     The Company owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. Income is derived from seat use charges imposed on tickets sold at the Miami Arena, net of fixed and variable operating payments.

COMPETITION

     Competition in Leisure and Recreation Business. The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition, and availability of alternative resort and hotel operations in local markets. Each of the Resort Facilities has a number of competitors. An increase in the number of competitive resort and hotel facilities in each of the Resort Facilities' respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of the Resort Facilities. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in the markets in which the Resort Facilities compete, thereby adversely affecting the Company's resort and hotel operations.

     Competition in Entertainment and Sports Business. The Panthers compete for entertainment and sports dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During portions of its season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga currently controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida. Additionally, the Panthers compete with other NHL and non-NHL teams, professional and otherwise, for available players.

EMPLOYEES

     The Company currently employs approximately 2,250 full-time and approximately 600 part-time employees in connection with its Leisure and Recreation Business. Not included in these figures are approximately 480 persons working at Pier 66 and 240 persons working at Bahia Mar who are employees of Pier 66 Management and Bahia Mar Management, respectively. The Company employs approximately 130 full-time employees and 80 part-time employees in connection with its Entertainment and Sports Business. None of these employees, other than the Panthers hockey players, are subject to any collective bargaining agreement and each of the Company, Pier 66 Management and Bahia Mar Management believes that its relationship with its employees is good.

INSURANCE

     The Company maintains comprehensive insurance on the Resort Facilities, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the resort and hotel industry. The Company maintains various insurance coverages on behalf of the Panthers through the NHL, primarily including players disability and roster catastrophe insurance coverage. The Company also maintains the types and amounts of insurance coverage that it considers appropriate for its other businesses, including, but not limited to, workers' compensation insurance, casualty insurance against loss or damage to the Broward County Arena and occupancy insurance in an amount not less than estimated annual revenue to be derived from the Broward County Arena. While the Company believes that its insurance coverage is adequate, if the Company were held liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of its insurance coverage, such liability could have a material adverse effect on the Company's financial condition or results of operations.

CUSTOMERS AND MARKETING

     Leisure and Recreation Business. The core customer base for the Company's Leisure and Recreation Business consists of corporate and other group customers, individual business travelers and upscale leisure travelers. The Company believes that such a customer base will allow it to experience more stable growth and mitigate the adverse effects of economic downturns better than the hotel and lodging market in general. The Company's marketing efforts focus on increasing business with existing customers as well as increasing its upscale clientele. The Company's marketing efforts involve (i) the Company's use of its sales force to develop national corporate and other group business for its Resort Facilities by focusing on identifying, obtaining and maintaining corporate and other group accounts whose employees conduct business nationwide and (ii) the Company's use of advertisements that target individual business travelers and upscale leisure travelers in magazines such as Conde Nast Traveler, Travel and Leisure, Travel Weekly, Meetings and Conventions, along with The New York Times newspaper.

     Entertainment and Sports Business. The Company intends to capitalize on the increasing popularity of hockey by continuing to advertise and market the Panthers, as well as continuing to enhance the service and entertainment provided at games.

REGULATIONS

     The resort industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverages (such as health and liquor laws) and building and zoning requirements. The Company is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime working conditions and work permit requirements. The Company believes that it has the necessary permits and approvals to operate the Resort Facilities and their respective businesses and the facilities associated with its Entertainment and Sports Business.

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the Resort Facilities and its other facilities are in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants.

SEASONALITY

     The business of the Resort Facilities is generally seasonal. The Resort Facilities, each of which is located in the state of Florida, have historically experienced higher revenues and operating income in the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. This seasonality also results in higher operating costs during these quarters. In addition, the state of Florida is subject to tropical weather and storms (typically in summer months) which, if severe, can interrupt the normal operations of the Resort Facilities and adversely affect tourism.

     The NHL regular season begins during the fall and ends in late spring. As a result, the Company realizes the vast majority of its hockey revenue and incurs the vast majority of its hockey expenses during that period.

TRADEMARKS

     The Company utilizes a brand name strategy depending on the Resort Facilities' market environment and the Resort Facilities' unique characteristics. The Company presently uses two national trade names for two of the Resort Facilities pursuant to licensing arrangements with national franchisors. The Company owns and utilizes certain trademarks in connection with its Entertainment and Sports Business. These trademarks relate primarily to the Panthers and the hockey operations.

LITIGATION

     On October 9, 1997, Bernard Kalishman filed a purported shareholder derivative and class action lawsuit on behalf of the Company, as nominal defendant, against Messrs. Huizenga, Berrard, Johnson, Rochon,

Hudson, Egan and Evans and William Torrey, a former director of the Company, in the Seventeenth Judicial Circuit in and for Broward County, Florida. The suit alleges, among other things, that each of the defendants (other than Mr. Egan) breached contractual and fiduciary obligations owed to the Company and its stockholders by engaging in self-dealing transactions in connection with the Company's purchase of Pier 66 and Bahia Mar. The suit seeks to impose a constructive trust on alleged excessive compensation paid to the prior owners of Pier 66 and Bahia Mar or to have damages assessed against the defendants. The Company believes that this suit is without merit and intends to defend vigorously against this suit.

     On April 9, 1997, Allied Minority Contractors Association, Inc., South Florida Chapter of NAMC, Overnight Success Construction, Inc., Reed Jr. Plumbing, Inc. and Christopher Mallard (collectively, the "Broward County Plaintiffs") filed a suit against Broward County and Arena Development in the Seventeenth Judicial Circuit in and for Broward County, Florida. This suit alleges that Broward County entered into the agreement with the Company to develop the Broward County Arena in violation of Florida law and Broward County ordinances. The Broward County Plaintiffs seek, among other things, to nullify the agreement between Broward County and the Company to develop the Broward County Arena. The Company believes that this suit is without merit and intends to defend vigorously against this suit. An unfavorable outcome of the suit may have a material adverse effect on the Company's financial condition or results of operations. On July 10, 1997, the trial court denied the Broward County Plaintiffs' motion for a temporary restraining order. This case is set for trial on February 2, 1998.


     On January 28, 1997, February 4, 1997 and March 18, 1997, purported class action lawsuits were filed against the Company and Messrs. Huizenga, Johnson, Rochon, Berrard, Hudson, Dauria and Evans in the United States District Court for the Southern District of Florida. The suits allege, among other things, that the defendants violated Section 10(b) of the Exchange Act, and Rule 10b-5 thereunder, by making untrue statements or omitting to state material facts, in connection with sales of the Company's Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. The Company believes that this suit is without merit and intends to defend vigorously against this suit. An unfavorable outcome of the suit may have a material adverse effect on the Company's financial condition or results of operations.


     A lawsuit was filed on January 9, 1997 by Arena Development seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Facility for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and (ii) the Development Agreement contains all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies must contain such a provision. The lawsuit asked for a declaratory judgment finding that the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against the Company's complaint, finding that the Prevailing Wage Ordinance was applicable. The Company has appealed the decision rendered by the court and the trial court's order has been stayed pending appeal. An unfavorable outcome of this suit may require the Company to incur additional costs of up to $4.5 million.

     On September 4, 1996, Timothy Johanson, Walter Johanson and Veronica Juliano (the "ADA Plaintiffs") filed a lawsuit against the Company, among others, in the United States District Court for the Southern District of Florida. The suit alleged that the Company violated the ADA in connection with the development of the Broward County Arena by (i) failing to make reasonable modifications in policies, practices or procedures, (ii) failing to take such steps as may be necessary to ensure that no individual with a disability is excluded, denied services, segregated or otherwise treated differently and (iii) failing to remove architectural barriers and communications barriers. The ADA Plaintiffs sought, among other things, to

(A) obtain a judgment mandating the Company to revise, modify and remove certain barriers at the Broward County Arena that may prevent persons with disabilities from having access to the facility and take steps necessary to ensure that no person with a disability is excluded, denied services, segregated or otherwise treated differently, to the extent required by law, and (B) be awarded reasonable attorneys' fees, costs and expenses incurred in connection with the suit. On October 9, 1997, the ADA Plaintiffs agreed to voluntarily dismiss their case without prejudice.

     The Company is not presently involved in any other material legal proceedings. However, the Company may from time to time become a party to legal proceedings arising in the ordinary course of business, which are incidental to the business.

RECENT DEVELOPMENTS

     On September 8, 1997, the Company announced that it had entered into a definitive agreement to acquire the Rolling Hills Golf Course, which is located in Davie, Florida, for approximately $8.0 million in cash. The consummation of the transaction is subject to customary conditions and approvals.


     On November 17, 1997, the Company's stockholders approved the Reincorporation. The Reincorporation was effected promptly upon stockholder approval by merging the Company into Panthers Delaware, pursuant to the Merger Agreement. Panthers Delaware was a wholly-owned subsidiary of the Company which was incorporated in Delaware solely for the purpose of effecting the Reincorporation. Prior to the Reincorporation, Panthers Delaware had no material assets and no business operations. Upon consummation of the Reincorporation, Panthers Delaware was the surviving corporation and continued to exist in its present form under the name "Florida Panthers Holdings, Inc.," while the Company's separate corporate existence ceased. Accordingly, all references herein to the "Company" shall mean "Panthers Delaware."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and the executive officers of the Company are as follows:

                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
H. Wayne Huizenga.........................  59    Chairman of the Board
Richard C. Rochon.........................  40    Vice Chairman of the Board
Richard H. Evans..........................  52    President and Director
William M. Pierce.........................  46    Senior Vice President and Chief Financial Officer
Richard L. Handley........................  50    Senior Vice President and General Counsel
J. Ronald Castell.........................  59    Senior Vice President Investor Relations and
                                                  Communications
Steven M. Dauria..........................  36    Vice President and Corporate Controller
Steven R. Berrard.........................  43    Director
Dennis J. Callaghan.......................  48    Director
Michael S. Egan...........................  57    Director
Chris Evert...............................  42    Director
Harris W. Hudson..........................  54    Director
George D. Johnson, Jr.....................  54    Director
Henry Latimer.............................  59    Director

     All directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Officers serve at the pleasure of the Board of Directors.

     H. Wayne Huizenga has been the Company's Chairman of the Board since September 1996. Mr. Huizenga also has been Chairman of the Board of Republic Industries, Inc., a diversified company with operations in the automotive and solid waste industries ("Republic"), since August 1995. Mr. Huizenga served as Chief Executive Officer of Republic from August 1995 until October 1996, and has served as Co-Chief Executive Officer of Republic since October 1996. Mr. Huizenga has been Chairman of the Board of Extended Stay America, Inc., an extended stay lodging facilities company ("Extended Stay"), since January 1995. Mr. Huizenga served as the Vice Chairman of Viacom, Inc., a diversified media and entertainment company ("Viacom"), from September 1994 until October 1995. Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom ("Blockbuster Entertainment Group"), from September 1994 until October 1995. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation ("Blockbuster"), during which time he helped build Blockbuster from a 19-store chain into the world's largest video and music retailer. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc. ("Waste Management"), which he helped build into the world's largest integrated environmental services company, and he served in various capacities, including the President, the Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also currently owns or controls the Miami Dolphins and the Florida Marlins, both professional sports franchises, as well as Pro Player Stadium, in South Florida. Mr. Huizenga is the brother-in-law of Mr. Hudson.

     Richard C. Rochon has been a director of the Company since September 1996 and has served as the Company's Vice Chairman since April 1997. Mr. Rochon has also been the President of Huizenga Holdings, Inc. ("Huizenga Holdings"), a privately-held diversified holding company controlled by Mr. Huizenga, since 1988. Prior to joining Huizenga Holdings, he was a certified public accountant at Coopers & Lybrand, an international public accounting firm. Mr. Rochon is also a director of International Alliance Services, Inc., a diversified services company.

     Richard H. Evans has been the Company's President and a director since September 1996. From April 1993 to September 1996, Mr. Evans served as the Chief Operating Officer of Gaylord Entertainment Company, a diversified entertainment, hospitality (Opryland Hotel) and communications company ("Gaylord Entertainment"). Prior to joining Gaylord Entertainment, Mr. Evans served as President and Chief Executive Officer of Dorna USA, a sports marketing company, from January 1992 to February 1993. Mr. Evans also served as the President and Chief Executive Officer of Madison Square Garden Corporation from 1987 to 1991 and as Chairman and Chief Executive Officer of Radio City Music Hall Productions from 1980 to 1986. Mr. Evans began his professional career with the Walt Disney Company, where he was involved in the development and construction of Walt Disney World. Subsequent to the opening of Walt Disney World, Mr. Evans was responsible for the operations of Walt Disney World's resort hotels and recreational facilities. Prior to joining the Company, Mr. Evans served as a director of Genesco, Inc. and Bass Pro Shops.

     William M. Pierce has been the Company's Senior Vice President and Chief Financial Officer since March 1997 and a director of Florida Panthers Hockey Club, Inc. ("Panthers Inc."), the general partner of the Panthers, since November 1996. From January 1990 to March 1997, Mr. Pierce served as an officer of Huizenga Holdings and as the chief financial officer and a director of numerous private companies owned by Mr. Huizenga.

     Richard L. Handley joined the Company as a Senior Vice President and General Counsel in May 1997. Prior to joining the Company, Mr. Handley served as a Senior Vice President and the General Counsel of Republic from October 1995 to May 1997. From June 1993 until joining Republic, he was a principal of Randolph Management Group, Inc., a management consulting firm specializing in the environmental industry. Prior to that, Mr. Handley was Vice President, Secretary and General Counsel of The Brand Companies, Inc., an environmental services company, from July 1990 until May 1993. From September 1985 to July 1990, Mr. Handley held various legal positions with affiliates of Waste Management. Prior to September 1985, Mr. Handley was a lawyer in private practice in Chicago, Illinois.

     J. Ronald Castell joined the Company as Senior Vice President Investor Relations and Communications in June 1997. From August 1995 to June 1997, Mr. Castell served as Senior Vice President Communications Strategy and Service of Republic. Prior to joining Republic, Mr. Castell had been Executive Vice President and a member of the Office of the President at Spelling Entertainment Group, Inc., a Los Angeles-based subsidiary of Blockbuster Entertainment Group ("Spelling Entertainment"). In August 1991, he became Senior Vice President of Programming and Communications for Blockbuster, and served in that capacity until Blockbuster's merger with Viacom in September 1994. Mr. Castell joined Blockbuster in February 1989 as Senior Vice President of Programming and Merchandising. From October 1985 to February 1989 he was Vice President of Marketing and Merchandising at Erol's, a chain of video and electronics stores headquartered in Washington, D.C. Mr. Castell has also held senior executive marketing positions with the Communications Satellite Corporation, Warner Communications, Group W Satellite Communications, Banc One and Federated Department Stores.

     Steven M. Dauria has served as the Company's Vice President and Corporate Controller since March 1997. Mr. Dauria served as the Company's Vice President and Chief Financial Officer from September 1996 to March 1997. Mr. Dauria also has served as the Vice President and Chief Financial Officer of Panthers, Inc. since July 1996. From July 1994 to July 1996, Mr. Dauria served as Director of Finance and Administration and Chief Financial Officer of Panthers Inc. and, from December 1993 to July 1994, Mr. Dauria served as the Controller of both the Panthers and the Florida Marlins, a major league baseball franchise ("MLB Franchise"). Prior to joining the Panthers, Mr. Dauria served as the Controller of the New York Yankees, a MLB Franchise, from November 1991 to December 1993, and was previously associated with Time Warner, Inc. and Coopers & Lybrand, an international public accounting firm.

     Steven R. Berrard has been a director of the Company since September 1996. Mr. Berrard has been Co-Chief Executive Officer, President and a director of Republic since October 1996. Since March 1996, Mr. Berrard has served as Chief Executive Officer of AutoNation Incorporated ("AutoNation"), which owns and operates a developing national chain of used vehicle retailing megastores, and which was acquired by Republic in January 1997. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group. Mr. Berrard joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer and became a director of Blockbuster in May 1989. He became Vice Chairman of the Board of Blockbuster in November 1989 and served as Blockbuster's President and Chief Operating Officer from January 1993 until September 1994. Mr. Berrard helped build Blockbuster from a 19-store chain into the world's largest video and music retailer. In

September 1994, Blockbuster merged into Viacom. In addition, Mr. Berrard served as President and Chief Executive Officer and a director of Spelling Entertainment from March 1993 through March 1996, and served as a director of Viacom from September 1994 until March 1996.

     Dennis J. Callaghan is a Managing Director of the Company's Resort Division and has been a director of the Company since July 1997. From 1990 to 1997, Mr. Callaghan was President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad. Mr. Callaghan was an affiliate of Boca Resort and was appointed to the Company's Board of Directors in connection with the acquisition of Boca Resort.

     Michael S. Egan has been a director of the Company since April 1997. Mr. Egan has served as Chairman of Alamo Rent-A-Car, Inc. since 1973. Mr. Egan is also Chairman of Certified Vacations, a tour company, and The Globe, an internet-based new media company.

     Chris Evert has been a director of the Company since July 1997. Since retiring from professional tennis in 1989, Ms. Evert has served as a sports commentator and continued to serve as a corporate spokesperson. In March 1989, Ms. Evert founded Chris Evert Charities, Inc. and continues to be involved in its charitable activities. Ms. Evert is the owner and head coach of the Evert Tennis Academy in Boca Raton, Florida.

     Harris W. Hudson has been a director of the Company since September 1996. Mr. Hudson has been a director of Republic since August 1995 and Vice-Chairman of Republic since October 1996. From August 1995 to October 1996, Mr. Hudson served as the President of Republic. Prior thereto, Mr. Hudson served as the Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation. Mr. Hudson is the brother-in-law of Mr. Huizenga.

     George D. Johnson, Jr. has been a director of the Company since September 1996. Since January 1995, Mr. Johnson has served as President, Chief Executive Officer and a director of Extended Stay. From August 1993 until January 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Divisions, and also as a director of Blockbuster. From July 1987 until August 1993, Mr. Johnson was the managing general partner of WJB Video Limited Partnership, which became the largest Blockbuster franchisee with over 200 video stores prior to its merger with Blockbuster in August 1993. Mr. Johnson also serves as a director of Republic and as a director of Duke Power Company.

     Henry Latimer has been a director of the Company since August 1997. Since 1994, Mr. Latimer has been the Partner-in-Charge in the Fort Lauderdale office of the law firm of Eckert Seamans Cherin & Mellot. From 1983 to 1994, Mr. Latimer was a partner in the Miami office of the law firm of Fine Jacobson Schwartz Nash & Block, where he served as Managing Partner from 1993 to 1995. Prior to joining that firm, Mr. Latimer served as a circuit judge for the 17th Judicial Circuit in and for Broward County, Florida.

DIRECTORS' COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving on the Board of Directors. The Company's current policy provides that each non-employee director receive, upon such person's initial election as a director, an option under the Stock Option Plan to acquire, at the then fair market value, 25,000 shares of Class A Common Stock and, subject to certain limitations, an annual option under the Stock Option Plan to acquire, at the then fair market value, 20,000 shares of Class A Common Stock at each annual meeting of the Company's stockholders at which such director is re-elected or remains a director. The Stock Option Plan provides that options granted thereunder will vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by the Company's Board of Directors or the Compensation Committee. The Company also reimburses the directors for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, in their capacity as directors. The Board of Directors will periodically review and may revise the compensation policies for non-employee directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following tables show remuneration paid or accrued by the Company and its subsidiaries during the fiscal years ended June 30, 1996 and June 30, 1997 to the Chief Executive Officer and to each of the most highly compensated executive officers of the Company and its subsidiaries, other than the Chief Executive Officer, who received salary and bonus which combined equaled greater than $100,000 (together, the "Named Executive Officers"), for services in all capacities while they were employees of the Company or its subsidiaries, and the capacities in which the services were rendered.

                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                                                                              ---------------------
                                                                                                   SECURITIES
                                                                 ANNUAL COMPENSATION               UNDERLYING
                                                          ---------------------------------    OPTIONS TO PURCHASE
                                                                               OTHER ANNUAL      CLASS A COMMON
       NAME AND PRINCIPAL POSITION          FISCAL YEAR    SALARY     BONUS    COMPENSATION           STOCK
------------------------------------------  -----------   --------   -------   ------------   ---------------------
H. Wayne Huizenga.........................     1997             --        --          --         100,000 shares
  Chairman of the Board...................     1996             --        --          --                     --
Richard H. Evans..........................     1997       $100,000        --     $ 5,000(2)       90,000 shares
  President(1)............................     1996             --        --          --                     --
Steven M. Dauria..........................     1997       $110,000        --     $15,000(2)       23,000 shares
  Vice President and Corporate
    Controller............................     1996       $ 90,000   $10,000(3)  $14,000(2)                  --

---------------

(1) Mr. Evans joined the Company as its President in September 1996. As such, Mr. Evans did not receive any compensation from the Company during the fiscal year ended June 30, 1996.
(2) Comprised of insurance premiums paid by the Company on behalf of these employees.
(3) Represents bonus amounts earned in the fiscal year ended June 30, 1996 and paid in the fiscal year ended June 30, 1997.

OPTION GRANT TABLE

     The following table sets forth certain information concerning grants of stock options made during the fiscal year ended June 30, 1997.

                                                                                              POTENTIAL REALIZABLE
                                                        % OF TOTAL                              VALUE AT ASSUMED
                                         NUMBER OF        OPTIONS                             ANNUAL RATES OF STOCK
                                        SECURITIES      GRANTED TO                             PRICE APPRECIATION
                                        UNDERLYING       EMPLOYEES                               FOR OPTION TERM
                                          OPTIONS           IN        EXERCISE   EXPIRATION   ---------------------
NAME                                      GRANTED       FISCAL YEAR    PRICE        DATE         5%         10%
----                                  ---------------   -----------   --------   ----------   --------   ----------
H. Wayne Huizenga...................   100,000 shares       4.8%       $10.00     11/08/06    $628,895   $1,593,742
  Chairman of the Board
Richard H. Evans....................    75,000 shares       3.6%       $10.00     11/08/06    $471,671   $1,195,307
  President                             15,000 shares         *        $16.63     01/02/07    $156,831   $  397,440
Steven M. Dauria....................    23,000 shares       1.1%       $10.00     11/08/06    $144,646   $  366,561
  Vice President and Corporate
    Controller

---------------

* Less than 1%

FISCAL YEAR-END OPTION VALUE TABLE

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT JUNE 30, 1997            JUNE 30, 1997
                                                ----------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                            -----------   --------------   -----------   -------------
H. Wayne Huizenga.............................       --       100,000 shares        --        $1,425,000
  Chairman of the Board
Richard H. Evans..............................       --        90,000 shares        --        $1,183,125
  President
Steven M. Dauria..............................       --        23,000 shares        --        $  327,750
  Vice President and Corporate Controller

STOCK OPTION PLAN


     At the Company's 1997 Annual Meeting of Stockholders, which was held on November 17, 1997, the Company obtained stockholder approval of a proposed amendment to the Stock Option Plan, which increased by 2,400,000 shares the number of shares of Class A Common Stock which are issuable upon the exercise of stock options granted or to be granted under the Stock Option Plan. Accordingly, the Company currently has 5,000,000 shares of Class A Common Stock reserved for issuance upon the exercise of stock options. The Stock Option Plan is designed as a means to attract, retain and motivate key employees and directors. During the fiscal year ended June 30, 1997, the Stock Option Plan was administered by the Company's Board of Directors. However, the Compensation Committee, which was not formed until after the end of the fiscal year ended June 30, 1997, currently administers and interprets the Stock Option Plan.


     Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Class A Common Stock on the date of grant. Each option is for a term of not less than five years or more than ten years, as determined by the Compensation Committee. The Stock Option Plan provides that options granted thereunder will vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by the Company's Board of Directors or the Compensation Committee. However, in the event of a change of control (as such term is defined in the Stock Option Plan), all outstanding options become immediately exercisable. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.


     As of November 14, 1997, the Company has granted, net of cancellations, options to purchase an aggregate of 2,108,773 shares of the Class A Common Stock with exercise prices ranging from $10 per share to $27.30 per share, leaving 2,891,227 options available for future grants. The exercise price of each of these outstanding options is the fair market value of the Class A Common Stock on the date of grant.

                              CERTAIN TRANSACTIONS

     The following is a summary of certain agreements and transactions between or among the Company and certain related parties. It is the Company's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on the Company's experience in the business segments in which it operates and the terms of its transactions with unaffiliated parties, it is the Company's belief that all of the transactions described below involving the Company met that standard at the time such transactions were effected.

     In connection with the Initial Offerings, the following events occurred:
(i) Mr. Huizenga contributed to the Company (a) his 78% ownership interest in Decoma, (b) a note representing the outstanding amount which a subsidiary of the Company had previously borrowed from him, plus interest, (c) his ownership interest in the Panthers, (d) his ownership interest in Arena Development Company, Ltd. and (e) his ownership interest in Arena Operating Company, Ltd., in exchange for 5,275,678 shares of Common Stock, of which 5,020,678 shares were Class A Common Stock and 255,000 shares were Class B Common Stock, and (ii) the Company repaid $20.0 million in debt owed to Panthers Investment Venture, an affiliate of the Company controlled by Mr. Huizenga.

     In 1994, Mr. Huizenga purchased a 50% interest in the predecessor to Leisure Management International ("LMI"), which manages the Miami Arena pursuant to a management agreement (the "Management Agreement") with Decoma. Under the terms of the Management Agreement, LMI received from Decoma management fees of approximately $120,000, $109,000 and $122,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

     In August 1997, the Panthers entered into a contract with SportsChannel Florida, an entity affiliated with Mr. Huizenga. Under the terms of this contract, the Panthers granted local television broadcast and pay television rights, on an exclusive basis, to SportsChannel Florida for all of the Panthers' pre-season, regular season and post-season games during the six seasons commencing with the 1997-98 season. The SportsChannel Florida contract provides for payments to the Panthers of annual rights fees of $2.8 million for the 1997-98 season, $3.1 million for the 1998-99 season, $5.5 million for the 1999-00, 2000-01 and 2001-02 seasons and $6.0 million for the 2002-03 season.

     The Company pays Huizenga Holdings a management fee equal to 1% of the Company's gross revenue, excluding NHL generated revenues, in exchange for services including, but not limited to, assisting the Company in executing various administrative functions, obtaining financing, developing tax planning strategies and formulating risk management strategies, as well as advising the Company with respect to securities matters and future acquisitions. This management fee totaled approximately $498,000, $293,000 and $132,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

     The Company incurred charges of $94,613 during the year ended June 30, 1994 for the lease of certain private corporate aircraft owned by Huizenga Holdings.

     In connection with the acquisition of Pier 66 and Bahia Mar (collectively, the "Fort Lauderdale Resort Facilities") in March 1997, Messrs. Huizenga, Berrard, Johnson and Rochon received 972,018, 592,877, 451,248 and 379,062 shares of the Company's Class A Common Stock, respectively, in exchange for their ownership interests in the Fort Lauderdale Resort Facilities. Based, in part, on a fairness opinion received from Donaldson, Lufkin & Jenrette Securities Corporation, the Company believes that the acquisition of the Fort Lauderdale Resort Facilities was fair to the Company's stockholders and that the terms of the acquisition of the Fort Lauderdale Resort Facilities were as favorable to the Company as could have been obtained from an unaffiliated party in a comparable transaction.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock (including shares which the named individuals have the right to acquire within 60 days upon the exercise of outstanding options or the conversion of outstanding convertible securities) as of November 13, 1997, by (a) each person known to own beneficially more than 5% of the Class A Common Stock, (b) each of the Company's directors, (c) each of the Company's executive officers and (d) all directors and executive officers of the Company as a group.



                                                                 BENEFICIAL OWNERSHIP
                                                              ---------------------------
                                                                SHARES       PERCENT(1)
                                                              ----------    -------------
H. Wayne Huizenga(2)........................................   6,810,696        19.4%
  450 East Las Olas Boulevard
  Fort Lauderdale, Florida 33301
Huizenga Investments Limited Partnership....................   5,158,678        14.7%
  P.O. Box 50102
  Henderson, Nevada 89106
Richard C. Rochon(3)........................................     826,312         2.4%
Richard H. Evans(4).........................................     143,750           *
William M. Pierce(5)........................................      88,795           *
Richard L. Handley..........................................      15,000           *
J. Ronald Castell...........................................      50,000           *
Steven M. Dauria(6).........................................      15,750           *
Steven R. Berrard(7)........................................     981,127         2.8%
Dennis J. Callaghan(8)......................................     208,368           *
Chris Evert.................................................          --           *
Michael S. Egan.............................................     150,200           *
Harris W. Hudson(9).........................................     397,250         1.1%
George D. Johnson, Jr.(10)..................................     819,498         2.4%
Henry Latimer...............................................          --           *
All directors and executive officers as a group (14
  persons)..................................................  10,506,746        30.0%


---------------

   * Less than one percent (1%).

 (1) Percentage of beneficial ownership is based on 35,102,744 shares of Common Stock outstanding at November 14, 1997, which consists of 34,847,744 shares of Class A Common Stock and 255,000 shares of Class B Common Stock, with regard to Mr. Huizenga and Huizenga Investments Limited Partnership, and 34,847,744 shares of Class A Common Stock outstanding at November 14, 1997 with regard to the other directors and executive officers.


 (2) The aggregate number of shares of Common Stock beneficially owned by Mr. Huizenga includes (a) 5,158,678 shares of Class A Common Stock owned by Huizenga Investment Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, (b) 1,272,018 shares owned directly by Mr. Huizenga, (c) 100,000 shares of Class A Common Stock owned by Mr. Huizenga's wife, (d) 255,000 shares of Class B Common Stock, which are all the shares of Class B Common Stock issued and outstanding, and (e) 25,000 shares of Class A Common Stock underlying options, which vested on November 8, 1997. Mr. Huizenga disclaims beneficial ownership of the shares owned by his wife.


 (3) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Rochon consists of (a) 300,000 shares owned by Weezor I Limited Partnership, a Nevada limited partnership controlled by Mr. Rochon, (b) 520,062 shares owned directly by Mr. Rochon and (c) 6,250 shares underlying options, which vested on November 8, 1997.


 (4) The aggregate number of Class A Common Stock beneficially owned by Mr. Evans consists of (a) 125,000 shares owned directly by Mr. Evans and (b) 18,750 shares underlying options, which vested on November 8, 1997.

 (5) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Pierce consists of (a) 87,500 shares owned directly by Mr. Pierce,
     (b) 45 shares owned by members of Mr. Pierce's immediate family living in the same household as Mr. Pierce and (c) 1,250 shares underlying options, which vested on November 8, 1997.


 (6) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Dauria consists of (a) 10,000 shares owned directly by Mr. Dauria and (b) 5,750 shares underlying options, which vested on November 8, 1997.


 (7) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Berrard consists of (a) 300,000 shares owned by Berrard Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Berrard, (b) 674,877 shares owned directly by Mr. Berrard and (c) 6,250 shares underlying options, which vested on November 8, 1997.

 (8) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Callaghan consists of (a) 94,787 shares owned directly by Mr. Callaghan, (b) 25,456 shares underlying warrants which are currently exercisable and (c) 88,125 shares issuable upon the exercise of exchange rights which are currently exercisable.

 (9) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Hudson consists of (a) 300,000 shares owned by the Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson,
     (b) 91,000 shares owned directly by Mr. Hudson and (c) 6,250 shares underlying options which vested on November 8, 1997.


(10) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Johnson consists of (a) 792,248 shares owned by GDJ, Jr. Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Johnson, (b) 15,000 shares owned by Mr. Johnson's wife, (c) 3,000 shares owned by the GD Johnson III ESA Trust, (d) 3,000 shares owned by the SP Johnson ESA Trust and (e) 6,250 shares underlying options which vested on November 8, 1997.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of outstanding Class A Common Stock beneficially owned by the Selling Stockholders as of the date of this Prospectus, the aggregate number of shares of Class A Common Stock that each Selling Stockholder may offer and sell pursuant to this Prospectus and the aggregate number of shares of Class A Common Stock to be beneficially owned by each Selling Stockholder upon completion of the offering made hereby. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Class A Common Stock that each Selling Stockholder may retain upon completion of the offering made hereby. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.

                                                                                                 NUMBER OF
                                                                                            SHARES BENEFICIALLY
                                                      NUMBER OF             NUMBER OF       OWNED AFTER SALE(1)
                                                 SHARES BENEFICIALLY      SHARES OFFERED    -------------------
             SELLING SHAREHOLDERS                     OWNED(1)                HEREBY         NUMBER         %
             --------------------                -------------------      --------------    ---------      ----
H. Wayne Huizenga(2)(3)........................          6,810,696(4)        1,272,018      5,538,678      17.3%
Huizenga Investments Limited Partnership.......          5,158,678           5,158,678              0         0
Martha J. Huizenga.............................            100,000             100,000              0         0
Steven R. Berrard(2)(3)........................            981,127(5)          674,877        306,250         *
Berrard Holdings Limited Partnership...........            300,000             300,000              0         0
Dean Buntrock(3)...............................            972,018             972,018              0         0
Dennis J. Callaghan(2).........................            208,368(6)           94,787        113,581         *
Steven M. Dauria(2)............................             15,750(7)           10,000          5,750         *
Richard H. Evans(2)............................            143,750(8)          125,000         18,750         *
Donald Flynn(3)................................            324,084             324,084              0         0
Kevin F. Flynn(3)..............................            323,888             323,888              0         0
Brian J. Flynn(3)..............................            323,888             323,888              0         0
Harris W. Hudson(2)............................            397,250(9)           91,000        306,250         *
Harris W. Hudson Limited Partnership...........            300,000             300,000              0         0
GDJ, Jr. Investments Limited Partnership(10)...            839,848             839,848              0         0
John J. Melk(3)................................            386,503             121,503        265,000         *
Janet Melk(3)..................................            121,502             121,502              0         0
Thomas Melk(3).................................            243,004             243,004              0         0
Cynthia Melk(3)................................            243,004             243,004              0         0
Daniel Melk(3).................................            243,004             243,004              0         0
Peer Pedersen(3)...............................            976,702             971,702          5,000         *
William M. Pierce(2)...........................             88,795(11)          87,500          1,295         *
Richard C. Rochon(2)(3)........................            826,312(12)         520,062        306,250         *
WeeZor I Investment Limited Partnership........            300,000             300,000              0         0
John H. Anderson(3)............................            711,815             706,815          5,000         *
Peter H. Roberts(3)............................            710,815             706,815          4,000         *
Robert J. Stirk(3).............................            159,570             157,070          2,500         *
First Winthrop Corporation(13).................             60,115              60,115              0         0
Sixty-Six, Inc.(13)............................            486,383             486,383              0         0
Drake and Company..............................            200,000             200,000              0         0
Deborah O'Brien................................                100                 100              0         0
Westbury (Bermuda) Ltd.........................            414,900              99,900        315,000         *
Smith Barney Inc., FAO Hedge Capital Ltd.......              6,000               6,000              0         0
Rudder & Co....................................            209,000             209,000              0         0
Resilient & Co.................................             85,000              85,000              0         0
Shipmaster & Co................................            240,000             240,000              0         0
International Alliance Services, Inc...........            100,000             100,000              0         0
Raptor Global Fund Ltd.........................            129,000             129,000              0         0
Tudor Arbitrage Partners L.P...................             15,000              15,000              0         0
Raptor Global Fund L.P.........................             51,500              51,500              0         0
Tudor BVI Futures, Ltd.........................            124,500             124,500              0         0
Sandpiper & Co.................................            217,800             200,000         17,800         *
Kane & Co......................................            500,000             500,000              0         0
RIGHTNOW & Co..................................             55,000              55,000              0         0
Delaware Group Premium Fund, Inc. for the
  Emerging Growth Series.......................             36,000              36,000              0         0
Delaware Group Trend Fund, Inc.................            409,000             409,000              0         0
Brian Brisbane(14).............................            212,766             212,766              0         0
Hal Jacovitz(15)...............................             34,760              34,760              0         0
Pine Crest School..............................             23,400              23,400              0         0

---------------

  * Less than one percent

 (1) As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, the Selling Stockholders have (i) sole voting power and investment power with respect to his shares of Class A Common Stock, except to the extent that authority is shared by his spouse under applicable law, and (ii) record and beneficial ownership with respect to his/her shares of Class A Common Stock.
 (2) Currently serves as a director and/or executive officer of the Company.
 (3) Held ownership interests in 2301 Ltd. and Rahn Ltd. prior to the Company's acquisition of the ownership interests therein.

 (4) The aggregate number of shares of Common Stock beneficially owned by Mr. Huizenga includes (a) 5,158,678 shares of Class A Common Stock owned by Huizenga Investment Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, (b) 1,272,018 shares of Class A Common Stock owned directly by Mr. Huizenga, (c) 100,000 shares of Class A Common Stock owned by Mr. Huizenga's wife, (d) 255,000 shares of Class B Common Stock, which are all the shares of Class B Common Stock issued and outstanding, and (e) 25,000 shares of Class A Common Stock underlying options, which vested on November 8, 1997. Mr. Huizenga disclaims beneficial ownership of the shares owned by his wife.


 (5) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Berrard consists of (a) 300,000 shares owned by Berrard Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Berrard, (b) 674,877 shares owned directly by Mr. Berrard and (c) 6,250 shares underlying options, which vested on November 8, 1997.

 (6) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Callaghan consists of (a) 94,787 shares owned directly by Mr. Callaghan, (b) 25,456 shares underlying warrants which are currently exercisable and (c) 88,125 shares issuable upon the exercise of exchange rights which are currently exercisable.

 (7) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Dauria consists of (a) 10,000 shares owned directly by Mr. Dauria and (b) 5,750 shares underlying options, which vested on November 8, 1997.


 (8) The aggregate number of Class A Common Stock beneficially owned by Mr. Evans consists of (a) 125,000 shares owned directly by Mr. Evans and (b) 18,750 shares underlying options, which vested on November 8, 1997.


 (9) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Hudson consists of (a) 300,000 shares owned by the Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson,
     (b) 91,000 shares owned directly by Mr. Hudson and (c) 6,250 shares underlying options which vested on November 8, 1997.

(10) GDJ, Jr. Investments Limited Partnership is a Nevada limited partnership controlled by George S. Johnson, Jr., who is currently a director of the Company. Mr. Johnson held an ownership interest in Rahn Ltd. prior to the Company's acquisition of the ownership interests thereof.

(11) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Pierce consists of (a) 87,500 shares owned directly by Mr. Pierce,
     (b) 45 shares owned by members of Mr. Pierce's immediate family living in the same household as Mr. Pierce and (c) 1,250 shares underlying options, which vested on November 8, 1997.


(12) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Rochon consists of (a) 300,000 shares owned by Weezor I Limited Partnership, a Nevada limited partnership controlled by Mr. Rochon, (b) 520,062 shares owned directly by Mr. Rochon and (c) 6,250 shares underlying options, which vested on November 8, 1997.

(13) Held an ownership interest in 2301 Ltd. prior to the Company's acquisition of the ownership interests therein.
(14) Held an ownership in Incredible Ice prior to the Company's acquisition of the ownership interests therein.
(15) Held an ownership in Gold Coast prior to the Company's acquisition of the ownership interests therein.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital consists of 100,000,000 shares of Class A Common Stock, par value $.01 per share, and 10,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The following description of the capital stock of the Company is a summary and is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.


COMMON STOCK


     As of November 14, 1997, there were 34,847,744 shares of Class A Common Stock and 255,000 shares of Class B Common Stock issued and outstanding. The Class A Common Stock and Class B Common Stock are identical in all respects, except that each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. In the event of a liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after paying all debts and liabilities of the Company. The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends, on a share-for-share basis if, as and when declared by the Board out of funds legally available therefor, subject to any dividend restrictions in the Company's credit facilities and the NHL Bylaws. Holders of Class B Common Stock are entitled to convert each share of Class B Common Stock into one share of Class A Common Stock at any time.


     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring the Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a five percent or more interest in the Company will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner of the NHL (the "Commissioner") shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expense of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a five percent or more interest in the Company, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.

     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a five percent or more interest in any other publicly-held NHL team, may own, directly or indirectly, a five percent or more interest in the Company, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a five percent or more interest in the Company from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than the Company) are not eligible to purchase or hold the Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the stockholders.

     Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in the Company, of five percent or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the Panthers (or stockholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or stockholder) under certain circumstances.

     Failure by a holder of a five percent or more interest to comply with these restrictions may result in a forced sale of such holder's interest in the Company or the repurchase of such interests by the Company. The Company's Articles of Incorporation provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of five percent or more of the Company's shares without the approval of the NHL. These restrictions are contained in a legend on each certificate issued evidencing shares of Class A Common Stock.

     The transfer agent and registrar for the Class A Common Stock is BankBoston, N.A.


PREFERRED STOCK



     The Board of Directors has the authority, without further action by the stockholders, to issue from time to time, in one or more series, up to 5,000,000 shares of the Preferred Stock. The Board of Directors is authorized to provide for the issuance of one or more series of the Preferred Stock, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers and rights (including voting rights), senior to the rights of holders of the Common Stock, which could adversely affect the rights of holders of the Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company. No shares of the Preferred Stock are presently outstanding and the Company has no present plan to issue any shares of the Preferred Stock.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders or pledgees may sell or distribute some or all of the shares of Class A Common Stock offered hereby (the "Shares") from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions or by any other legally available means. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Stockholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to the offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Selling Stockholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify the Selling Stockholders and any such underwriters and controlling persons of such underwriters against certain liabilities, including certain liabilities under the Securities Act.

     If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such Shares are purchased.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     The validity of shares of the Class A Common Stock offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of Class A Common Stock.

                                    EXPERTS

     The audited financial statements of the Florida Panthers Holdings, Inc. as of June 30, 1997, and 1996 and for each of the three years in the period ended June 30, 1997; the audited financial statements of 2301 Ltd. as of December 31, 1996 and the year then ended; the audited financial statements of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and the period from inception (June 28, 1994) to December 31, 1994; the audited financial statements of Coral Springs Ice, Ltd. as of December 31, 1996 and for the period from inception (February 26, 1996) to December 31, 1996 and the audited financial statements of LeHill Partners L.P. and consolidated entities as of December 31, 1996 and for the year then ended appearing elsewhere in this Prospectus and registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of 2301 SE 17th St. Ltd. as of December 31, 1995, and for each of the years in the two year period ended December 31, 1995, have been included in this Prospectus and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Boca Raton Hotel and Club Limited Partnership as of December 31, 1996 and for the year then ended included in this Prospectus and registration statement have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Boca Raton Hotel and Club Limited Partnership at December 31, 1995, and for each of the two years in the period ended December 31, 1995 appearing in this Prospectus and the registration statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Class A Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, 14th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains a Web Site (http://www.sec.gov.) that contains reports, proxy statements and other information filed by the Company.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
THE REGISTRANT
FLORIDA PANTHERS HOLDINGS, INC.
  Report of Independent Certified Public Accountants........   F-3
  Consolidated Balance Sheets as of June 30, 1997 and
     1996...................................................   F-4
  Consolidated Statements of Operations for the years ended
     June 30, 1997, 1996 and 1995...........................   F-5
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the years ended June 30, 1997, 1996 and 1995.......   F-6
  Consolidated Statements of Cash Flows for the years ended
     June 30, 1997, 1996 and 1995...........................   F-7
  Notes to Consolidated Financial Statements................   F-8
FLORIDA PANTHERS HOLDINGS, INC. -- UNAUDITED CONSOLIDATED
  FINANCIAL STATEMENTS
  Unaudited Consolidated Balance Sheets as of September 30,
     1997 and June 30, 1997.................................  F-22
  Unaudited Consolidated Statements of Operations for the
     three months ended September 30, 1997 and 1996.........  F-23
  Unaudited Consolidated Statements of Cash Flows for the
     three months ended September 30, 1997 and 1996.........  F-24
  Notes to Unaudited Consolidated Financial Statements......  F-25
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Consolidated Financial
     Statements.............................................  F-27
  Unaudited Pro Forma Consolidated Balance Sheet as of June
     30, 1997...............................................  F-29
  Unaudited Pro Forma Consolidated Statement of Operations
     for the three months ended September 30, 1997..........  F-30
  Unaudited Pro Forma Consolidated Statement of Operations
     for the year ended June 30, 1997.......................  F-31
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................  F-32

BUSINESSES ACQUIRED
2301 SE 17TH ST., LTD. ("PIER 66")
  Reports of Independent Certified Public Accountants.......  F-34
  Balance Sheets as of December 31, 1996 and 1995...........  F-36
  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994....................................  F-37
  Statements of Partners' Equity for the years ended
     December 31, 1996, 1995 and 1994.......................  F-38
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-39
  Notes to Financial Statements.............................  F-40

RAHN BAHIA MAR, LTD. ("BAHIA MAR")
  Report of Independent Certified Public Accountants........  F-46
  Balance Sheets as of December 31, 1996 and 1995...........  F-47
  Statements of Operations for the years ended December 31,
     1996 and 1995 and for the Period from Inception (June
     28, 1994) to December 31, 1994.........................  F-48
  Statements of Partners' Equity for the years ended
     December 31, 1996 and 1995 and for the Period from
     Inception (June 28, 1994) to December 31, 1994.........  F-49
  Statements of Cash Flows for the years ended December 31,
     1996 and 1995 and for the Period from Inception (June
     28, 1994) to December 31, 1994.........................  F-50
  Notes to Financial Statements.............................  F-51

                                                              PAGE
                                                              ----
CORAL SPRINGS ICE, LTD. ("INCREDIBLE ICE")
  Report of Independent Certified Public Accountants........  F-55
  Balance Sheet as of December 31, 1996.....................  F-56
  Statement of Operations for the Period from Inception
     (February 26, 1996) to December 31, 1996...............  F-57
  Statement of Partners' Equity (Deficit) for the Period
     from Inception (February 26, 1996) to
     December 31, 1996......................................  F-58
  Statement of Cash Flows for the Period from Inception
     (February 26, 1996) to
     December 31, 1996......................................  F-59
  Notes to Financial Statements.............................  F-60

BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP ("BOCA
  RESORT")
  Reports of Independent Certified Public Accountants.......  F-62
  Balance Sheets as of December 31, 1996 and 1995...........  F-64
  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994....................................  F-65
  Statements of Changes in Partners' Deficit for the years
     ended December 31, 1996, 1995 and 1994.................  F-66
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-67
  Notes to Financial Statements.............................  F-68

LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES ("REGISTRY
  RESORT")
  Report of Independent Certified Public Accountants........  F-80
  Consolidated Balance Sheet as of December 31, 1996........  F-81
  Consolidated Statement of Operations for the Year Ended
     December 31, 1996......................................  F-82
  Consolidated Statement of Changes in Partners' Capital for
     the Year Ended December 31, 1996.......................  F-83
  Consolidated Statement of Cash Flows for the Year Ended
     December 31, 1996......................................  F-84
  Notes to Consolidated Financial Statements................  F-85

LEHILL PARTNERS, L.P. AND CONSOLIDATED ENTITIES ("REGISTRY
  RESORT") -- UNAUDITED INTERIM FINANCIAL STATEMENTS
  Consolidated Balance Sheet as of June 30, 1997............  F-88
  Consolidated Statements of Operations for the Six Months
     Ended June 30, 1997 and 1996...........................  F-89
  Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 1997 and 1996...........................  F-90
  Notes to Consolidated Financial Statements................  F-91

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Florida Panthers Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Florida Panthers Holdings, Inc. (a Florida corporation) and subsidiaries as of June 30, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Panthers Holdings, Inc. and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  August 15, 1997.

                        FLORIDA PANTHERS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 AS OF JUNE 30,
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1997       1996
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 13,709   $    465
  Restricted cash...........................................    30,110         --
  Accounts receivable.......................................    13,087      3,119
  Inventory.................................................     5,763         --
  Current portion of Premier Club notes receivable..........     3,778         --
  Other current assets......................................     4,143        172
                                                              --------   --------
          Total current assets..............................    70,590      3,756
PROPERTY AND EQUIPMENT, NET.................................   475,391        972
INTANGIBLE ASSETS, NET......................................    40,987     37,882
PREMIER CLUB NOTES RECEIVABLE, NET OF CURRENT PORTION.......     8,240         --
OTHER ASSETS................................................     5,184      5,150
                                                              --------   --------
          Total assets......................................  $600,392   $ 47,760
                                                              ========   ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 34,590   $  2,313
  Deferred revenue..........................................    10,015        988
  Note payable to related party.............................        --     40,172
  Related party debt........................................        --     20,000
  Other current liabilities.................................     3,631      4,313
                                                              --------   --------
          Total current liabilities.........................    48,236     67,786
LONG-TERM DEBT..............................................   186,056     25,000
PREMIER CLUB MEMBERSHIP FEES................................    63,499         --
OTHER NON-CURRENT LIABILITIES...............................     1,448      3,277
COMMITMENTS AND CONTINGENCIES (NOTE 8)
SHAREHOLDERS' EQUITY (DEFICIT):
  Class A Common Stock, $.01 par value, 100,000,000 shares
     authorized and 27,929,570 and 871,000 shares issued and
     outstanding at June 30, 1997 and 1996, respectively....       279          9
  Class B Common Stock, $.01 par value, 10,000,000 shares
     authorized and 255,000 shares issued and outstanding at
     June 30, 1997..........................................         3         --
  Contributed capital (deficiency)..........................   304,095    (48,312)
  Accumulated deficit.......................................    (3,224)        --
                                                              --------   --------
          Total shareholders' equity (deficit)..............   301,153    (48,303)
                                                              --------   --------
          Total liabilities and shareholders' equity
           (deficit)........................................  $600,392   $ 47,760
                                                              ========   ========

        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          FOR THE YEARS ENDED JUNE 30,
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           1997          1996          1995
                                                         --------      --------      --------
REVENUE:
  Leisure and recreation...............................  $ 17,567      $     --      $     --
  Entertainment and sports.............................    36,695        34,087        17,746
                                                         --------      --------      --------
          Total revenue................................    54,262        34,087        17,746

OPERATING EXPENSES:
  Cost of leisure and recreation services..............     6,658            --            --
  Cost of entertainment and sports services............    35,135        35,958        17,210
  Selling, general and administrative..................    15,150         8,371         5,569
  Amortization and depreciation........................     5,698         9,815         6,266
                                                         --------      --------      --------
          Total operating expenses.....................    62,641        54,144        29,045
                                                         --------      --------      --------
OPERATING LOSS.........................................    (8,379)      (20,057)      (11,299)
INTEREST AND OTHER INCOME..............................     1,923           122            38
INTEREST EXPENSE AND MINORITY INTEREST.................    (3,804)       (5,204)       (4,125)
                                                         --------      --------      --------
NET LOSS...............................................  $(10,260)     $(25,139)     $(15,386)
                                                         ========      ========      ========
PRIMARY AND FULLY DILUTED LOSS PER COMMON AND COMMON
  EQUIVALENT SHARE.....................................  $   (.74)     $  (4.76)     $  (2.96)
                                                         ========      ========      ========
WEIGHTED AVERAGE SHARES OUTSTANDING....................    13,829         5,276         5,203
                                                         ========      ========      ========

        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                   CLASS A           CLASS B
                                COMMON STOCK      COMMON STOCK
                               ---------------   ---------------                                   TOTAL
                               NUMBER            NUMBER            CONTRIBUTED                 SHAREHOLDERS'
                                 OF                OF                CAPITAL     ACCUMULATED      EQUITY
                               SHARES   AMOUNT   SHARES   AMOUNT    (DEFICIT)      DEFICIT       (DEFICIT)
                               ------   ------   ------   ------   -----------   -----------   -------------
BALANCE, JUNE 30, 1994.......     --     $ --      --      $ --     $ (13,862)    $      --      $ (13,862)
  Acquisition of Decoma
     Entities................    871        9      --        --         8,193            --          8,202
  Net loss...................     --       --      --        --       (15,386)           --        (15,386)
  Dividends -- Decoma
     Entities................     --       --      --        --        (1,302)           --         (1,302)
                               -----     ----     ---      ----     ---------     ---------      ---------
BALANCE, JUNE 30, 1995.......    871        9      --        --       (22,357)           --        (22,348)
  Net loss...................     --       --      --        --       (25,139)           --        (25,139)
  Dividends -- Decoma
     Entities................     --       --      --        --          (816)           --           (816)
                               -----     ----     ---      ----     ---------     ---------      ---------
BALANCE, JUNE 30, 1996.......    871        9      --        --       (48,312)           --        (48,303)
  Recapitalization...........  4,150       41     255         3        40,919            --         40,963
  Sales of common stock......  9,760       98      --        --       131,780            --        131,878
  Stock issued in
     acquisitions............ 13,149      131      --        --       186,884            --        187,015
  Net loss...................     --       --      --        --        (7,036)       (3,224)       (10,260)
  Dividends -- Decoma
     Entities................     --       --      --        --          (140)           --           (140)
                              ------     ----     ---      ----     ---------     ---------      ---------
BALANCE, JUNE 30, 1997....... 27,930     $279     255      $  3     $ 304,095     $  (3,224)     $ 301,153
                              ======     ====     ===      ====     =========     =========      =========

        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED JUNE 30,
                                 (IN THOUSANDS)

                                                                1997        1996       1995
                                                              ---------   --------   --------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (10,260)  $(25,139)  $(15,386)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Amortization and depreciation..........................      5,698      9,815      6,266
     Deferred compensation..................................        100      1,334        363
     Minority interest......................................        440        174        384
  Changes in operating assets and liabilities (excluding the effects of business acquisitions):
     Accounts receivable....................................      1,876     (1,195)       440
     Other current assets...................................       (512)    (3,425)      (604)
     Accounts payable and accrued expenses..................      2,205        938        448
     Deferred revenue and other liabilities.................      3,323        138       (705)
                                                              ---------   --------   --------
          Net cash provided by (used in) operating
            activities......................................      2,870    (17,360)    (8,794)
                                                              ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash acquired in business acquisitions....................      2,055         --         --
  Cash used in business acquisitions........................     (1,076)        --         --
  Capital expenditures......................................     (1,494)      (140)      (161)
                                                              ---------   --------   --------
          Net cash used in investing activities.............       (515)      (140)      (161)
                                                              ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock................    131,878         --         --
  Payments of related party debt............................    (20,000)        --         --
  Payments of note payable to related party.................       (340)    (3,500)    (7,200)
  Increase to note payable to related party.................         --     19,040     16,786
  Increase to interest payable to related party.............      1,131      2,406        947
  Proceeds from revolving credit line.......................     35,000         --         --
  Payment of long-term debt.................................   (135,915)        --         --
  Payment of dividends -- Decoma Entities...................       (140)      (816)    (1,302)
  Distribution to minority interests -- Decoma Entities.....       (725)      (402)      (486)
                                                              ---------   --------   --------
          Net cash provided by financing activities.........     10,889     16,728      8,745
                                                              ---------   --------   --------
          Increase (decrease) in cash and cash
            equivalents.....................................     13,244       (772)      (210)
CASH AND CASH EQUIVALENTS, at beginning of period...........        465      1,237      1,447
                                                              ---------   --------   --------
CASH AND CASH EQUIVALENTS, at end of period.................  $  13,709   $    465   $  1,237
                                                              =========   ========   ========

        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

(1)  ORGANIZATIONAL STRUCTURE

GENERAL

     Florida Panthers Holdings, Inc. (the "Company") currently conducts substantially all of its business through its subsidiaries, which include Panthers BRHC Limited ("Boca Resort"), 2301 SE 17th St. Ltd. ("Pier 66") and Rahn Bahia, Ltd. ("Bahia Mar"), each a limited partnership formed for the purpose of owning and operating the Boca Raton Resort and Club, the Hyatt Regency Pier 66 Hotel and the Radisson Bahia Mar Resort and Yachting Center, respectively, as well as the Florida Panthers Hockey Club, Ltd. ("Panthers", or the "Club"), a professional hockey team of the National Hockey League (the "NHL"), Arena Development Company, Ltd., ("Arena Development"), a limited partnership formed for the purpose of developing a new multi-purpose sports and entertainment center in Broward County, Florida (the "Broward County Arena" or the "Facility"), Arena Operating Company ("Arena Operator"), a limited partnership formed for the purpose of managing and operating the Broward County Arena, and Florida Panthers Ice Ventures, Inc. ("FPIVI"), a corporation formed for the purpose of developing ice rink facilities. In addition, the Company owns approximately 78% of the partnership interests in Decoma Miami Associates, Ltd. ("Decoma"), a Florida limited partnership, which operates the Miami Arena in which the Panthers currently play. Unless the context otherwise requires, all references herein to the Company shall mean Florida Panthers Holdings, Inc. and its subsidiaries collectively.

INITIAL OFFERINGS AND REORGANIZATION

     In November 1996, the Company sold a total of 7.3 million shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of which
2.7 million were sold to the public in an initial public offering (the "IPO") and 4.6 million shares were sold in a concurrent offering directly to certain investors at a price equal to the IPO price per share less underwriting discounts and commissions but including the placement agent fee (collectively, the "Initial Offerings"), resulting in net proceeds of approximately $66.3 million. The Company began trading shares of Class A Common Stock on the NASDAQ National Market in November 1996 (symbol "PUCK") and as of July 1997 has moved trading to the New York Stock Exchange (symbol "PAW").

     Prior to the completion of the Initial Offerings, and pursuant to an exchange agreement, the Company acquired from H. Wayne Huizenga, the Company's Chairman, all of the partnership interests in Florida Panthers Hockey Club, Ltd. ("Panthers Ltd.") in exchange for 4,149,710 shares of its Class A Common Stock and 255,000 shares of its Class B common stock, par value $.01 per share (the "Class B Common Stock"). This transaction is referred to as the Recapitalization. Additionally, the Company acquired all of the outstanding stock of Decoma Investment, Inc. I (formerly BIL Development, Inc.) and Decoma Investment, Inc. II (formerly Linbeck Miami Corporation), and, in turn, approximately 78% of the partnership interests in Decoma Miami Associates Ltd., a Florida limited partnership ("DMAL"), in exchange for 870,968 shares of its Class A Common Stock. Collectively, these transactions are referred to as the Reorganization.

PRIVATE PLACEMENT

     In January 1997, the Company issued and sold 2,460,000 shares of Class A Common Stock in a private equity placement transaction (the "Private Placement") at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company after fees and expenses of approximately $65.6 million.

                        FLORIDA PANTHERS HOLDINGS, INC.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying Consolidated Financial Statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts in the accompanying financial statements have been reclassified to conform with the current year presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     As of June 30, 1997 and 1996, the carrying amount of cash and cash equivalents, restricted cash, accounts receivable, Premier Club notes receivable, note payable to related party, related party debt, deferred revenue, accounts payable and accrued expenses, Premier Club membership fees and long-term debt reflected in the financial statements approximates their fair values.

CASH AND CASH EQUIVALENTS/RESTRICTED CASH

     Cash and cash equivalents consist primarily of cash in banks and highly-liquid investments with original maturities of 90 days or less. Restricted cash consists principally of escrow accounts restricted as to use and maintained in accordance with the terms of the First Mortgage Notes in place at the Boca Resort. (See Note 5.)

     Concentration of credit risk and market risk associated with cash, cash equivalents and restricted cash are considered low due to the credit quality of the issuers of the financial instruments held by the Company and due to their short duration to maturity.

ACCOUNTS RECEIVABLE

     Accounts receivable are primarily from major credit card companies and other large corporations. The Company performs ongoing credit evaluations of its significant customers and generally does not require collateral or a significant reserve for uncollectible balances.

SUPPLEMENTAL CASH FLOW INFORMATION

     Interest paid during the year ended June 30, 1997, 1996 and 1995 was $1.2 million, $3.8 million and $3.5 million, respectively. In addition, during the year ended June 30, 1997, in conjunction with the Initial Offerings and the Reorganization of the Company, note payable to related party of approximately $41.0 million was exchanged for 4,149,710 shares of Class A common stock, par value $.01 per share, and 255,000 shares of Class B common stock, par value $.01 per share of the Company. The Company also issued 13,148,892 shares of Class A common stock in connection with acquisitions.

INVENTORY

     Inventory consisting primarily of food, beverage, marina fuel, retail merchandise and operating supplies are determined using the first-in, first-out method and are stated at the lower of cost or market.

                        FLORIDA PANTHERS HOLDINGS, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation has been computed using the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              -----
Building and improvements...................................   40
Land improvements...........................................   15
Leasehold improvements......................................  5-20
Furniture, fixtures and equipment...........................   5-7

INTANGIBLE ASSETS

     The components of unamortized intangible assets as of June 30 were as follows (in 000's):

                                                               1997         1996
                                                              -------      -------
Franchise cost..............................................  $21,881      $22,489
Player contract acquisition costs...........................    3,916        6,507
Investment in Miami Arena Contract ("MAC")..................    8,516        8,886
Goodwill....................................................    6,674           --
                                                              -------      -------
                                                              $40,987      $37,882
                                                              =======      =======

     The Club paid a $50.0 million franchise fee to the NHL when joining the League, of which approximately $25.7 million was allocated to the contracts of players selected in the 1993 expansion draft. The allocation was based upon an independent appraisal of the fair value of the player contracts and is being amortized on a straight-line basis over the estimated useful lives of the contracts of approximately six years. The remaining portion of the franchise fee is being amortized on a straight-line basis over 40 years.

     The Miami Arena is owned by the Miami Sports and Exhibition Authority ("MSEA"), an agency of the City of Miami. Under the terms of the Miami Arena Contract ("MAC") between MSEA and DMAL, DMAL operates the Arena. The MAC is scheduled to expire on July 8, 2020. Amounts invested in the MAC are being amortized using the straight-line method over the remaining term of the MAC.

     Goodwill represents the amount of excess purchase price over the fair market value of net assets received in the Company's acquisitions and is being amortized on a straight-line basis over 40 years.

ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

     The Company continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of long-lived assets may warrant revision, or that long-lived asset balances may not be recoverable. If factors indicate that long-lived assets have been impaired, the Company uses an estimate of the remaining value of the long-lived assets in measuring recoverability. Unrecoverable amounts are charged to operations in the applicable period.

NOTE PAYABLE TO RELATED PARTY

     Note payable to related party represents a short-term borrowing of cash required for working capital from the Company's Chairman. Interest on these borrowings was at prime (8.25% at June 30, 1996) and was repaid with the Company's Common Stock as part of the Recapitalization. (See Note 1.)

                        FLORIDA PANTHERS HOLDINGS, INC.

REVENUE RECOGNITION

     Revenue associated with room rentals, food and beverage sales and other recreational amenity use at the Company's Resort Facilities is recognized when services are rendered. Boca Resort's club membership revenue (derived from annual dues based on the number and type of facilities the member uses) is recognized ratably over the membership year commencing October 1. The unrecognized portion of the membership revenue is recorded as deferred revenue.

     Revenue from tickets, television and radio broadcasting, advertising and promotions associated with the Panthers are generally recorded at the time the game to which such proceeds relate is played. Advance ticket sales and receipts on television and radio broadcasting are recorded as deferred revenue.

PLAYER CONTRACT COSTS

     Player salaries are recorded on a per game basis during the regular season. Player signing bonuses are amortized over the life of the player contract. The Company accounts for trades of player contracts as like-kind exchanges, whereby the recorded basis of the contract of the acquired player(s) is equal to the net book value of the contract of the traded player(s) plus or minus any cash consideration.

     Employment contracts with certain players require future compensation under certain circumstances. Generally, these contracts are executory in nature; accordingly, related payments are charged to operations over the contract playing seasons.

     The Company has obtained disability insurance policies for several of its players under multi-year contracts. Benefits would become payable after thirty consecutive games were missed by the insured player. The policies provide for payment of a portion of the player's salary for the remaining term of the contract or until the player can resume playing.

INCOME TAXES

     The Company, as of the date of its incorporation, adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial statement and income tax bases of assets and liabilities and net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not".

STOCK-BASED COMPENSATION

     Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No.
25. The Company intends to recognize the appropriate compensation costs, where appropriate, under the provisions of APB No. 25, and has provided the expanded disclosure required for the year ending June 30, 1997. (See Note 7.)

EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of options. In computing earnings (loss) per common and common equivalent share, the Company utilizes the modified treasury stock method.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share", and specifies the

                        FLORIDA PANTHERS HOLDINGS, INC.

computation, presentation and disclosure requirements for earnings or loss per share ("EPS"). The provisions of SFAS No. 128 are effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company's management believes the adoption of SFAS No. 128 will not have a material impact on the Company's EPS calculations.

(3)  BUSINESS COMBINATIONS

COMPLETED ACQUISITIONS

     Prior to the completion of the Initial Offerings, all of the partnership interests of the Decoma Entities were acquired by the Company, from the Company's Chairman, in exchange for a total of 870,968 shares of its Class A common stock. As this transaction was among entities under common control, it has been accounted for on an historical cost basis in a manner similar to a pooling of interests as of August 6, 1994, the date of their acquisition by the Company's Chairman, and the Consolidated Financial Statements have been restated accordingly.

     Businesses acquired through June 30, 1997 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition and are discussed below.

     In June 1997, the Company acquired substantially all of the net assets of Boca Resort in exchange for 272,303 shares of Class A Common Stock, rights to acquire approximately 4,242,586 shares of Class A Common Stock and warrants to purchase 869,810 shares of Class A Common Stock.

     In May 1997, the Company acquired the rights to operate the Gold Coast Ice Arena ("Gold Coast") in exchange for 34,760 shares of Class A Common Stock. Gold Coast is the current practice home of the Florida Panthers Hockey Club and provides open skating, ice hockey leagues and other programs to the public.

     In March 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in the Bahia Mar in exchange for 3,950,000 shares of Class A Common Stock.

     In March 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in the Pier 66 in exchange for 4,450,000 shares of Class A Common Stock.

     In January 1997, the Company acquired certain assets relating to the business of a twin-pad ice facility ("Incredible Ice") in exchange for $1.0 million in cash, 212,766 shares of the Company's Class A Common Stock and the assumption by the Company of a maximum of approximately $8.1 million in construction-related obligations, of which approximately $6.7 million was repaid upon consummation of the acquisition.

     The Company's unaudited pro forma consolidated results of operations assuming the above acquisitions had been consummated as of June 30 are as follows for the years indicated (in 000's, except per share amounts):

                                                                1997       1996
                                                              --------   --------
Revenue.....................................................  $201,093   $186,542
Operating income (loss).....................................  $ 14,543   $   (561)
Net loss....................................................  $ (6,475)  $(24,979)
Proforma fully diluted loss per common and common equivalent
  share.....................................................  $   (.27)  $  (1.36)

                        FLORIDA PANTHERS HOLDINGS, INC.

     The preliminary purchase price allocation for business combinations accounted for under the purchase method of accounting during the year ended June 30, 1997 is as follows (in 000's):

Cash acquired in business acquisitions......................  $   2,055
Property and equipment......................................    474,577
Other assets................................................      9,152
Intangible assets...........................................      6,743
Working capital surplus, excluding cash.....................     21,034
Debt assumed................................................   (261,971)
Other non-current liabilities assumed ......................    (63,499)
Common stock issued.........................................   (187,015)
                                                              ---------
Cash used in business acquisition...........................  $   1,076
                                                              =========

SUBSEQUENT ACQUISITION

     On August 13, 1997, the Company acquired approximately 68% of the ownership interests in the Registry Resort at Pelican Bay in Naples, Florida (the "Registry Resort") for 918,174 shares of Class A Common Stock and approximately $75.5 million in cash. The Registry Resort provides rooms, conference facilities, restaurants, retail outlets and other recreational facilities. This acquisition will be accounted for under the purchase method of accounting.

PENDING ACQUISITION (UNAUDITED)

     On September 8, 1997, the Company entered into a definitive agreement to acquire the Rolling Hills Golf Course in Davie, Florida for approximately $8.0 million in cash. The consummation of the transaction is subject to customary conditions and will be recorded under the purchase method of accounting.

(4)  PROPERTY AND EQUIPMENT

     A summary of property and equipment at June 30 is as follows (in 000's):

                                                                1997       1996
                                                              --------   --------
Land and land improvements..................................  $134,815   $     --
Buildings and improvements..................................   297,061        792
Furniture, fixtures and equipment...........................    30,556        932
Construction in progress....................................    15,517         --
                                                              --------   --------
                                                               477,949      1,724
Less: accumulated depreciation and amortization.............    (2,558)      (752)
                                                              --------   --------
                                                              $475,391   $    972
                                                              ========   ========

     Depreciation expense included in the consolidated statements of operations was approximately $1.9 million, $280,000 and $260,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

                        FLORIDA PANTHERS HOLDINGS, INC.

(5)  LONG-TERM DEBT

     Long-term debt at June 30 is as follows (in 000's):

                                                                1997       1996
                                                              --------   --------
Mortgage notes, collateralized by substantially all Pier 66
  property and equipment, varying interest rate (8.8% at
  June 30, 1997), due June 28, 2000.........................  $ 25,951   $     --
Note payable to bank, collateralized by substantially all
  Bahia Mar property and equipment, varying interest rate
  (7.2% at June 30, 1997), due June 30, 1999................    15,105         --
Senior note payable to bank, secured by a first mortgage and lien on all Boca Resort assets, varying interest rate
  (7.9% at June 30, 1997), due on August 22, 2001...........   110,000         --
Revolving credit facility with bank, collateralized by all
  assets of the Florida Panthers Hockey Club, varying
  interest rate (7.2% at June 30, 1997), due on June 26,
  2000......................................................    35,000         --
Note payable to bank, collateralized by all assets of
  Florida Panthers Hockey Club and fully guaranteed by the
  Company's Chairman, varying interest rate, repaid with net
  proceeds from the Initial Offerings.......................        --     25,000
Note payable with affiliate to bank, fully guaranteed by the
  Company's Chairman, varying interest rate.................        --     20,000
                                                              --------   --------
Total debt outstanding......................................   186,056     45,000
Less: current portion.......................................        --    (20,000)
                                                              --------   --------
                                                              $186,056   $ 25,000
                                                              ========   ========

     The Company's loan agreements require the maintenance of customary capital expenditure reserve funds for the replacement of capital assets. The Company was in compliance with these note requirements at June 30, 1997. The senior note payable requires the Company to deposit excess operating cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, fixed asset replacement and real estate tax payments. The note contains significant restrictions with respect to incurrence of other debt. In compliance with the agreement, the Company maintained $30.1 million in restricted cash at June 30, 1997.

(6)  PREMIER CLUB MEMBERSHIP FEES

     The Premier Club program at the Boca Resort requires an initial membership fee and annual dues based on the number and type of facilities the member uses.

     Under the terms of the Premier Club program, current applications for membership require a fee of $35,000. As of June 30, 1997, Boca Resort has recorded membership fees of approximately $63.5 million of which approximately $51.5 million has been received. As of June 30, 1997, membership notes receivable bear

                        FLORIDA PANTHERS HOLDINGS, INC.

interest at an average of 2.2% per annum with rates ranging from 0-9%. Based on the terms of the agreements, the membership notes will be collected as follows (in 000's):

1998........................................................  $ 3,778
1999........................................................    3,597
2000........................................................    2,489
2001........................................................    1,209
Thereafter..................................................      945
                                                              -------
                                                              $12,018
                                                              =======

     If any member paying over time suspends payments, amounts paid to date will be forfeited and recognized as income. Fully paid fees are refundable upon the death of a member or a member's spouse and upon the expiration of the 30-year membership term (subject to renewal at the member's option). The fee is also refundable upon a member's resignation from the Premier Club, but only out of the proceeds of the membership fee of the fifth new member to join the Premier Club following refund of all previously resigned members' fees. Total Premium Club membership fees of approximately $63.5 million at June 30, 1997, have been reflected as a non-current liability on the Company's Consolidated Balance Sheets.

(7)  STOCK OPTIONS

     The Company has a stock option plan under which shares of common stock may be granted to key employees and directors of the Company. Options granted under the plan are non-qualified and are granted at a price equal to the fair market value of the common stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and will vest in increments of 25% per year over a four year period on the yearly anniversary of the grant date.

     A summary of stock option transactions for the year ended June 30, 1997 is as follows:

                                                                         WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                             ---------   ----------------
Options outstanding at beginning of year...................         --            --
Granted....................................................  2,067,397        $17.85
Exercised..................................................         --            --
Cancelled..................................................    (21,605)       $10.00
                                                             ---------
Options outstanding at end of year.........................  2,045,792        $17.93
                                                             =========
Options exercisable at end of year.........................         --            --
Options available for future grants........................    554,208

     The range of exercise prices for the options outstanding at June 30, 1997 was $10.00 to $27.30.

     The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income (loss) for options granted with exercise prices equal to market price at the date of grant. Had compensation cost for the Company's stock option plans been determined pursuant to

                        FLORIDA PANTHERS HOLDINGS, INC.

SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's pro forma unaudited net loss and net loss per share, for the year ended June 30, 1997, would have increased as follows:

Pro forma net loss.........................................  $(11,271,000)
Pro forma net loss per share...............................  $       (.82)
Pro forma weighted average fair value of options granted...  $       8.74
Risk free interest rate....................................          6.35%
Expected lives.............................................     5-7 years
Expected volatility........................................            42%

(8)  COMMITMENTS AND CONTINGENCIES

LEASES

     The Club is a party to a license agreement with Leisure Management International ("LMI") for the use of the Miami Arena for its home games. In May 1996, the term of the license was extended to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season.

     The terms of the license agreement and the related agreements provide for the Club to pay minimum rent of $9,000 per home game, a seat use charge of $.75 per ticket sold and 7.5% of gross ticket sales proceeds over $200,000 per season plus utilities, staffing and other operating expenses. For the years ended June 30, 1997, 1996 and 1995, rent expense pertaining to the Miami Arena license agreement was approximately $1.7 million, $1.8 million and $729,000, respectively.

     The Company leases the Bahia Mar resort site from the City of Fort Lauderdale under an operating lease which has a term through August 31, 2062. Under the lease agreement, the Company is required to pay annual rental equal to the greater of a percentage (4 percent through September 30, 2012 and 4.25 percent thereafter) of annual gross operating revenue, as defined, or a $300,000 minimum annual rent (escalating on a formula percentage after September 2037). Rent expense under the lease totaled $247,000 for the period from the date of the Bahia Mar acquisition (March 4, 1997) to June 30, 1997. The lease agreement also requires the Company to annually set aside three percent of Bahia Mar's revenue, as defined in the lease agreement, for the purchase, replacement and upgrade of furniture, fixtures and equipment. All such restricted funds have been spent on their required purpose at June 30, 1997.

     Future minimum lease obligations under various noncancellable operating leases with initial terms in excess of one year at June 30, 1997 are as follows (in 000's):

1998........................................................  $ 2,446
1999........................................................    2,138
2000........................................................    1,157
2001........................................................      645
2002........................................................      300
Thereafter..................................................   18,858
                                                              -------
                                                              $25,544
                                                              =======

     As of June 30, 1997, the Company has two letters of credit which secure two operating leases. The letters of credit are collateralized by certificates of deposit totaling $500,000 which mature in August 1997 and are included in restricted cash.

                        FLORIDA PANTHERS HOLDINGS, INC.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with various player and non-player employees which expire at various dates through June of 2000. The terms of these employment agreements require future payments, excluding bonuses, at June 30, 1997 as follows (in 000's):

1998........................................................  $18,891
1999........................................................   10,246
2000........................................................    3,812
                                                              -------
                                                              $32,949
                                                              =======

BROWARD COUNTY ARENA

     In June 1996, the Company entered into a 30-year license agreement for the use of the Broward County Arena (the "Broward License Agreement"). In connection therewith, Broward County will receive revenue (the "County Preferred Revenue") from the operations of the Facility. The Company has provided Broward County a guaranty pursuant to which the Company will be obligated to pay Broward County the County Preferred Revenue Obligation. The Company believes that the revenue generated from the operations of the Facility will be sufficient to provide Broward County with the County Preferred Revenue. The Broward License Agreement commences upon the completion of construction of the Facility, which is currently scheduled for October 1, 1998. The Broward License Agreement is for a term of 30 years, which may be extended for additional five year periods, subject to certain conditions.

     Pursuant to the Broward License Agreement, the Company is entitled to receive all (a) revenue from the sale of (i) general seating ticket sales for its home games to be played at the Facility, (ii) non-consumable concession items at the Facility during its home games, (iii) items in the Club's retail store to be located within the Facility, (iv) (in conjunction with and subject to the rights of the NHL) the rights to all television and radio and other media broadcasting rights for hockey related events at the Facility, (v) advertising within or on certain designated locations at the Facility during hockey related events and (vi) Panthers' related sponsorships or NHL league-wide sponsorships; and (b) the first $14.0 million of "net operating income" generated by the Facility and 80% with Broward County receiving 20% of all net operating income generated by the Facility in excess of $14.0 million. "Net operating income" is defined to include revenue from building naming rights fees, food and beverage concessions, parking, non-hockey related advertising and all other revenue generated from non-hockey related events offset by certain arena operating and financing costs.

     The Company will be obligated to pay rent in the amount of approximately $7,500 per home game played by the Panthers at the Facility and to pay certain utility and event staffing expenses, but the combined amounts payable by the Club under the Broward License Agreement will not exceed 5% of the gross receipts from the sale of general seating tickets to the Panthers' home games.

LITIGATION

     On April 9, 1997, Allied Minority Contractors Association, Inc., South Florida Chapter of NAMC, Overnight Success Construction, Inc., Reed Jr., Plumbing, Inc. and Christopher Mallard (collectively, the "Broward County Plaintiffs") filed a suit against Broward County and Arena Development in the Seventeenth Judicial Circuit in and for Broward County, Florida. This suit alleges that Broward County entered into the agreement with the Company to develop the Broward County Arena in violation of Florida law and Broward County ordinances. The Broward County Plaintiffs seek, among other things, to nullify the agreement between Broward County and the Company to develop the Broward County Arena. The Company believes that his suit is without merit and intends to vigorously defend against it. An unfavorable outcome of the suit may have a material adverse effect on the Company's financial condition or results of operations. On July 10, 1997, the

                        FLORIDA PANTHERS HOLDINGS, INC.

trial court denied the Broward County Plaintiff's motion for a temporary restraining order. This case is set for trial on February 2, 1998.

     On January 28, 1997, February 4, 1997 and March 18, 1997, purported class action lawsuits were filed against the Company and certain of its officers and directors which allege, among other things, that the defendants violated the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with sales of the Company's Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. The Company has not fully assessed the likely outcome of the class action litigation, but intends to vigorously defend against these suits.

     On January 9, 1997, a lawsuit was filed by the Company, seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Facility. The lawsuit asked for a declaratory judgment finding the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against the Company's complaint, finding that the Prevailing Wage Ordinance was applicable. The Company appealed the decision rendered by the court and the trial court's order has been stayed pending appeal. An unfavorable outcome of this suit may require the Company to incur additional costs of up to approximately $4.5 million.

     The Company is not presently involved in any other material legal proceedings. However, the Company may from time to time become a party to legal proceedings arising in the ordinary course of business.

     While the results of the legal proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, consolidated cash flows or consolidated financial position. However, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations or cash flows for the periods in which they are resolved.

(9)  LICENSE AND FRANCHISE AGREEMENTS

     Upon the acquisition of Pier 66, the Company assumed the rights of the franchise agreement with Hyatt Franchise Corporation. The franchise agreement is for a 20-year term ending November 14, 2014 with various early termination provisions and liquidated damages for early termination. The franchise agreement provides a reimbursement of not more than $15,000 for out-of-pocket expenses incurred relating to the granting of the franchise and monthly royalty fees based on a percentage of gross room revenue: four percent through November 30, 1997 and five percent thereafter. The franchise agreement also provides for the pro-rata allocation of certain Hyatt "allocable chain expenses". Aggregate Hyatt fees and expenses amounted to $398,000 for the period from the Pier 66 acquisition (March 4, 1997) to June 30, 1997.

     The franchise agreement also requires maintenance of a customary reserve for replacement of furniture, fixtures and equipment. This reserve is four percent of gross room revenue and all cash was utilized for its required purpose at June 30, 1997.

     Upon the acquisition of Bahia Mar, the Company assumed the rights of a ten year license agreement with Radisson Hotels International, Inc. ("Radisson"). The terms of the agreement allow the Company to operate Bahia Mar using the Radisson system. Annual fees payable to Radisson pursuant to the agreement are four percent of the first $7.0 million of gross room sales and five percent of gross room sales (as defined by the agreement) in excess of $7.0 million through December 31, 1997. The remainder of the term requires fees in the amount of five percent of gross room sales. Fees paid to Radisson pursuant to the license agreement totaled $134,000 from the date of Bahia Mar's acquisition (March 4, 1997) to June 30, 1997.

                        FLORIDA PANTHERS HOLDINGS, INC.

(10)  MANAGEMENT AGREEMENTS

     The Company is a party to a hotel management agreement (the "Pier 66 Management Agreement") with Pier 66 Management pursuant to which Pier 66 Management operates Pier 66. The remaining term of the Pier 66 Management Agreement is approximately three years and it provides for an annual management fee of approximately $500,000.

     The Company is also a party to a separate hotel management agreement (the "Bahia Mar Management Agreement") with Bahia Mar Management pursuant to which Bahia Mar Management operates Bahia Mar. The remaining term of the Bahia Mar Management Agreement is approximately three years and it provides for an annual management fee equal to 2% of gross room sales.

(11)  RELATED PARTY TRANSACTIONS

     It is the Company's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties.

     The Company pays a management fee to Huizenga Holdings, Inc. ("HHI", a corporation whose sole shareholder is the Company's Chairman) equal to 1% of total revenue, excluding all NHL national television revenue and NHL Enterprise rights. Such fees totaled approximately $498,000, $293,000 and $132,000 for the years ended June 30, 1997, 1996 and 1995, respectively, and are reflected as a component of Selling, general and administrative expenses in the accompanying consolidated statements of operations.

     In August 1994, the Company's Chairman purchased a 50% interest in LMI, which manages the Miami Arena pursuant to a management agreement (the "Management Agreement") with Decoma. Under the terms of the Management Agreement, LMI received from Decoma a management fee of approximately $120,000, $109,000 and $122,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

     In June 1993, the Company, along with an affiliate, Panthers Investment Venture ("PIV") borrowed $20.0 million bearing interest at LIBOR plus .75 percent per annum for the purpose of financing a portion of the NHL franchise fee. Following the completion of the Initial Offerings, this note was repaid in full. Note payable to related party of approximately $40.2 million at June 30, 1996, represents a short-term borrowing of cash required for working capital from the Company's Chairman plus interest at prime. In conjunction with the Recapitalization, the Chairman received in exchange for this note 4,149,710 shares of Class A Common Stock and 255,000 shares of Class B Common Stock. Prior to the Reorganization, Recapitalization, and Initial Offerings, the Company incurred related party interest expense of approximately $1.6 million, $3.4 million and $2.3 million, for the years ended June 30, 1997, 1996 and 1995, respectively.

     On March 4, 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in the Pier 66 and Bahia Mar for 8,400,000 shares of Class A Common Stock. Four of the Company's directors collectively received 2,395,205 shares of the Company's Class A Common Stock in connection with the acquisition.

                        FLORIDA PANTHERS HOLDINGS, INC.

(12)  OPERATIONS BY BUSINESS SEGMENT

     The Company is a diversified holding company with major business operations in the leisure and recreation and entertainment and sports industries. The Company operates in the United States. The following table presents financial information regarding the Company's different business segments as of and for the years ended June 30 (in 000's):

                                                   1997          1996          1995
                                                 --------      --------      --------
Revenue:
  Leisure and recreation.......................  $ 17,567      $     --      $     --
  Entertainment and sports.....................    36,695        34,087        17,746
                                                 --------      --------      --------
                                                 $ 54,262      $ 34,087      $ 17,746
                                                 ========      ========      ========
Operating income (loss):
  Leisure and recreation.......................  $  4,053      $     --      $     --
  Entertainment and sports.....................   (10,533)      (20,057)      (11,299)
  Corporate....................................    (1,899)           --            --
                                                 --------      --------      --------
                                                 $ (8,379)     $(20,057)     $(11,299)
                                                 ========      ========      ========
Amortization and depreciation:
  Leisure and recreation.......................  $  1,459      $     --      $     --
  Entertainment and sports.....................     4,239         9,815         6,266
                                                 --------      --------      --------
                                                 $  5,698      $  9,815      $  6,266
                                                 ========      ========      ========
Capital expenditures:
  Leisure and recreation.......................  $    419      $     --      $     --
  Entertainment and sports.....................     1,058           140           161
  Corporate....................................        17            --            --
                                                 --------      --------      --------
                                                 $  1,494      $    140      $    161
                                                 ========      ========      ========
Assets:
  Leisure and recreation.......................  $533,493      $     --      $     --
  Entertainment and sports.....................    65,338        47,760        53,587
  Corporate....................................     1,561            --            --
                                                 --------      --------      --------
                                                 $600,392      $ 47,760      $ 53,587
                                                 ========      ========      ========

(13)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              FIRST    SECOND     THIRD    FOURTH
                                                             QUARTER   QUARTER   QUARTER   QUARTER
                                                             -------   -------   -------   -------
Revenue.............................................  1997   $ 1,167   $14,216   $21,754   $17,125
                                                      1996   $   836   $12,276   $10,912   $10,063
Operating income (loss).............................  1997   $(3,904)  $(2,556)  $   782   $(2,701)
                                                      1996   $(4,968)  $(3,336)  $(6,510)  $(5,243)
Primary and fully diluted earnings (loss) per
  share.............................................  1997   $ (1.00)  $  (.37)  $   .07   $  (.10)
                                                      1996   $ (1.15)  $  (.85)  $ (1.48)  $ (1.28)
Net income(loss)....................................  1997   $(5,274)  $(3,525)  $ 1,277   $(2,738)
                                                      1996   $(6,044)  $(4,493)  $(7,815)  $(6,787)

                        FLORIDA PANTHERS HOLDINGS, INC.

(14)  INCOME TAXES

     Prior to the Recapitalization, the Company and its subsidiaries were non-tax paying entities. For the year ended June 30, 1997, however, the Company was not required to provide for federal or state income taxes due to its net losses. Under the provisions of SFAS No. 109, the Company has provided a valuation allowance to reserve against 100% of its net operating loss carryforwards given the Company's history of net losses. As of June 30, 1997, for financial reporting purposes, the Company has net operating loss carryforwards of approximately $2.2 million, which if not utilized, will expire beginning in 2012.

(15)  EMPLOYEE BENEFITS

     Certain of the Company's employees are participants in a 401(k) Savings and Retirement Plan (the "401(k)"), a defined contribution plan for non-players. The 401(k) is available to employees over the age of 21 with at least one year of service who work a minimum of 1,000 hours per year. The Company may match a discretionary percentage of the amount contributed by the participant up to a limit of 6% of annual compensation. Employees may contribute up to 10% of their annual compensation. Participants are automatically vested in compensation deferrals. Vesting in Company matching contributions is at the rate of 20% each year, after one year of plan participation, reaching 100% after five years. The Company did not make a discretionary contribution in fiscal 1997, 1996 or 1995.

     Boca Resort has in place a 401(a) Plan (the "Boca Plan") for which substantially all of Boca Resort's employees are eligible to participate. The Boca Plan allows participants to contribute up to 16% of their total compensation. The Company is required to contribute 50% of the first 6% of the employee's earnings. The Company has until December 31, 1998 to bring the Boca Plan into compliance with IRS coverage regulations.

     The Club's NHL hockey players are covered under the NHL Club Pension Plan and Trust (the "Plan") which is administered by the NHL and represents a multi-employer defined contribution plan. The Club's contributions to the Plan totaled $157,000, $180,000 and $89,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

     Beginning April 1, 1995, the Company obtained commercial insurance coverage to cover employees', other than players and coaches, health care costs for which employees make partial contributions. Players and coaches are covered under the NHL Medical and Dental Plan administered by the NHL, for which the Company pays 100% of the premiums. Prior to April 1, 1995, the Company's employees, other than players and coaches, were covered under a self-insured group health plan sponsored by an affiliate. The Company fully reimbursed the third-party administrator for its actual billed cost, including the cost of all paid claims for all Company employees other than coaches and players.

(16)  SUBSEQUENT EVENT

     On August 6, 1997, the Company offered 6,780,135 shares of Class A Common Stock, of which 6,000,000 shares were sold by the Company and 780,135 shares were offered for the account of certain selling shareholders. The net proceeds to the Company were approximately $109.7 million.

                        FLORIDA PANTHERS HOLDINGS, INC.



                          CONSOLIDATED BALANCE SHEETS


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                               (UNAUDITED)
                                                              SEPTEMBER 30,   JUNE 30,
                                                                  1997          1997
                                                              -------------   --------
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 28,396      $ 13,709
  Restricted cash...........................................      27,673        30,110
  Accounts receivable.......................................      14,726        13,087
  Inventory.................................................       6,315         5,763
  Current portion of Premier Club notes receivable..........       3,727         3,778
  Other current assets......................................       4,882         4,143
                                                                --------      --------
       Total current assets.................................      85,719        70,590
PROPERTY AND EQUIPMENT......................................     570,271       475,391
INTANGIBLE ASSETS, NET......................................      40,182        40,987
PREMIER CLUB NOTES RECEIVABLE, NET OF CURRENT PORTION.......       7,862         8,240
OTHER ASSETS................................................      11,917         5,184
                                                                --------      --------
          Total assets......................................    $715,951      $600,392
                                                                ========      ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $ 41,886      $ 34,590
  Deferred revenue..........................................      32,326        10,015
  Other current liabilities.................................       4,257         3,631
                                                                --------      --------
          Total current liabilities.........................      78,469        48,236
LONG-TERM DEBT..............................................     151,056       186,056
PREMIER CLUB MEMBERSHIP FEES................................      65,000        63,499
OTHER NON-CURRENT LIABILITIES...............................       2,993         1,448
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN CONSOLIDATED ENTITIES..................       4,046            --
SHAREHOLDERS' EQUITY:
  Class A Common Stock, $.01 par value, 100,000,000 shares
     authorized and 34,847,744 and 27,929,570 shares
     outstanding at September 30 and June 30, 1997,
     respectively...........................................         348           279
  Class B Common Stock, $.01 par value, 10,000,000 shares
     authorized and 255,000 shares issued and outstanding at
     September 30 and June 30, 1997.........................           3             3
  Contributed capital.......................................     429,417       304,095
  Accumulated deficit.......................................     (15,381)       (3,224)
                                                                --------      --------
          Total shareholders' equity........................     414,387       301,153
                                                                --------      --------
          Total liabilities and shareholders' equity........    $715,951      $600,392
                                                                ========      ========



        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.



                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


                    FOR THE THREE MONTHS ENDED SEPTEMBER 30,


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                1997      1996
                                                              --------   -------
REVENUE:
  Leisure and recreation....................................  $ 30,287   $    --
  Entertainment and sports..................................     2,662     1,167
                                                              --------   -------
          Total revenue.....................................    32,949     1,167
OPERATING EXPENSES:
  Cost of leisure and recreation services...................    17,568        --
  Cost of entertainment and sports services.................     3,338     2,489
  Selling, general and administrative expenses..............    17,442     1,671
  Amortization and depreciation expense.....................     3,847       911
                                                              --------   -------
          Total operating expenses..........................    42,195     5,071
OPERATING LOSS..............................................    (9,246)   (3,904)
INTEREST AND OTHER INCOME...................................       264        --
INTEREST EXPENSE AND MINORITY INTEREST......................    (3,175)   (1,370)
                                                              --------   -------
NET LOSS....................................................  $(12,157)  $(5,274)
                                                              ========   =======
PRIMARY AND FULLY DILUTED LOSS PER COMMON SHARE.............  $  (0.38)  $ (1.00)
                                                              ========   =======
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING...............    32,000     5,276
                                                              ========   =======



        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.



                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS


                    FOR THE THREE MONTHS ENDED SEPTEMBER 30,


                                 (IN THOUSANDS)



                                                                1997      1996
                                                              --------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(12,157)  $(5,274)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Amortization and depreciation..........................     3,847       911
     Deferred compensation..................................        --      (163)
     Minority interest......................................        88       (34)
  Change in operating assets and liabilities (excluding the
     effects of business acquisitions):
     Accounts receivable....................................       (35)    1,762
     Other current assets...................................     2,730    (2,731)
     Accounts payable and accrued expenses..................    (3,001)    1,195
     Deferred revenue and other liabilities.................    24,061    14,827
                                                              --------   -------
          Net cash provided by operating activities.........    15,533    10,493
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash acquired in business acquisitions....................    12,476        --
  Cash used in business acquisitions........................   (75,508)       --
  Capital expenditures......................................   (11,418)     (494)
                                                              --------   -------
          Net cash used in investing activities.............   (74,450)     (494)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of common stock................   108,763        --
  Proceeds from borrowings under note payable to related
     party..................................................        --       791
  Payments on revolving credit line.........................   (35,000)       --
  Payment of dividends to minority interests................        --       (73)
  Distribution to minority interests........................      (159)      (56)
                                                              --------   -------
          Net cash provided by financing activities.........    73,604       662
                                                              --------   -------
          Increase in cash and cash equivalents.............    14,687    10,661
CASH AND CASH EQUIVALENTS, at beginning of period...........    13,709       465
                                                              --------   -------
CASH AND CASH EQUIVALENTS, at end of period.................  $ 28,396   $11,126
                                                              ========   =======



        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.



              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



1.  BASIS OF PRESENTATION



     The accompanying unaudited Consolidated Financial Statements of Florida Panthers Holdings, Inc. and subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.



     The financial information furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the three-month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year primarily due to seasonal variations. All significant intercompany accounts have been eliminated.



2.  ORGANIZATION



     The Company is a holding company with subsidiaries currently operating in two business segments: (i) leisure and recreation (the "Leisure and Recreation Business") and (ii) entertainment and sports (the "Entertainment and Sports Business").



     The Leisure and Recreation Business presently consists of the Company's ownership of the Boca Raton Resort and Club ("Boca Resort"), the Hyatt Regency Pier 66 Hotel and Marina ("Pier 66") and the Radisson Bahia Mar Beach Resort and Yachting Center ("Bahia Mar"), and its majority ownership interest in the Registry Hotel at Pelican Bay ("Registry Resort") (Boca Resort, Pier 66, Bahia Mar and Registry Resort are collectively referred to as the "Resort Facilities").



     The Entertainment and Sports Business consists of the Florida Panthers hockey club (the "Panthers"), the operation of two ice skating rinks, the arena operating and development companies associated with the new Broward County Arena and an interest in the Miami Arena.



3.  SALE OF COMMON STOCK



     On August 11, 1997, the Company received $108.8 million in net proceeds from the underwritten public offering of 6,000,000 shares of Class A Common Stock. A portion of the proceeds was used to acquire Registry Resort.



4.  BUSINESS COMBINATIONS



     On August 13, 1997, the Company acquired 68% of the ownership interests (325 of the 474 units) in Registry Resort for 918,174 shares of Class A Common Stock, warrants to purchase 325,000 shares of Class A Common Stock and $75.5 million in cash. In September 1997, the Company made offers to acquire the remaining units of Registry Resort. To date, the Company has closed on 45 additional units, increasing its ownership interest to approximately 78%. See "Management's Discussion and Analysis of Financial Condition -- Cash Used in Investing Activities".

                        FLORIDA PANTHERS HOLDINGS, INC.



      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     The acquisition of Registry Resort has been accounted for under the purchase method of accounting. The preliminary purchase price allocation in thousands is set forth below.



Cash acquired in connection with business acquisition.......  $ 12,476
Other current assets........................................     7,347
Property and equipment......................................    86,499
Other non-current assets....................................     2,319
Current liabilities including accrued transaction related
  costs.....................................................   (12,300)
Minority interest...........................................    (4,046)
Class A Common Stock issued or reserved for issuance........   (16,787)
                                                              --------
Cash used in business acquisition...........................  $ 75,508
                                                              ========



     The Company's consolidated results of operations on an unaudited pro forma basis, assuming that the Registry Resort acquisition and sale of 6,000,000 shares of Class A Common Stock occurred at the beginning of the periods presented, are set forth below in thousands. See also Note 3.



                                                                 THREE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Revenue.....................................................  $ 36,084   $  3,988
Net operating loss..........................................    (9,477)    (4,112)
Net loss....................................................   (11,885)    (5,029)
Pro forma primary and fully diluted loss per common share...     (0.34)     (0.41)
Weighted average number of shares outstanding...............    35,103     12,194



5.  RECENT DEVELOPMENTS



     On September 8, 1997, the Company entered into a definitive agreement to acquire the Rolling Hills Golf Course in Davie, Florida for $8.0 million in cash. The consummation of the transaction is subject to customary conditions and will be accounted for under the purchase method of accounting.

                        FLORIDA PANTHERS HOLDINGS, INC.

                INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

     Florida Panthers Holdings, Inc. (the "Company") is a holding company with subsidiaries currently operating in two business segments: (1) leisure and recreation and (ii) entertainment and sports. The leisure and recreation business consists of four high-end destination luxury resort operations: the Boca Raton Resort and Club ("Boca Resort"), the Registry Resort at Pelican Bay ("Registry Resort"), the Hyatt Regency Pier 66 Hotel and Marina ("Pier 66" or "2301 Ltd.") and the Radisson Bahia Mar Resort and Yachting Center ("Bahia Mar" or "Rahn Ltd.") (collectively, the "Resort Facilities"). The Company's entertainment and sports business consists of ownership and operation of the Florida Panthers, a professional hockey team which has been a member of the National Hockey League ("NHL") since 1993, arena development and management operations and ice skating rink operations.

SEASONALITY

     The Resort Facilities are located in Florida and have historically experienced higher revenues and operating income during the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. The NHL regular season begins during the fall and ends in late spring. As a result, the Company realizes a majority of its hockey revenue and related expenses during such period.

GENERAL

     The unaudited pro forma consolidated balance sheet as of June 30, 1997 and the unaudited pro forma statement of operations for the year then ended, reflect adjustments to Florida Panthers Holdings, Inc. and Registry Resort historical financial position and results of operations to give effect to the transactions discussed below as if such transactions had been consummated at June 30, 1997, or at the beginning of the period presented.

THE INITIAL OFFERINGS

     The unaudited pro forma statement of operations reflects the Company's initial public offering and concurrent offering directly to certain investors (the "Initial Offerings"), which was effective November 13, 1996 and the application of the net proceeds therefrom, as if these offerings had occurred at the beginning of the period presented.

PRIVATE PLACEMENT TRANSACTION

     In January 1997, the Company issued and sold 2,460,000 shares of unregistered, but otherwise unrestricted, Class A Common Stock in a private placement at a price of $27.75 per share (the "Private Placement"). The Private Placement resulted in net proceeds to the Company of $65.6 million after deducting placement agency fees and other expenses. The application of the net proceeds of the Private Placement has been reflected in the unaudited pro forma consolidated statement of operations as if it had occurred at the beginning of the period presented.

SUBSEQUENT OFFERING

     In August 1997, the Company issued and sold 6,000,000 shares of Class A Common Stock at a price of $19.25 per share (the "Subsequent Offering") resulting in net proceeds to the Company of $108.8 million after deducting placement agency fees and other expenses. The application of the net proceeds of the Subsequent Offering has been reflected in the unaudited pro forma consolidated statement of operations as if it had occurred at the beginning of the period presented.

                        FLORIDA PANTHERS HOLDINGS, INC.

                INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

BUSINESS COMBINATIONS

     Prior to the completion of the Initial Offerings, all of the partnership interests of the Decoma Entities, which share in the operation of the Miami Arena where the Panthers currently play, were acquired by the Company, from the Company's Chairman, in exchange for a total of 870,968 shares of its Class A Common Stock. As this transaction was among entities under common control, it was accounted for on a historical cost basis in a manner similar to a pooling of interests as of August 6, 1994, the date of their acquisition by the Company's Chairman.

     Businesses acquired through June 30, 1997 are accounted for under the purchase method of accounting and are included in the historical financial statements from the date of acquisition and are discussed below. These acquisitions have been reflected in the unaudited pro forma statement of operations as if they occurred as the beginning of the period presented:

     In June 1997, the Company acquired substantially all of the net assets of Boca Resort in exchange for 272,303 shares of Class A Common Stock, rights to acquire approximately 4,242,586 shares of Class A Common Stock and warrants to purchase 869,810 shares of Class A Common Stock.

     In May 1997, the Company acquired the rights to operate the Gold Coast Ice Arena in exchange for 34,760 shares of Class A Common Stock. Gold Coast is the current practice home of the Florida Panthers Hockey Club and provides open skating, ice hockey leagues and other programs to the public.

     In March 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Bahia Mar in exchange for 3,950,000 shares of Class A Common Stock.

     In March 1997, the Company acquired all ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Pier 66 in exchange for 4,450,000 shares of Class A Common Stock.

     In January 1997, the Company acquired certain assets relating to the business of a twin-pad ice facility ("Incredible Ice") in exchange for $1.0 million in cash, 212,766 shares of the Company's Class A Common Stock and the assumption by the Company of a maximum of approximately $8.1 million in construction-related obligations, of which approximately $6.7 million was repaid upon consummation of the acquisition.

RECENTLY ACQUIRED BUSINESS

     In August 1997, the Company acquired interests constituting approximately 68% of Registry Resort in exchange for approximately $75.5 million in cash, together with 918,174 shares and warrants to purchase 325,000 shares of the Company's Class A Common Stock.

                        FLORIDA PANTHERS HOLDINGS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                          BUSINESS SUBSEQUENTLY
                                                                                ACQUIRED
                                                                      -----------------------------   SUBSEQUENT
                                                   FLORIDA PANTHERS                     ACQUISITION    OFFERING        PRO FORMA
                                                    HOLDINGS, INC.    REGISTRY RESORT   ADJUSTMENTS   ADJUSTMENTS     AS ADJUSTED
                                                   ----------------   ---------------   -----------   -----------     -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................     $  13,709           $ 8,491        $(75,508)(b)  $ 108,821(e)     $  20,513
                                                                                                         (35,000)(e)
  Restricted cash................................        30,110             2,942              --             --           33,052
  Accounts receivable............................        13,087             2,596              --             --           15,683
  Inventories....................................         5,763               678              --             --            6,441
  Current portion of Premier Club notes
    receivable...................................         3,778                --              --             --            3,778
  Current portion of mortgage notes receivable...            --               301              --             --              301
  Other current assets...........................         4,143             1,334              --             --            5,477
                                                      ---------           -------        --------      ---------        ---------
        Total current assets.....................        70,590            16,342         (75,508)        73,821           85,245
PROPERTY AND EQUIPMENT, NET......................       475,391            12,921          73,578(a)          --          561,890
PREMIER CLUB NOTES RECEIVABLE, NET OF CURRENT
  PORTION........................................         8,240                --              --             --            8,240
MORTGAGE NOTES RECEIVABLE, NET OF CURRENT
  PORTION........................................            --             2,329              --             --            2,329
INTANGIBLE ASSETS, NET...........................        40,987                --              --             --           40,987
OTHER ASSETS.....................................         5,184             3,523              --             --            8,707
                                                      ---------           -------        --------      ---------        ---------
        Total assets.............................     $ 600,392           $35,115        $ (1,930)     $  73,821        $ 707,398
                                                      =========           =======        ========      =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses..........     $  34,590           $ 3,331        $  7,425(c)   $      --        $  45,346
  Deferred revenue...............................        10,015               980              --             --           10,995
  Other current liabilities......................         3,631                25              --             --            3,656
                                                      ---------           -------        --------      ---------        ---------
        Total current liabilities................        48,236             4,336           7,425             --           59,997
LONG-TERM DEBT...................................       186,056                --              --        (35,000)(e)      151,056
PREMIER CLUB MEMBERSHIP FEES.....................        63,499                --              --             --           63,499
OTHER NON-CURRENT OBLIGATIONS....................         1,448                --              --             --            1,448
MINORITY INTEREST IN CONSOLIDATED ENTITIES.......            --             4,637              --             --            4,637
SHAREHOLDERS' EQUITY:
  Class A common stock...........................           279                --               9(d)          60(e)           348
  Class B common stock...........................             3                --              --             --                3
  Contributed capital............................       304,095            26,142          (9,364)(d)    108,761(e)       429,634
  Accumulated deficit............................        (3,224)               --              --             --           (3,224)
                                                      ---------           -------        --------      ---------        ---------
        Total shareholders' equity...............       301,153            26,142          (9,355)       108,821          426,761
                                                      ---------           -------        --------      ---------        ---------
        Total liabilities and shareholders'
          equity.................................     $ 600,392           $35,115        $ (1,930)     $  73,821        $ 707,398
                                                      =========           =======        ========      =========        =========

         The accompanying notes are an integral part of this statement.

                        FLORIDA PANTHERS HOLDINGS, INC.



            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                   BUSINESS
                                                                            SUBSEQUENTLY ACQUIRED
                                                            FLORIDA       --------------------------   SUBSEQUENT
                                                            PANTHERS        REGISTRY     ACQUISITION    OFFERING     PRO FORMA AS
                                                         HOLDINGS, INC.      RESORT      ADJUSTMENTS   ADJUSTMENTS     ADJUSTED
                                                         --------------   ------------   -----------   -----------   ------------
REVENUE:
  Leisure and recreation...............................     $ 30,287         $3,135         $  --          $ --        $ 33,422
  Entertainment and sports.............................        2,662             --            --            --           2,662
                                                            --------         ------         -----          ----        --------
      Total revenue....................................       32,949          3,135            --            --          36,084
OPERATING EXPENSES:
  Cost of leisure and recreation services..............       17,568          1,764            --            --          19,332
  Cost of entertainment and sports services............        3,338             --            --            --           3,338
  Selling, general and administrative..................       17,442          1,310            31(f)         --          18,783
  Amortization and depreciation........................        3,847            162            98(h)         --           4,107
                                                            --------         ------         -----          ----        --------
      Total operating expenses.........................       42,195          3,236           129            --          45,560
                                                            --------         ------         -----          ----        --------
OPERATING INCOME (LOSS)................................       (9,246)          (101)         (129)           --          (9,476)
INTEREST AND OTHER INCOME..............................          264            198            --            --             462
INTEREST EXPENSE AND MINORITY INTEREST.................       (3,175)           (77)           --           381(i)       (2,871)
                                                            --------         ------         -----          ----        --------
NET INCOME (LOSS)......................................     $(12,157)        $   20         $(129)          381         (11,885)
                                                            ========         ======         =====          ====        ========
PRIMARY AND FULLY DILUTED INCOME (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE..............................     $  (0.38)                                                  $  (0.34)
                                                            ========                                                   ========
                                                                 (j)                                                        (j)
WEIGHTED AVERAGE SHARES OUTSTANDING....................       32,000                                                     35,103
                                                            ========                                                   ========
                                                                 (j)                                                        (j)



        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            FLORIDA                    BUSINESSES ACQUIRED
                                            PANTHERS      ---------------------------------------------
                                           HOLDINGS,        2301        RAHN      INCREDIBLE     BOCA     ACQUISITION
                                              INC.          LTD.        LTD.         ICE        RESORT    ADJUSTMENTS
                                           ---------        ----        ----      ----------    ------    -----------
REVENUE:
  Leisure and recreation...............     $ 17,567       $18,511     $11,578      $   --     $116,194     $    --
  Entertainment and sports.............       36,695            --          --         356           --          --
                                            --------       -------     -------      ------     --------     -------
    Total revenue......................       54,262        18,511      11,578         356      116,194          --
OPERATING EXPENSES:
  Cost of leisure and recreation
    services...........................        6,658         7,679       3,915          --       56,522          --
  Cost of entertainment and sports
    services...........................       35,135            --          --          --           --          --
  Selling, general and
    administrative.....................       15,150         5,513       3,658       1,175       34,171       1,466(f)
                                                                                                             (1,926)(g)
  Amortization and depreciation........        5,698         1,155       1,348          36        6,145       3,372(h)
                                            --------       -------     -------      ------     --------     -------
    Total operating expenses...........       62,641        14,347       8,921       1,211       96,838       2,912
                                            --------       -------     -------      ------     --------     -------
OPERATING INCOME (LOSS)................       (8,379)        4,164       2,657        (855)      19,356      (2,912)
INTEREST AND OTHER INCOME..............        1,923            --          --          --          500          --
INTEREST EXPENSE AND MINORITY
  INTEREST.............................       (3,804)       (1,487)       (816)         --      (18,225)      3,546(i)
                                            --------       -------     -------      ------     --------     -------
NET INCOME (LOSS)......................     $(10,260)      $ 2,677     $ 1,841      $ (855)    $  1,631     $   634
                                            ========       =======     =======      ======     ========     =======
PRIMARY AND FULLY DILUTED INCOME (LOSS)
  PER COMMON AND COMMON EQUIVALENT
  SHARE................................     $  (0.74)
                                            ========
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES....................       13,829
                                            ========

                                             PRO
                                            FORMA
                                             AS                  BUSINESS
                                          ADJUSTED         SUBSEQUENTLY ACQUIRED                             PRO
                                           FOR THE     -----------------------------     SUBSEQUENT         FORMA
                                         BUSINESSES       REGISTRY       ACQUISITION      OFFERING           AS
                                          ACQUIRED         RESORT        ADJUSTMENTS     ADJUSTMENTS      ADJUSTED
                                         ----------       --------       -----------     -----------      --------
REVENUE:
  Leisure and recreation...............   $163,850         $40,607         $    --         $   --         $204,457
  Entertainment and sports.............     37,051              --              --             --           37,051
                                          --------         -------         -------         ------         --------
    Total revenue......................    200,901          40,607              --             --          241,508
OPERATING EXPENSES:
  Cost of leisure and recreation
    services...........................     74,774          16,683              --             --           91,457
  Cost of entertainment and sports
    services...........................     35,135              --              --             --           35,135
  Selling, general and
    administrative.....................     59,207          12,769             406(f)          --           72,382

  Amortization and depreciation........     17,754           1,035             834(h)          --           19,623
                                          --------         -------         -------         ------         --------
    Total operating expenses...........    186,870          30,487           1,240             --          218,597
                                          --------         -------         -------         ------         --------
OPERATING INCOME (LOSS)................     14,031          10,120          (1,240)            --           22,911
INTEREST AND OTHER INCOME..............      2,423           1,108              --             --            3,531
INTEREST EXPENSE AND MINORITY
  INTEREST.............................    (20,786)         (4,310)             --          2,520(i)       (22,576)
                                          --------         -------         -------         ------         --------
NET INCOME (LOSS)......................   $ (4,332)        $ 6,918         $(1,240)        $2,520         $  3,866(k)
                                          ========         =======         =======         ======         ========
PRIMARY AND FULLY DILUTED INCOME (LOSS)
  PER COMMON AND COMMON EQUIVALENT
  SHARE................................   $  (0.16)                                                       $   0.11
                                          ========                                                        ========
                                               (j)                                                               (j)
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES....................     26,981                                                          34,399
                                          ========                                                        ========
                                               (j)                                                               (j)

         The accompanying notes are in integral part of this statement.

                        FLORIDA PANTHERS HOLDINGS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) Represents the step-up in cost basis of property and equipment acquired. The excess of purchase price over historical costs is allocated based upon the following relative fair values (in 000's):

                                                                             AS
                                                  HISTORICAL   STEP-UP    ADJUSTED
                                                  ----------   -------   -----------
Land............................................   $ 1,351     $25,752     $27,103
Building........................................     8,858      47,826      56,684
Furniture and equipment.........................     2,712          --       2,712
                                                   -------     -------     -------
                                                   $12,921     $73,578     $86,499
                                                   =======     =======     =======

     The fair values of property and equipment were determined by the Company's management in consultation with representatives of the prior property owners. Factors considered in the allocation include trends in the hospitality industry and local real estate market, estimated replacement value of the property and the present value of the expected cash flows from operating the resort discounted at a market rate. Although such allocation is preliminary, management believes that no material adjustments will be required.

(b) Represents cash consideration paid in connection with the acquisition of Registry Resort.

(c) Represents the accrual of acquisition-related costs for legal and accounting services as well as the estimated cost to terminate the existing external management company contract. The Company expects to perform such services through internal human resources and technology.

(d) Represents the issuance of 918,174 shares and warrants to purchase 325,000 shares of the Company's Class A Common Stock, par value $.01, in exchange for assets of Registry Resort. The value of the 918,174 shares of the Company's Class A Common Stock is based on the average share price on the New York Stock Exchange for five days before and five days after execution of the Merger Agreement (or $23.15) reduced by a discount which was based on factors including the restricted nature of the stock issued resulting from "lock up" clauses restricting sales over a two-year period and the size of the block of shares.

(e) Represents net proceeds from the issuance of 6,000,000 shares at $19.25 per share of the Company's Class A Common Stock in August 1997. A portion of the proceeds was used to repay $35.0 million of indebtedness under a revolving credit facility.

(f) Represents a management fee equal to 1% of revenue payable to Huizenga Holdings, a related party controlled by the Chairman of the Company.

(g) Represents the difference between contracted expenses incurred prior to the acquisition of Boca Resort versus those to be incurred subsequent to the acquisition. Such costs include payment under employment contracts and management agreements.


(h) Represents additional depreciation expense associated with the stepped-up basis of the property and equipment of the acquired company or companies. For the year ended June 30, 1997, amount also includes the amortization of $6,092,000 which represents the excess of purchase price over the fair value of the net assets of Incredible Ice.



(i) For the year ended June 30, 1997, amount represents the reduction of interest expense associated with the retirement of approximately $65.0 million of indebtedness from the proceeds of the Private Placement and the 6,000,000 share offering, see (e). For the three months ended September 30, 1997, amount represents the reduction of interest expense associated with the retirement of $35 million of indebtedness from proceeds of the 6,000,000 share offering.


(j) Net income (loss) per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Initial Offerings)

                        FLORIDA PANTHERS HOLDINGS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

    issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the prior offerings, (iii) 7,300,000 shares issued in connection with the Initial Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the exchange agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) as if they had been outstanding for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding, (vii) 34,760 shares issued in the acquisition of Gold Coast as if they had been outstanding for the entire period presented, (viii) 4,514,889 shares issued in connection with the acquisition of Boca Resort as if they had been outstanding for the entire period presented, (ix) 918,174 shares issued in connection with the acquisition of Registry Resort as if they had been outstanding for the entire period presented, (x) 6,000,000 shares issued in a Subsequent Offering as if they had been outstanding for the entire period presented and
    (xi) the dilutive effect of stock options.

(k) A pro forma tax provision has been excluded from the presentation based on the fact that the Company has adequate net operating loss carryforwards to offset pro forma earnings presented.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  2301 SE 17th St., Ltd.:

     We have audited the accompanying balance sheet of 2301 SE 17th St., Ltd. (the "Partnership", a Florida limited partnership) as of December 31, 1996, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2301 SE 17th St., Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 10, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Partners
  2301 SE 17th St., Ltd.:

     We have audited the accompanying balance sheet of 2301 SE 17th St., Ltd. (a Florida limited partnership) as of December 31, 1995, and the related statements of operations, partners' equity and cash flows for each of the years in the two year period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2301 SE 17th St., Ltd. at December 31, 1995, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1995 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Fort Lauderdale, Florida,
  April 19, 1996

                             2301 SE 17TH ST., LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 5,665,918    $ 5,296,563
  Accounts receivable, net of allowance for doubtful
     accounts of $25,000 as of December 31, 1996 and 1995...    1,270,539      1,510,354
  Inventories...............................................      417,775        360,691
  Prepaid expenses and other current assets.................       52,650        112,827
                                                              -----------    -----------
          Total current assets..............................    7,406,882      7,280,435
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,989,415 and $3,402,512 as of December 31, 1996 and
  1995, respectively........................................   28,435,871     29,045,675
OTHER ASSETS, net of accumulated amortization of $1,659,860
  and $1,575,526 as of December 31, 1996 and 1995,
  respectively..............................................      350,338        387,638
                                                              -----------    -----------
          Total assets......................................  $36,193,091    $36,713,748
                                                              ===========    ===========

                            LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   734,140    $ 1,210,721
  Accrued liabilities.......................................      974,562      1,070,441
  Advance deposits..........................................      400,049        522,622
                                                              -----------    -----------
          Total current liabilities.........................    2,108,751      2,803,784
LONG-TERM DEBT..............................................   25,741,929     25,522,398
                                                              -----------    -----------
          Total liabilities.................................   27,850,680     28,326,182
COMMITMENTS AND CONTINGENCIES (Notes 1 and 9)
PARTNERS' EQUITY:
  General Partner...........................................       83,424         83,875
  Class A Limited Partners..................................    8,258,887      8,303,591
  Class B Limited Partners..................................          100            100
                                                              -----------    -----------
          Total partners' equity............................    8,342,411      8,387,566
                                                              -----------    -----------
          Total liabilities and partners' equity............  $36,193,091    $36,713,748
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             2301 SE 17TH ST., LTD.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                       1996            1995            1994
                                                   ------------    ------------    ------------
OPERATING REVENUES:
  Rooms..........................................  $ 12,885,858    $ 11,778,303    $  9,784,119
  Yachting and marina service....................     3,613,361       3,186,513       3,157,742
  Food, beverage and banquets....................     8,756,909       8,151,581       6,889,860
  Telephone, retail and other....................     2,466,427       2,516,960       2,100,903
                                                   ------------    ------------    ------------
          Total operating revenues...............    27,722,555      25,633,357      21,932,624
COSTS AND EXPENSES:
  Rooms..........................................     2,801,808       2,659,149       2,443,787
  Yachting and marina service....................     1,199,177         984,456         869,688
  Food, beverage and banquets....................     6,543,959       6,273,101       5,670,050
  Telephone, retail and other....................     1,098,451       1,121,172       1,082,039
  Selling, general and administrative............     3,389,522       3,488,941       3,020,107
  Property operations, maintenance and energy
     costs.......................................     2,723,454       2,535,241       2,423,787
  Royalty fees, property taxes, insurance,
     etc.........................................     1,404,356       1,189,549       1,103,749
  Depreciation and amortization..................     1,675,608       1,566,582       1,428,172
  Related party management fee...................       530,000         514,000         560,000
                                                   ------------    ------------    ------------
          Total costs and expenses...............    21,366,335      20,332,191      18,601,379

          Income from operations.................     6,356,220       5,301,166       3,331,245

OTHER INCOME (EXPENSE):
  Interest income................................       233,859         225,111         120,989
  Interest expense...............................    (2,375,634)     (2,424,040)     (2,168,908)
  Loss on disposal of fixed assets...............       (59,600)       (114,230)        (12,523)
                                                   ------------    ------------    ------------

NET INCOME.......................................     4,154,845       2,988,007       1,270,803
PRO FORMA INCOME TAX PROVISION (Note 3)..........     1,620,389       1,165,323         495,613
                                                   ------------    ------------    ------------
PRO FORMA NET INCOME AFTER INCOME TAXES..........  $  2,534,456    $  1,822,684    $    775,190
                                                   ============    ============    ============

NET INCOME ALLOCATED TO:
  General Partner................................  $     41,549    $     29,880    $     12,708
  Class A Limited Partners.......................     4,113,296       2,958,127       1,258,095
  Class B Limited Partners.......................            --              --              --
                                                   ------------    ------------    ------------

          Total Net income.......................  $  4,154,845    $  2,988,007    $  1,270,803
                                                   ============    ============    ============

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                         STATEMENTS OF PARTNERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                          CLASS A             CLASS B
                                   GENERAL PARTNER    LIMITED PARTNERS    LIMITED PARTNERS       TOTAL
                                   ---------------    ----------------    ----------------    -----------
PARTNERS' EQUITY, December 31,
  1993...........................     $ 76,287          $ 7,552,369             $100          $ 7,628,756
  Partner distributions..........      (10,000)            (990,000)              --           (1,000,000)
  Net income.....................       12,708            1,258,095               --            1,270,803
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1994...........................       78,995            7,820,464              100            7,899,559
  Partner distributions..........      (25,000)          (2,475,000)              --           (2,500,000)
  Net income.....................       29,880            2,958,127               --            2,988,007
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1995...........................       83,875            8,303,591              100            8,387,566
  Partner distributions..........      (42,000)          (4,158,000)              --           (4,200,000)
  Net income.....................       41,549            4,113,296               --            4,154,845
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1996...........................     $ 83,424          $ 8,258,887             $100          $ 8,342,411
                                      ========          ===========           ======          ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                         1996           1995           1994
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $ 4,154,845    $ 2,988,007    $ 1,270,803
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization..................    1,675,608      1,566,582      1,428,172
     Amortization of debt discount..................      219,532        484,462        540,505
     Loss on disposal of fixed assets...............       59,600        114,230         12,523
     Changes in assets and liabilities:
       Accounts receivable..........................      239,815       (553,103)       262,716
       Inventories..................................      (57,084)         4,009         67,323
       Prepaid expenses and other current assets....       60,177         13,538         91,229
       Other assets.................................        6,706         37,494         31,515
       Restricted cash fund.........................           --         21,357        482,585
       Accounts payable and accrued liabilities.....     (572,461)       794,087     (1,386,047)
       Advance deposits.............................     (122,573)      (124,738)       304,176
                                                      -----------    -----------    -----------
          Total adjustments.........................    1,509,320      2,357,918      1,834,697
                                                      -----------    -----------    -----------
          Net cash provided by operating
            activities..............................    5,664,165      5,345,925      3,105,500
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............   (1,094,810)    (1,049,310)    (1,103,095)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt......................           --             --        994,105
  Repayment of long-term debt.......................           --             --        (48,000)
  Distributions to partners.........................   (4,200,000)    (2,500,000)    (1,000,000)
                                                      -----------    -----------    -----------
          Net cash used in financing activities.....   (4,200,000)    (2,500,000)       (53,895)
                                                      -----------    -----------    -----------
          Net increase in cash and cash
            equivalents.............................      369,355      1,796,615      1,948,510
CASH AND CASH EQUIVALENTS, beginning of period......    5,296,563      3,499,948      1,551,438
                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of period............  $ 5,665,918    $ 5,296,563    $ 3,499,948
                                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..........  $ 2,156,102    $ 1,936,838    $ 1,628,403
                                                      ===========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     2301 SE 17th St., Ltd. (the "Partnership"), a Florida limited partnership, was formed on March 5, 1993 for the purpose of acquiring, owning and operating Pier 66 Resort Hotel and Marina, a 380-room resort hotel and conference facility and a marina which accommodates 142 yachts, located on approximately 23 acres in Fort Lauderdale, Florida, (the "Resort"). The partnership agreement, amended and modified on June 29, 1993, is hereinafter referred to as the "Partnership Agreement".

     The Partnership acquired its interest in the Resort from SSA Associates and Pier Operating Associates, Ltd. on June 29, 1993. The aggregate purchase price paid by the Partnership for its interest in the Resort was approximately $30,310,000. Of this amount, $22,000,000 was funded by refinancing the existing mortgage loan on the Resort.

     The Partnership will terminate on December 31, 2035, or sooner, in accordance with the terms of the Partnership Agreement (see Note 11). The General Partner of the Partnership is 2301 Mgt., Ltd. (the "General Partner"). 2301 Joint Venture and Rahn Pier, Inc. are Class A Limited Partners and First Winthrop Corporation and Sixty-Six Inc. are Class B Limited Partners.

     Class B Limited Partners are not required to make additional capital contributions, have no rights to vote on partnership matters and do not participate in the allocation of partnership profits and losses. If the General Partner and the Class A Limited Partners have both received the Minimum Qualified Distributions (as defined in the Partnership Agreement), then 15 percent of the distributions with respect to a Capital Transaction (as defined in the Partnership Agreement) that would otherwise have been made to the General Partner and the Class A Limited Partners will instead be made to the Class B Limited Partners.

     After any special allocations required by the Partnership Agreement, profits and losses of the Partnership shall be allocated 1 percent to the General Partner and 99 percent to the Class A Limited Partners.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting --

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Cash and Cash Equivalents --

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market, and consist of repurchase agreements and money market funds at December 31, 1996 and 1995.

  (c) Inventories --

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food and beverage, marina fuel, retail merchandise and general store items.

  (d) Depreciation --

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis.

Land improvements..............................      20 years
Building and improvements......................      40 years
Furnishings and equipment......................     5-7 years

                             2301 SE 17TH ST., LTD.

  (e) Property and Equipment --

     The Partnership's assets are carried at the lower of cost or estimated fair value. All subsequent expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

     The Partnership adopted Statement of Financial Accounting Standards No.
121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, as of January 1, 1995, and accordingly evaluates its real estate investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. The implementation of this standard had no impact on the financial statements.

  (f) Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (g) Fair Value of Financial Instruments --

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable and accrued liabilities, advance deposits, and other financial instruments, generally determined using the present value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

  (h) Business Risk --

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Company's business. In addition, the Company is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  (i) Concentration of Credit Risk --

     The Partnership's receivables contain significant amounts due from cruise lines which are granted credit by the Partnership. The amount of such credit is determined by the Partnership's management on an individual basis. Amounts outstanding at December 31, 1996 are $181,228 and are included in Accounts receivable in the accompanying balance sheet.

(3) INCOME TAXES:

     No provision for income taxes is reflected in the accompanying financial statements. The partners are required to report on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership. The pro forma income tax provision in the accompanying statements of operations is presented for informational purposes as if the Partnership was a C corporation during the years presented. Pro forma taxes have been computed based on an overall estimated effective rate of 39%.

                             2301 SE 17TH ST., LTD.

(4) ACCRUED LIABILITIES:

     Accrued liabilities consist of the following as of December 31, 1996 and 1995:

                                                         1996         1995
                                                       --------    ----------
Accrued salaries and wages...........................  $195,613    $  168,736
Accrued vacation.....................................   227,883       191,046
Sales tax payable....................................   129,306       108,621
Other accrued liabilities............................   421,760       602,038
                                                       --------    ----------
                                                       $974,562    $1,070,441
                                                       ========    ==========

(5) LONG-TERM DEBT:

     The property was acquired subject to assumption of a portion of the existing mortgage loan in the principal amount of $22,000,000 ("Note 1") from Kemper Investors Life Insurance Company. In addition, the Partnership obtained an additional mortgage note from Kemper for $4,000,000 ("Note 2") to be drawn upon to finance the cost of certain capital improvements, to provide initial working capital, and to fund interest accrued on the mortgage notes between January 1, 1994 and December 31, 1995 to the extent cash flows from operations are insufficient for such payment. Both mortgage notes mature on June 28, 2000 and bear interest at varying rates for specified periods. This rate was 8.39 percent and 8.0 percent at December 31, 1996 and 1995, respectively. The mortgage notes require monthly payments of interest only throughout the term. A balloon payment on the entire outstanding principal amount, together with the final monthly payment of interest, will be due at maturity. Both mortgage notes are collateralized by substantially all property and equipment including the alcoholic beverage license, a security interest in the Hyatt franchise agreement, an assignment of leases, rents and profits, trademarks and the management agreement.

     The outstanding balances of the notes at December 31, 1996 and 1995 were as follows:

                                                       1996           1995
                                                    -----------    -----------
Note 1............................................  $21,951,325    $21,951,325
Note 2............................................    4,000,000      4,000,000
                                                    -----------    -----------
                                                     25,951,325     25,951,325
Less: Unamortized discount based on imputed
  interest rate of 9%.............................     (209,396)      (428,927)
                                                    -----------    -----------
                                                    $25,741,929    $25,522,398
                                                    ===========    ===========

     As required by the loan agreement, the Partnership maintains a Capital Expenditure Program ("CEP") reserve fund for the replacement of capital assets. The CEP reserve equals 3 percent of gross revenues net of amounts expended by the Resort for replacement of capital assets and is funded quarterly for the preceding quarter. The CEP establishes a minimum level of fixed asset expenditures to be made by the Partnership. To the extent these minimum expenditure levels are not achieved, such shortfall is to be included in the CEP fund. Beginning July 1, 1995, the Resort voluntarily increased the CEP reserve to 4 percent of gross revenues; however, the loan agreement fund is only funded for the required 3 percent. The CEP fund is also pledged as additional security for the loan obligation. At December 31, 1996 and 1995, the balance of the CEP reserve is $1,284 and $9,218, respectively, and is included in Other assets in the accompanying balance sheets.

(6) MANAGEMENT AGREEMENT:

     The Partnership entered into a hotel management agreement with Rahn Pier Mgt., Inc., a company affiliated by common ownership and management with the general partner and Class A limited partners, effective June 29, 1993. The agreement provides for a management fee equal to three percent of gross

                             2301 SE 17TH ST., LTD.

revenues during the first year, payable monthly. Management fees for the second year equal two percent of gross revenues and for each year thereafter through December 31, 2003, an amount equal to the total management fee during the second year.

     Management fees for the Resort amounted to approximately $530,000, $514,000 and $560,000, in 1996, 1995 and 1994, respectively, and are included in Related party management fee in the accompanying statements of operations. Fees payable to Rahn Pier Mgt., Inc. were approximately $50,000 as of December 31, 1996 and 1995. In addition, during 1994 construction management fees of $48,000 were paid to Rahn Properties, Inc., an affiliate of the general partner and Class A limited partners and are included in Royalty fees, property taxes, insurance, etc., in the accompanying statements of operations.

(7) LICENSE AND FRANCHISE AGREEMENTS:

  Hyatt Franchise--

     As of November 14, 1994, Rahn Pier Mgt., Inc. entered into a franchise agreement with Hyatt Franchise Corporation. The agreement is for a 20 year term ending November 14, 2014 with various early termination provisions and liquidated damages for early termination. The franchise agreement provides a reimbursement of not more than $15,000 for out-of-pocket expenses incurred relating to the granting of the franchise and monthly royalty fees based on a percentage of gross room revenue: one percent from December 1, 1994 through November 30, 1995, three percent from December 1, 1995 through November 30, 1996, four percent from December 1, 1996 through November 30, 1997 and five percent thereafter. Royalty fees amounted to $398,175 and $132,449 in 1996 and 1995, respectively.

     The agreement also provides for the pro-rata allocation of certain Hyatt "allocable chain expenses" based on the relation of the Resort's total number of guest rooms to the average number of guest rooms in all Hyatt Resorts in the United States along with assessments for Gold Passport and national/regional sales promotions. A fee for the use of the Hyatt reservation system is also allocated to the Hotel. Total Hyatt expenses other than the royalty fees amounted to $501,752 and $502,658 for the years ended December 31, 1996 and 1995, respectively, and are included in Rooms and Selling, general, and administrative expenses in the accompanying statements of operations.

     The franchise agreement requires the Partnership to maintain a reserve for replacement of furniture, fixtures and equipment and those repairs and maintenance costs which are capitalizable under generally accepted accounting principles. This reserve is determined as a percentage of gross room revenues: three percent through November 1995 and four percent thereafter.

     The franchise agreement requires the significant renovation of guest rooms, corridors and other public areas to be performed every five to six years. In addition, the replacement of other furniture, fixtures and equipment, as defined in the agreement, is to occur every 10 to 12 years.

                             2301 SE 17TH ST., LTD.

(8) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            1996                    1995
                                                    --------------------    --------------------
Land and land improvements........................      $ 6,547,452             $ 6,547,452
Building and improvements.........................       18,937,564              18,396,035
Furnishings and equipment.........................        7,742,848               7,315,209
Operating equipment...............................          197,422                 189,491
                                                        -----------             -----------
                                                         33,425,286              32,448,187
Less: Accumulated depreciation....................       (4,989,415)             (3,402,512)
                                                        -----------             -----------
                                                        $28,435,871             $29,045,675
                                                        ===========             ===========

(9) LEASES:

     Leases for operating equipment are contracted under the Partnership's name. The following is a schedule of future minimum lease payments for the operating leases, with initial or remaining terms in excess of one year, as of December 31, 1996:

  1997............................................     $ 75,825
  1998............................................       48,196
  1999............................................        2,136
  2000............................................          356
  Thereafter......................................           --
                                                       --------
                                                       $126,513
                                                       ========

     Operating lease costs totaled $89,073, $92,717 and $91,820, for 1996, 1995 and 1994, respectively.

     The Resort also has various marina and long-term tenant leases. The receipts on these tenant leases are included in Telephone, retail and other. Lease income totaled $381,296, $351,006 and $347,949, for 1996, 1995 and 1994,
respectively.

     The Partnership leased a restaurant located at the Resort to an unrelated party in August 1993 for a period of 5 years beginning November 1, 1993 with four, five-year renewal options. Annual rent is $204,000 plus 7 percent of annual gross sales in excess of $3,500,000.

     Other leases for building space have been contracted with unrelated parties for operation of a spa and a yacht broker. The spa lease is for a period of three years beginning February 1, 1992 with two three-year renewal options. The lease was renewed on February 1, 1995 with annual rent of $27,336 plus five percent of gross sales. The yacht broker lease is for three years beginning January 1, 1995 with one three-year renewal option. Annual rent is $92,812.

     The following is a schedule of future minimum cash receipts for tenant operating leases with initial term in excess of one year, as of December 31, 1996:

  1997............................................     $239,373
  1998............................................      191,554
  Thereafter......................................           --

                             2301 SE 17TH ST., LTD.

(10) DEFERRED COMPENSATION PLAN:

     The Rahn Pier Mgt., Inc. offers its employees a deferred compensation plan (the "Plan") created in accordance with Internal Revenue Code Section 401(k). The Plan is available to all employees with a minimum of 21 years of age and one year of service. All of the costs are reimbursed by the Partnership.

     The Plan's participants may contribute from one percent to 14 percent of their compensation during the Plan year. Rahn Pier Mgt., Inc. matches 25 percent of the first four percent contributed by each Plan participant and effective January 1, 1996, the matched contributed percentage was increased to six percent. Rahn Pier Mgt., Inc. incurred expenses related to the Plan of $48,359, $40,791 and $45,973, in 1996, 1995 and 1994, respectively.

(11) EXCHANGE AGREEMENT:

     On December 22, 1996, the Partnership entered into a definitive exchange agreement with Florida Panthers Holdings, Inc. ("Holdings"), whereby Holdings will acquire the Partnership in exchange for 4.45 million shares of Holdings' Class A common stock. The transaction is subject to the approval of Holdings' shareholders and as of January 10, 1997, had not been finalized.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Rahn Bahia Mar, Ltd.:

     We have audited the accompanying balance sheets of Rahn Bahia Mar, Ltd. (the "Partnership", a Florida limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, partners' equity and cash flows for the years ended December 31, 1996 and 1995 and for the period from inception (June 28, 1994) to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and for the period from inception (June 28, 1994) to December 31, 1994 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 10, 1997.

                              RAHN BAHIA MAR, LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,653,789    $ 1,010,993
  Accounts receivable, net of allowance for doubtful
     accounts of $9,506 and $9,600 as of December 31, 1996
     and 1995...............................................      604,720        519,779
  Inventories...............................................      204,860        180,713
  Prepaid expenses and other current assets.................       63,522        124,681
                                                              -----------    -----------
     Total current assets...................................    3,526,891      1,836,166
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,311,773 and $2,381,116 as of December 31, 1996 and
  1995......................................................   28,907,213     30,005,394
OTHER ASSETS................................................      191,591        287,375
                                                              -----------    -----------
          Total assets......................................  $32,625,695    $32,128,935
                                                              ===========    ===========
                            LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   292,067    $   434,870
  Accrued liabilities.......................................      567,160        476,064
  Advance deposits..........................................      486,313        385,864
  Current portion of long-term debt.........................   15,495,000        710,000
                                                              -----------    -----------
          Total current liabilities.........................   16,840,540      2,006,798
LONG-TERM DEBT, net of current portion......................           --     15,495,000
                                                              -----------    -----------
          Total liabilities.................................   16,840,540     17,501,798
COMMITMENTS AND CONTINGENCIES (Notes 1 and 7)
PARTNERS' EQUITY:
  General Partner...........................................      157,852        146,272
  Limited Partners..........................................   15,627,303     14,480,865
                                                              -----------    -----------
          Total partners' equity............................   15,785,155     14,627,137
                                                              -----------    -----------
          Total liabilities and partners' equity............  $32,625,695    $32,128,935
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              RAHN BAHIA MAR, LTD.

                            STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                                                  (JUNE 28, 1994) TO
                                                        1996           1995       DECEMBER 31, 1994
                                                     -----------    -----------   ------------------
OPERATING REVENUES:
  Rooms..........................................    $ 6,881,263    $ 5,338,328       $1,421,161
  Yachting and marina service....................      3,870,609      4,213,381        1,995,704
  Food, beverage and banquets....................      2,686,536      1,782,380          621,207
  Telephone, retail and other....................      2,571,326      2,135,405          671,859
                                                     -----------    -----------       ----------
          Total operating revenues...............     16,009,734     13,469,494        4,709,931
COSTS AND EXPENSES:
  Rooms..........................................      1,499,432      1,294,583          572,516
  Yachting and marina service....................        765,719        996,900          536,137
  Food, beverage and banquets....................      2,104,675      1,593,065          758,372
  Telephone, retail and other....................      1,126,165      1,060,365          399,090
  Selling, general and administrative............      1,789,949      1,759,968          671,422
  Property operations, maintenance and energy
     costs.......................................      1,406,022      1,286,357          760,174
  Royalty fees, property taxes, insurance,
     etc.........................................      1,881,905      1,851,898          745,386
  Depreciation and amortization..................      1,970,770      1,848,544          593,033
                                                     -----------    -----------       ----------
          Total costs and expenses...............     12,544,637     11,691,680        5,036,130
                                                     -----------    -----------       ----------
     Income (loss) from operations...............      3,465,097      1,777,814         (326,199)
OTHER INCOME (EXPENSE):
  Interest income................................         98,126         57,983           18,288
  Interest expense...............................     (1,405,205)    (1,455,129)        (443,629)
  Loss on disposal of fixed assets...............             --         (1,991)              --
                                                     -----------    -----------       ----------
                                                      (1,307,079)    (1,399,137)        (425,341)
                                                     -----------    -----------       ----------
NET INCOME (LOSS)................................      2,158,018        378,677         (751,540)
PRO FORMA INCOME TAX BENEFIT (PROVISION) (Note
  3).............................................       (841,626)      (147,684)         293,101
                                                     -----------    -----------       ----------
PRO FORMA NET INCOME (LOSS) AFTER INCOME TAXES...    $ 1,316,392    $   230,993       $ (458,439)
                                                     ===========    ===========       ==========
NET INCOME (LOSS) ALLOCATED TO:
  General Partner................................    $    21,580    $     3,787       $   (7,515)
  Limited Partners...............................      2,136,438        374,890         (744,025)
                                                     -----------    -----------       ----------
          Total Net income (loss)................    $ 2,158,018    $   378,677       $ (751,540)
                                                     ===========    ===========       ==========

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                         STATEMENTS OF PARTNERS' EQUITY

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                   GENERAL PARTNER    LIMITED PARTNERS
                                                        (1%)               (99%)             TOTAL
                                                   ---------------    ----------------    -----------
PARTNERS' CONTRIBUTION, June 28, 1994............     $150,000          $14,850,000       $15,000,000
  Net loss.......................................       (7,515)            (744,025)         (751,540)
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1994..............      142,485           14,105,975        14,248,460
  Net income.....................................        3,787              374,890           378,677
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1995..............      146,272           14,480,865        14,627,137
  Partner Distributions..........................      (10,000)            (990,000)       (1,000,000)
  Net income.....................................       21,580            2,136,438         2,158,018
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1996..............     $157,852          $15,627,303       $15,785,155
                                                      ========          ===========       ===========

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                            STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                                                  (JUNE 28, 1994) TO
                                                        1996           1995       DECEMBER 31, 1994
                                                     -----------    -----------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................    $ 2,158,018    $   378,677      $   (751,540)
  Adjustments to reconcile net income (loss) to
     cash provided by operating activities --
     Depreciation and amortization...............      1,970,770      1,848,544           593,033
     Loss on disposal of fixed assets............             --          1,991                --
     Changes in assets and liabilities:
       Accounts receivable.......................        (84,941)      (143,063)         (376,716)
       Inventories...............................        (24,147)        (5,469)         (175,244)
       Prepaid expenses and other current
          assets.................................         61,159         (2,270)         (122,411)
       Other assets..............................         95,784        (44,983)         (302,522)
       Accounts payable, accrued liabilities and
          advance deposits.......................         48,742     (1,298,268)        2,595,066
                                                     -----------    -----------      ------------
          Total adjustments......................      2,067,367        356,482         2,211,206
                                                     -----------    -----------      ------------
          Net cash provided by operating
            activities...........................      4,225,385        735,159         1,459,666
                                                     -----------    -----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............       (872,589)    (3,776,347)      (28,612,485)
                                                     -----------    -----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt proceeds........................             --      3,553,715        13,196,285
  Long-term debt repayments......................       (710,000)      (545,000)               --
  Partners' capital contribution.................             --             --        15,000,000
  Partners' capital distribution.................     (1,000,000)            --                --
                                                     -----------    -----------      ------------
          Net cash provided by (used in)
            financing activities.................     (1,710,000)     3,008,715        28,196,285
                                                     -----------    -----------      ------------
          Net increase (decrease) in cash and
            cash equivalents.....................      1,642,796        (32,473)        1,043,466
CASH AND CASH EQUIVALENTS, beginning of period...      1,010,993      1,043,466                --
                                                     -----------    -----------      ------------
CASH AND CASH EQUIVALENTS, end of period.........    $ 2,653,789    $ 1,010,993      $  1,043,466
                                                     ===========    ===========      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.......    $ 1,405,205    $ 1,328,496      $    497,043
                                                     ===========    ===========      ============

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     Rahn Bahia Mar, Ltd. (the "Partnership"), a Florida limited partnership, was formed and began operations on June 28, 1994 for the purpose of owning the Bahia Mar Resort and Yachting Center (the "Resort"), in Fort Lauderdale, Florida. Rahn Bahia Mar, G.P., Ltd. (the "General Partner"), a Florida limited partnership, is the general partner of the Partnership (1% owner) and engages in transactions on the Partnership's behalf. Limited partners include Rahn Bahia Mar, Inc., a Florida corporation (19.5% owner), and Bahia Mar Joint Venture, a Florida general partnership (79.5% owner). The term of the partnership agreement is 50 years and expires December 31, 2044.

     The Partnership's tax basis profits, losses and excess net cash flows, as defined by the Partnership agreement (the "Agreement"), are allocated to the partners on the basis of their respective percentage interests in the Partnership, as defined by the Agreement.

     On June 28, 1994, the Partnership entered into a license agreement with Radisson Hotels International, Inc. ("Radisson"), covering a period of 10 years. The terms of the agreement allow the Partnership to operate the Resort using the Radisson system. Annual fees payable to Radisson pursuant to the agreement range from one percent to four percent (increasing one percent each year) of the first $7,000,000 of gross room sales and five percent of gross room sales (as defined by the agreement) in excess of $7,000,000 through December 31, 1997. The remainder of the term requires fees in the amount of five percent of gross room sales.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting --

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Cash and Cash Equivalents --

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market, and consist of repurchase agreements and money market funds at December 31, 1996 and 1995.

  (c) Inventories --

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food and beverage, marina fuel, retail merchandise and general store items.

  (d) Depreciation --

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis:

Land improvements..................................  15 years
Building and improvements..........................  40 years
Furnishings........................................   7 years

  (e) Property and Equipment --

     The Partnership's assets are carried at the lower of cost or estimated fair value. All subsequent expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

                              RAHN BAHIA MAR, LTD.

     The Partnership adopted Statement of Financial Accounting Standards No.
121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, as of January 1, 1995, and accordingly evaluates its real estate investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. At the date of implementation, this standard had no impact on the Partnership's financial statements.

  (f) Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (g) Fair Value of Financial Instruments --

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable and accrued liabilities, advance deposits, and other financial instruments, generally determined using the present value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

  (h) Business Risk --

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Partnership's business. In addition, the Partnership is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  (i) Concentration of Credit Risk --

     The Partnership's receivables contain significant amounts due from cruise lines which are granted credit by the Partnership. The amount of such credit is determined by the Partnership's management on an individual basis.

(3) INCOME TAXES:

Provisions for federal and state income taxes have not been made in the accompanying financial statements, as the Partnership's tax basis profits and losses are allocated to the partners (see Note 1). The pro forma income tax provision in the accompanying statement of operations is presented for informational purposes as if the Partnership was a C corporation during the years for which pro forma information is presented. Such pro forma taxes have been computed on an overall estimated effective rate of 39%.

(4) RELATED PARTY TRANSACTIONS:

     Rahn Properties, Inc. ("Rahn"), provided renovation management services to the Partnership. Fees totaling $88,000 and $114,000 in 1995 and 1994, respectively, were paid to Rahn in connection with the renovation of the Hotel and are reflected in the cost of the property. The Partnership also reimbursed Rahn for various expenses incurred in performing these services including the renovation management and administrative staff salaries, telephone, utilities and postage. Reimbursements totaling $9,955 and $9,862 in 1995 and 1994, respectively, are also reflected in the cost of the property. No such fees or reimbursements were made in 1996. Included in accounts payable at December 31, 1995 are amounts due to Rahn of $8,576. No such amounts were payable at December 31, 1996.

                              RAHN BAHIA MAR, LTD.

     The Partnership has a management agreement with Rahn Bahia Mar Mgmt., Inc. ("Rahn Management") for a period of ten years ending June 30, 2004. The agreement requires a management fee of three percent of gross revenues, as defined in the management agreement, during the first eighteen months of the agreement and a two percent fee for 1996 and thereafter. Management fees paid to Rahn Management totaled $321,193, $405,261 and $141,298 in 1996, 1995 and 1994,
respectively.

     The management agreement requires Rahn Management to set aside cash from Hotel operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be restricted is three percent of the Hotel's gross revenues each month during the term of the agreement. All cash was spent on its required purpose at December 31, 1996.

     Fees paid to Radisson pursuant to the license agreement with Radisson (see
Note 1) totaled $206,438 $107,127, and $13,395, in 1996, 1995 and 1994,
respectively.

(5) LONG-TERM DEBT:

     Long-term debt consists of a $15,495,000 mortgage note payable to a bank. The note bears interest at a variable rate as defined by the agreement (8.8125 percent at December 31, 1996) and is collateralized by substantially all property and equipment. In addition to the monthly interest payments, the note has monthly principal installments of $45,000 commencing in February 1995. The principal payments increased to $55,000 in August 1995 and $65,000 in August 1996. The maturity date for the note is June 30, 1997, but may be extended under a one year extension option. During the extension period, the monthly principal installments will increase to $75,000, the interest rate will increase by 1 percent and an extension fee equal to .0025 percent of the then outstanding balance will be due prior to the extension. The final balloon payment would then be due June 30, 1998.

     Capitalized interest paid in 1994 and included in the cost of the property is $53,414. Effective February 1, 1995, and continuing on the first day of each month thereafter during the term of the note, the note agreement requires the Partnership to set aside cash for the purchase, replacement and upgrade of furniture, fixtures, equipment and property in the amount of $25,000 each month. All cash was spent on its required purpose at December 31, 1996.

(6) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            1996                    1995
                                                    --------------------    --------------------
Land and improvements.............................      $ 8,202,702             $ 8,127,597
Buildings and improvements........................       18,149,511              17,798,505
Furnishings and equipment.........................        6,779,921               6,338,365
Operating equipment...............................           86,852                 122,043
                                                        -----------             -----------
                                                         33,218,986              32,386,510
Less: Accumulated depreciation....................       (4,311,773)             (2,381,116)
                                                        -----------             -----------
                                                        $28,907,213             $30,005,394
                                                        ===========             ===========

(7) COMMITMENTS AND CONTINGENCIES:

     The Partnership leases the Resort site under an operating lease which had a term through September 30, 2037. On January 4, 1995, the term of this lease was extended for an additional period commencing October 1, 2037 through August 31, 2062 (the "Second Extended Term"). Under the lease agreement, the Partnership is required to pay the lessor an annual rental (payable in quarterly installments) equal to the greater of a

                              RAHN BAHIA MAR, LTD.

percentage (4 percent through September 30, 2012 and 4.25 percent thereafter) of the annual gross operating revenue, as defined in the lease agreement, or a minimum annual rent payment. Minimum lease payments were $150,000 a year through September 30, 1995; effective October 1, 1995 the minimum annual rent is $300,000 payable in quarterly installments. During the Second Extended Term, the minimum annual rent shall be the greater of $300,000 or eighty percent of the average total annual rent paid during the three lease years immediately preceding the lease year for which the minimum annual rent is being calculated. Rent expense under the lease totaled $632,907 and $510,956 for the years ended December 31, 1996 and 1995, respectively, and $174,174 for the period from inception (June 28, 1994) to December 31, 1994.

     Effective October 1, 1995 and continuing annually for the remaining term of the lease, the lease agreement requires the Partnership to set aside cash for the purchase, replacement and upgrade of furniture, fixtures and equipment. The amount to be restricted is three percent of the Resort's revenues, as defined in the lease agreement. All cash was spent on its required purpose at December 31, 1996.

     The Hotel also leases certain equipment used in its operations under operating leases. Future minimum lease payments, including the property lease and operating leases, are as follows:

1997............................................     $   407,080
1998............................................         406,137
1999............................................         391,241
2000............................................         343,784
2001............................................         304,126
Thereafter......................................      18,200,000
                                                     -----------
                                                     $20,052,368
                                                     ===========

(8) DEFERRED COMPENSATION PLAN:

     Effective July 1, 1995, Rahn Management offered its employees a multi-employer deferred compensation plan (the "Plan") created in accordance with Internal Revenue Code Section 401(k). The Plan is available to all employees with a minimum of 21 years of age and one year of service. All of the costs are reimbursed by the Partnership.

     The Plan's participants may contribute from 1 percent to 14 percent of their compensation during the Plan year. Rahn Management matched 25 percent of the first 4 percent contributed by each Plan participant, prior to January 1, 1996. Effective January 1, 1996, Rahn Management matches 25 percent of the first six percent contributed by each Plan participant. Rahn Management contributed $16,002 and $9,721 to the Plan in 1996 and 1995, respectively.

(9) EXCHANGE AGREEMENT:

     On December 22, 1996, the Partnership entered into a definitive exchange agreement with Florida Panthers Holdings, Inc. ("Holdings"), whereby Holdings will acquire the Partnership in exchange for 3,950,000 shares of Holdings' Class A common stock. The transaction is subject to the approval of Holdings' shareholders and, as of January 10, 1997, had not been finalized.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  Coral Springs Ice, Ltd.:

     We have audited the accompanying balance sheet of Coral Springs Ice, Ltd. (a Florida limited partnership) as of December 31, 1996, and the related statements of operations, partners' equity (deficit) and cash flows for the period from inception (February 26, 1996) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coral Springs Ice, Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (February 26, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  February 7, 1997.

                            CORAL SPRINGS ICE, LTD.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                 ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   35,614
  Accounts receivable.......................................      62,513
  Inventories...............................................      71,847
  Prepaid expenses and other current assets.................      56,883
                                                              ----------
          Total current assets..............................     226,857
Buildings and Equipment, at cost, net of accumulated
  depreciation of $17,285...................................   6,298,340
Other Assets................................................     138,000
                                                              ----------
          Total assets......................................  $6,663,197
                                                              ==========
               LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..........................................  $  181,659
  Accrued expenses..........................................     376,684
  Deferred revenue..........................................     159,869
  Retainage payable.........................................     269,333
  Note payable..............................................   6,541,849
                                                              ----------
          Total current liabilities.........................   7,529,394
                                                              ----------
Partners' equity (deficit):
  General partner...........................................    (779,577)
  Limited partner...........................................     (86,620)
                                                              ----------
          Total partners' equity (deficit)..................    (866,197)
                                                              ----------
          Total liabilities and partners' equity
          (deficit).........................................  $6,663,197
                                                              ==========

  The accompanying notes to financial statements are an integral part of this balance sheet.

                            CORAL SPRINGS ICE, LTD.

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

Revenues....................................................  $ 149,653
Cost of revenues............................................    (49,155)
                                                              ---------
          Gross profit......................................    100,498
Selling, General and Administrative Expenses................   (966,795)
                                                              ---------
          Net loss..........................................  $(866,297)
                                                              =========

  The accompanying notes to financial statements are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                    STATEMENT OF PARTNERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

                                                        GENERAL       LIMITED
                                                        PARTNER       PARTNER         TOTAL
                                                       ---------      --------      ---------
Capital contribution at inception....................  $      90      $     10      $     100
Net loss.............................................   (779,667)      (86,630)      (866,297)
                                                       ---------      --------      ---------
          Partners' deficit at December 31, 1996.....  $(779,577)     $(86,620)     $(866,197)
                                                       =========      ========      =========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

Cash Flows From Operating Activities:
  Net loss..................................................  $  (866,297)
  Adjustments to reconcile net loss to net cash used by
     operating activities --
     Depreciation and amortization..........................       17,285
     Changes in assets and liabilities:
       Accounts receivable..................................      (62,513)
       Inventories..........................................      (71,847)
       Prepaid expenses.....................................      (56,883)
       Other assets.........................................     (138,000)
       Accounts payable.....................................      181,659
       Accrued expenses.....................................      326,684
       Deferred revenue.....................................      159,869
       Retainage payable....................................      269,333
                                                              -----------
          Net cash used in operating activities.............     (240,710)
                                                              -----------

Cash Flows From Investing Activities:
  Capital expenditures......................................   (6,315,625)
                                                              -----------
          Net cash used in investing activities.............   (6,315,625)
                                                              -----------

Cash Flows From Financing Activities:
  Proceeds from note payable................................    6,541,849
  Advances from related parties.............................       50,000
  Capital contributions.....................................          100
                                                              -----------
          Net cash provided by financing activities.........    6,591,949
                                                              -----------
          Net increase in cash and cash equivalents.........       35,614
Cash and Cash Equivalents, beginning of period..............           --
                                                              -----------
Cash and Cash Equivalents, end of period....................  $    35,614
                                                              ===========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1)  BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     Coral Springs Ice, Ltd., a Florida limited partnership (the "Partnership"), was organized on February 26, 1996 with Coral Springs Ice, Inc. as the general partner as well as a limited partner and Iceland (Coral Springs) Corp. as the other limited partner. The Partnership was formed to construct, operate and manage an enclosed twin ice rink facility (the "Facility") in Coral Springs, Florida. The Facility will operate as the concessionaire under a Concession Agreement with the City of Coral Springs. The Partnership completed construction and commenced operation of the Facility in November, 1996.

(2)  SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (c) Inventories

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of hockey and figure skating retail goods and food and beverage items.

  (d) Buildings and Equipment

     The Partnership's assets are carried at the lower of cost or estimated fair value. All expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

  (e) Depreciation

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis.

Building and improvements...................................   40 years
Furniture, fixtures and equipment...........................  5-7 years

  (f) Cash and Cash Equivalents

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market.

  (g) Deferred Revenue

     The Partnership collects fees in advance from customers for hockey and figure skating programs and records such fees as deferred revenue. Revenue is recognized as the related services are provided.

  (h) Fair Value of Financial Instruments

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable, accrued expenses and other financial instruments, generally determined using the present

                            CORAL SPRINGS ICE, LTD.

value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

(3)  INCOME TAXES:

     No provision for income taxes is reflected in the accompanying financial statements. The partners are required to report on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership.

(4)  MANAGEMENT AGREEMENT:

     In November 1996, Real Ice Sports Facility Management, Inc. began providing management services to the Partnership for a monthly fee of $6,250 included in selling, general and administrative expenses. Coral Springs Ice, Ltd. operated under the terms of a management agreement with this company through January 1997, although the agreement was never signed.

(5)  BUILDINGS AND EQUIPMENT:

     The balance of buildings and equipment at December 31, 1996, consists of the following:

Building and improvements...................................  $5,892,195
Furniture, fixtures and equipment...........................     423,430
                                                              ----------
                                                               6,315,625
Less -- Accumulated depreciation............................     (17,285)
                                                              ----------
Building and equipment, net.................................  $6,298,340
                                                              ==========

     Included in the building costs is $269,333 of retainage. This represents the construction holdback of 5% of costs to date as per the construction contract. It will be paid to the contractor when all work is satisfactorily completed.

(6)  NOTE PAYABLE:

     The Partnership obtained a loan from Trizec Ice, Inc. (the sole owner of Coral Springs Ice, Inc.) to fund construction costs of the Facility and related costs. The outstanding loan balance ($6,678,874 as of January 31, 1997) was repaid in connection with the sale of assets (see Note 8).

(7)  CONCESSION AGREEMENT:

     The Partnership is party to a concession agreement with the City of Coral Springs which allows the Partnership to utilize city-owned land upon which the Facility is located. The term of this agreement is 49 years with an option to extend for two 25 year periods. The concession agreement requires the Partnership to pay a minimum monthly rental of $2,500 (plus six percent sales tax) to the City of Coral Springs. The agreement requires additional contingent payments that are dependent on the level of revenues. In the first five years of operations, four percent of total revenues, to the extent that this exceeds the minimum monthly charge, is payable to the City of Coral Springs each month.

(8)  SALE OF ASSETS:

     On January 31, 1997, the Partnership completed the sale of substantially all of its operating assets to Florida Panthers Ice Ventures, Inc., a wholly-owned subsidiary of Florida Panthers Holdings, Inc.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Boca Raton Hotel and Club Limited Partnership

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' deficit and of cash flows present fairly, in all material respects, the financial position of Boca Raton Hotel and Club Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Fort Lauderdale, Florida

January 29, 1997, except as to Note 12, which is as of March 20, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Partners
Boca Raton Hotel and Club Limited Partnership

     We have audited the accompanying balance sheet of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) (the Partnership) as of December 31, 1995, and the related statements of operations, changes in partners' deficit and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) at December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

West Palm Beach, Florida
January 26, 1996

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,126   $  2,887
  Restricted cash and short-term investments................    18,887     13,671
  Accounts receivable, net of allowance for doubtful
     accounts of $412 and $50, respectively, in 1996 and
     1995...................................................    12,203     12,249
  Current portion of Premier Club promissory notes for
     membership deposits....................................     3,840      3,161
  Other current assets......................................       727        705
  Prepaid insurance.........................................     1,697      2,074
  Inventories...............................................     5,725      5,752
                                                              --------   --------
          Total current assets..............................    44,205     40,499
Premier Club promissory notes for membership deposits, less
  current portion...........................................     8,246      6,964
Property and improvements:
  Land......................................................    26,851     26,851
  Buildings and improvements................................   114,199    103,354
  Furnishings and equipment.................................    20,407     19,934
  Construction in progress..................................     6,750      4,199
                                                              --------   --------
                                                               168,207    154,338
  Less accumulated depreciation.............................   (52,479)   (49,914)
                                                              --------   --------
                                                               115,728    104,424
Deferred loan costs and other, net..........................    10,080      6,546
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

                        LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable, trade...................................  $  4,490   $  7,289
  Advance deposits..........................................     3,027      3,118
  Accrued interest payable..................................     3,296      2,559
  Accrued payroll costs and employee benefits...............     3,015      3,108
  Due to general partner....................................     3,725      5,900
  Other accounts payable and accrued expenses...............     6,102      5,654
  Deferred membership revenue...............................     7,232      6,371
  Current portion of mortgage and other loans payable.......       400      2,347
                                                              --------   --------
          Total current liabilities.........................    31,287     36,346
Mortgage and other loans payable, less current portion......   174,800    140,889
Accrued settlement costs....................................       500        950
Premier Club membership deposits and credits, net...........    55,905     49,717
Partners' deficit:
  General Partner...........................................    (2,492)    (2,249)
  Class A Limited Partners..................................   (80,067)   (65,892)
  Class B Limited Partner...................................    (1,674)    (1,328)
                                                              --------   --------
          Total Partners' deficit...........................   (84,233)   (69,469)
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1995        1994
                                                              ---------   ---------   ---------
Revenue:
  Rooms.....................................................   $ 44,856    $ 44,050    $ 41,191
  Food and beverage.........................................     34,762      32,764      32,841
  Club Membership, Retail and Other.........................     34,109      31,376      29,339
                                                               --------    --------    --------
          Total revenue.....................................    113,727     108,190     103,371
Costs and expenses:
  Rooms.....................................................     10,913      10,228      10,038
  Food and beverage.........................................     26,363      24,814      25,136
  Club Membership, Retail and Other.........................     19,005      17,569      17,103
  Selling, general and administrative.......................     17,999      16,679      19,498
  Property operations, maintenance and energy costs.........     10,959      11,125       9,604
Other indirect costs........................................      8,911       8,041       6,799
                                                               --------    --------    --------
Total cost of revenues......................................     94,150      88,456      88,178
Depreciation and amortization...............................      6,215       6,623       7,108
                                                               --------    --------    --------
Income from operations......................................     13,362      13,111       8,085
Interest expense, net.......................................     16,562      14,909      17,382
                                                               --------    --------    --------
Loss before extraordinary item..............................     (3,200)     (1,798)     (9,297)
Extraordinary items:
  Net gain on debt restructuring............................         --      10,328       6,704
  Net (loss) on debt restructuring, including debt
     prepayment penalty of ($3,515).........................     (8,932)         --          --
                                                               --------    --------    --------
Net (loss) income...........................................   $(12,132)   $  8,530    $ (2,593)
                                                               ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                                 (IN THOUSANDS)

                                                                    CLASS A    CLASS B
                                                          GENERAL   LIMITED    LIMITED
                                                          PARTNER   PARTNERS   PARTNER    TOTAL
                                                          -------   --------   -------   --------
Partners' deficit at January 1, 1994....................  $(2,368)  $(71,606)  $(1,432)  $(75,406)
  Net loss..............................................      (52)    (2,495)      (46)    (2,593)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1994..................   (2,420)   (74,101)   (1,478)   (77,999)
  Net income............................................      171      8,209       150      8,530
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1995..................   (2,249)   (65,892)   (1,328)   (69,469)
  Distribution..........................................       --     (2,500)     (132)    (2,632)
  Net loss..............................................     (243)   (11,675)     (214)   (12,132)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1996..................  $(2,492)  $(80,067)  $(1,674)  $(84,233)
                                                          =======   ========   =======   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1996        1995        1994
                                                              ----------   ---------   ---------
Operating activities:
  Net income (loss).........................................   $ (12,132)   $  8,530    $ (2,593)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       6,935       6,623       7,108
     Loss (gain) on debt restructuring......................       5,417     (10,328)     (6,704)
     Provision for settlement agreements....................         300          --       1,250
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (1,915)     (2,193)     (1,955)
       Prepaid expenses and other assets....................         354       1,146      (4,105)
       Inventories..........................................          27        (227)        703
       Accounts payable, trade..............................      (2,799)      1,998       1,265
       Advance deposits.....................................         (91)         32        (210)
       Accrued interest payable.............................         737         197       4,682
       Accrued payroll costs and employee benefits..........         (93)       (385)        898
       Other accounts payable and accrued expenses..........      (4,184)      1,669       1,569
       Deferred membership revenue..........................         861         325         535
       Premier Club Membership cash and note payments.......       6,049       3,987       5,770
       Accrued settlement costs.............................        (750)         --          --
                                                               ---------    --------    --------
       Net cash provided by (used in) operating
          activities........................................      (1,284)     11,374       8,213
                                                               ---------    --------    --------
Investing activities:
  Restricted cash and short-term investments................      (5,216)    (10,964)      1,124
  Additions to property and improvements....................     (14,829)     (4,601)     (3,454)
  Additions to construction in progress.....................      (2,551)         --          --
                                                               ---------    --------    --------
       Net cash used in investing activities................     (22,596)    (15,565)     (2,330)
                                                               ---------    --------    --------
Financing activities:
  Proceeds from increase in mortgage and other loans
     payable................................................     155,000      60,000      48,583
  Principal payments of mortgage and other loans payable....    (123,036)    (54,313)    (48,071)
  Principal payment on Banyan mortgage loans................          --      (3,500)     (1,000)
  Payment of financing costs................................      (7,345)       (725)         --
  Distributions to Limited Partners.........................      (2,500)         --          --
                                                               ---------    --------    --------
       Net cash (used in) provided by financing
          activities........................................      22,119       1,462        (488)
                                                               ---------    --------    --------
Net increase (decrease) in cash and cash equivalents........      (1,761)     (2,729)      5,395
Cash and cash equivalents at beginning of year..............       2,887       5,616         221
                                                               ---------    --------    --------
Cash and cash equivalents at end of year....................   $   1,126    $  2,887    $  5,616
                                                               =========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................   $  14,148    $ 14,710    $ 12,633
                                                               =========    ========    ========
Accrual of distribution payable to Class B Limited
  Partners..................................................   $     132    $     --    $     --
                                                               =========    ========    ========
Accrual of General Partner Fees.............................   $   2,325    $     --    $     --
                                                               =========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                  DECEMBER 31, 1996 (IN THOUSANDS OF DOLLARS)

1.  ORGANIZATION

     The Boca Raton Hotel and Club Limited Partnership (the Partnership) was formed in June 1983 under the laws of the State of Florida. The purpose of the Partnership is to purchase, own, manage and operate the Boca Raton Resort and Club, a 298-acre resort complex containing several hotel facilities with a total of 963 guest rooms. In addition, the complex includes 31 tennis courts, 2 golf courses, marina, beach club and other recreational facilities. Included within the resort is the Boca Golf and Tennis Country Club (a separate facility) (see
Note 6). The Partnership also leases the food and beverage concessions, and has contracted for golf access at the Deer Creek and Carolina country clubs.

     As of January 15, 1993, the original general partner, VMS Realty Investment Ltd. (VMSRIL), withdrew from the Partnership as general partner and was replaced by the Boca Raton Management Company, a New York general partnership (BRMC/NY). BRMC/NY was succeeded as general partner on October 1, 1993 by BRMC, L.P., a Delaware limited partnership (BRMC) (see Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting principles and practices used in the preparation of the financial statements follows:

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The Partnership prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to
(1) make estimates and assumptions that affect the reported amounts of assets and liabilities, (2) disclose contingent assets and liabilities at the date of the financial statements and (3) report amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS AND RESTRICTED CASH

     The Partnership considers all highly liquid investments with a maturity of three months or less from the date purchased to be cash equivalents. Restricted cash consists principally of escrow accounts restricted as to use and maintained in accordance with the terms of the Partnership's First Mortgage Notes. Short term investments consist primarily of repurchase agreements.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     At December 31, 1996 and 1995, the carrying amounts of cash, cash equivalents and short-term investments approximate their fair value due to their short duration to maturity. The carrying amount of the mortgages and other loans approximate their fair value.

CONCENTRATIONS OF CREDIT RISK AND MARKET RISK

     Concentration of credit risk and market risk associated with cash, cash equivalents, restricted cash and short-term investments are considered low due to the credit quality of the issuers of the financial instruments held by the Partnership and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies and other large corporations. The Partnership performs ongoing credit evaluations of its significant customers and generally does not require collateral.

PREMIER CLUB MEMBERSHIP DEPOSITS

     The Partnership classifies premier club membership deposits as an operating activity in the Statement of Cash Flows (see Note 10).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

PROPERTY, IMPROVEMENTS AND DEPRECIATION

     Property and improvements are stated at cost and are depreciated on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements..............................  15 - 30 years
Furnishings and equipment...............................  3 - 10 years

     Provision for value impairments are recorded with respect to such assets whenever the estimated future cash flows from operations and projected sales proceeds are less than the net carrying value. The Partnership implemented Statements on Financial Accounting Standards (FAS) No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective January 1, 1996. The implementation of FAS No. 121 did not have a material impact on the financial statements. Costs of major renewals and improvements which extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

INVENTORIES

     Inventories consisting of food, beverage and operating supplies are determined using the first-in, first-out method and are stated at the lower of cost or market.

DEFERRED LOAN COSTS

     Deferred loan costs, primarily loan origination and related fees, are capitalized and amortized on the straight-line basis over the terms of the respective debt, which approximates the effective interest method. Deferred loan costs are presented net of accumulated amortization. At December 31, 1996 and 1995, accumulated amortization totaled $643 and $1,320, respectively.

DEFERRED MEMBERSHIP REVENUE

     Deferred membership revenue is recognized as income ratably over the membership year commencing October 1.

RECLASSIFICATIONS

     Certain items for 1994 and 1995 have been reclassified to conform to the 1996 presentation.

PARTNERSHIP RECORDS

     The Partnership's records are maintained on the accrual basis of accounting as adjusted for federal income tax reporting purposes. The accompanying financial statements have been prepared from such records after making adjustments, where applicable, to reflect the Partnership's accounts in accordance with generally accepted accounting principles (GAAP). The net effect of these items is summarized as follows:

                                                              DECEMBER 31,
                                               ------------------------------------------
                                                       1996                  1995
                                               --------------------   -------------------
                                                 GAAP        TAX        GAAP       TAX
                                                 BASIS      BASIS      BASIS      BASIS
                                               ---------   --------   --------   --------
Total assets.................................  $ 178,259   $153,248   $158,433   $133,290
Partners' deficits:
  General Partner............................     (2,492)    (3,127)    (2,249)    (2,834)
  Class A Limited Partners...................    (80,067)  (102,207)   (65,892)   (85,631)
  Class B Limited Partner....................     (1,674)    (1,964)    (1,328)    (1,706)

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                                    YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------
                                          1996                1995               1994
                                   -------------------   ---------------   -----------------
                                     GAAP       TAX       GAAP     TAX      GAAP       TAX
                                    BASIS      BASIS     BASIS    BASIS     BASIS     BASIS
                                   --------   --------   ------   ------   -------   -------
Net income (loss):
  General Partner................  $   (243)  $   (293)  $  171   $  182   $   (52)  $  (163)
  Class A Limited Partners.......   (11,675)   (14,076)   8,209    8,767    (2,495)   (7,835)
  Class B Limited Partner........      (214)      (258)     150      161       (46)     (144)

INCOME TAXES

     No provision has been recorded for income taxes or related credits in the Partnership's financial statements as the results of operations are includable in the income tax returns of the partners. The differences between financial statement income or loss and tax income or loss relate primarily to the methods and lives used to depreciate fixed assets, the treatment of costs of the Premier Membership Program, the treatment of syndication costs and the treatment of the 1994, 1995 and 1996 debt restructurings.

3.  PARTNERSHIP AGREEMENT

     Operating profits and losses of the Partnership are allocated pursuant to the terms of the partnership agreement or in accordance with Internal Revenue Code Section 704(b). Profits and losses attributable to capital items such as a sale or refinancing are allocated among the partners in accordance with the Partnership agreement.

     Distributions of cash flows are made, subject to the participation therein of BRMC, as follows: (a) first, to the Limited Partners in an amount equal to 12% per annum (on a non-cumulative basis) of their aggregate capital contributions (95% to Class A and 5% to Class B); (b) then, to BRMC, the payment of a subordinated incentive fee, as defined in the Partnership Agreement; and
(c) then, of the balance, 98% to the Limited Partners (93.1% to Class A and 4.9% to Class B) and 2% to BRMC.

     Distributions of capital items are made as follows: (a) first, 100% to the Limited Partners until such time as each Limited Partner has received distributions sufficient to reduce their aggregate capital contribution to zero;
(b) then, 100% to BRMC until such time as BRMC has received distributions sufficient to reduce its aggregate capital contributions to zero; (c) then, to the Class A Limited Partners to the extent not previously paid from Cash Flow an amount equal to: 10% per annum of their aggregate capital contributions (on a cumulative basis from January 1, 1984); (d) then, first to the Limited Partners, 90% (85.5% to Class A and 4.5% to Class B) of the next $16,000 and then 10% of such $16,000 to BRMC; and (3) then, 70% to the Limited Partners (66.5% to Class A and 3.5% to Class B) and 30% to BRMC.

     In 1996, the Partnership made capital distributions totaling $2,500 to the Class A Limited Partners and accrued $132 for distributions to the Class B Limited Partners.

     The Partnership relies on mortgages and other loans to fund capital improvements and construction projects. The Partnership expects to meet its cash requirements through operations and the use of existing cash balances.

     As general partner, BRMC is entitled to receive the following forms of compensation and additional distributions (General Partner Compensation):

          1. A supervisory management fee, the lesser of (a) $50 per month and
     (b) 90% of the hypothetical supervisory fee formerly payable to an affiliate of VMSRIL (see Note 8).

          2. A debt restructuring fee with existing creditors, .5% of the principal amount of the Partnership's indebtedness restructured (see Note
     8).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

          3. A debt or equity capital raising fee, 1.5% of the amount raised. To the extent any capital raised is applied to repay indebtedness, no debt restructuring fee referred to in 2 above shall be payable with respect to the portion of the indebtedness for which a capital raising fee is charged (see Note 8).

          4. A debt reduction fee, 10% of the principal amount of the debt extinguished. BRMC would receive 20% of its debt reduction fee at the closing of the debt reduction transaction, with the balance paid from (a) any excess proceeds from the refinancing of such debt, and (b) any distributions resulting from any sale or refinancing as a preference to the Limited Partners' distributions thereunder (see Note 8).

          5. A participation in cash distributions, BRMC will receive the following distributions:

                                                                     BRMC
CUMULATIVE AMOUNT DISTRIBUTED                                     PERCENTAGE
-----------------------------                                     ----------
First  $10,000..................................................       1%
Next   $10,000..................................................       2
Next   $10,000..................................................       3
Next   $10,000..................................................       4
Next   $10,000..................................................       5
Over   $50,000..................................................      10

        In the event the Limited Partners are diluted in connection with any offering of new Partnership equity, the distribution breakpoints (DBP) in the above table will be adjusted in accordance with the following formula: DBP divided by that percentage of the Partnership's equity owned by the existing Limited Partners upon completion of the financing. Notwithstanding any of the foregoing, BRMC shall receive a total share of such distributions of not less than $500. Such minimum shall not apply in the event that the Limited Partners' cumulative distributions have not exceeded Limited Partners' taxes due thereon.

          6. The foregoing elements set forth in preceding subparagraphs 2, 3, 4 and 5 are limited by the provisions of the first mortgage notes (see Note
     5).

4.  LETTERS OF CREDIT

     As of December 31, 1996 and 1995, the Partnership has two letters of credit which secure two operating leases. The letters of credit are collateralized by certificates of deposit totaling $500 which mature in August 1997 and are included in restricted cash and short-term investments.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

5.  MORTGAGES AND OTHER LOANS PAYABLE

     Various refinancing activities occurred in 1996 and can be summarized as follows:

                                                            (IN THOUSANDS)
                                                                                      TOTAL
                                        OUTSTANDING        1996                    OUTSTANDING
                                        BALANCE AT       PRINCIPAL     1996          DEBT AT
LOAN DESCRIPTION, INTEREST RATE      DECEMBER 31, 1995   PAYMENTS    NEW DEBT   DECEMBER 31, 1996
-------------------------------      -----------------   ---------   --------   -----------------
Nomura-$75,000.....................       $ 71,524        $71,524                    $    -0-
Starwood-$50,000...................         51,000         51,000                         -0-
Starwood-$500 -- 14 1/2%...........            500                                        500
RMA -- 7%..........................         10,000            300                       9,700
Senior Facility, LIBOR + 2 1/4%....                                  110,000          110,000
Subordinate Facility, 13%..........                                   20,000           20,000
Starwood-$35,000, 18.5%............         10,000                    25,000           35,000
Other..............................            212            212                         -0-
                                          --------       --------   --------         --------
                                          $143,236       $123,036   $155,000         $175,200
                                          ========       ========   ========         ========

FIRST MORTGAGE NOTES

     On August 22, 1996, the Partnership entered into an agreement with a consortium of financial institutions to borrow $130,000 primarily for the purpose of refinancing existing first mortgage notes. The agreement consists of a $110,000 Senior Facility (Senior Notes) and a $20,000 Subordinate Facility (Subordinate Notes). Both Facilities mature on August 22, 2001 and accrue interest, based on a 360 day year, payable monthly in arrears. The Senior Notes accrue interest at the lenders' base rate plus one-quarter percent (Base Rate) or LIBOR plus two and one-quarter percent (LIBOR Rate). In 1996, the Partnership selected the LIBOR Rate, averaging approximately 7.814%. The Subordinate Notes accrue interest at a fixed rate of thirteen percent. Both Facilities are secured by a first mortgage and lien on all assets held by the Partnership, except in certain circumstances where other first liens are permitted. The outstanding balance on the First Mortgage Notes at December 31, 1996 totaled $130,000.

     The Partnership is required to make quarterly principal payments of $750 on the Senior Notes commencing September 30, 1998 and increasing to $1,250 on September 30, 1999 and to $1,750 on September 30, 2000. The Partnership is required to make additional principal payments on the Senior Notes and initial principal payments on the Subordinate Notes based upon certain cash flow conditions.

     In accordance with the agreement, the Partnership deposits cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, fixed asset replacement and real estate tax payments. Both Facilities contain significant restrictions with respect to payments to Partners and other debt holders.

     In conjunction with the refinancing, the Partnership recorded a loss on debt restructuring of $5,417 which represents the write off of debt issue costs. The Partnership paid a loan prepayment penalty of $3,515 to Nomura.

SECOND MORTGAGE NOTE

     On August 22, 1996, the Partnership entered into an agreement with an institutional lender to borrow $35,000, as evidenced by a promissory note, primarily for the purpose of the planned expansion of the Resort. The note is secured by a second mortgage and lien on all assets held by the Partnership, except in certain circumstances where other liens are permitted. At maturity, August 21, 2003, or prepayment of the note, the Partnership is required to pay an amount which will result in an annual internal rate of return to the lender of

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP eighteen and one-half percent (18.5%). Interest is payable quarterly in arrears commencing October 1, 1996 at a rate of eight percent through December 31, 1998 and fourteen and one-half percent thereafter based on a 360 day year. The Partnership accrues interest at 18.5% per annum. Additional interest and principal payments are required based on certain cash flow conditions. The outstanding balance on the Second Mortgage Note totaled $35,000 at December 31, 1996.

     The Partnership may not prepay the note prior to its third anniversary except in connection with a sale of Partnership assets to a third party. If prepayment occurs before August 23, 2001, the Partnership is required to pay an amount (Prepayment Amount) which would result in an 18.5% internal rate of return to the lender through that date. The Prepayment Amount will be reduced by the return which would result from the lenders' reinvestment of the repaid principal at the United States Treasury Notes rate plus 250 basis points, if prepayment results from sale of Partnership assets or from cash flow; or plus 150 basis points, if prepayment results from refinancing the note or sale or issuance of any ownership interest in the Partnership.

THIRD MORTGAGE NOTE

     On August 22, 1996, a note payable, which was previously secured by a first mortgage, was replaced with a third mortgage and lien on all assets of the Partnership. The note matures on September 30, 2003 and accrues interest at a fixed rate of approximately 14.52% through September 30, 1998 and at a variable rate thereafter payable quarterly in arrears. The outstanding balance on the Third Mortgage Note at December 31, 1996 totaled $500.

     The Partnership is required to make an additional payment (Final Participation Interest) upon maturity of the loan or sale of the Partnership's assets equaling the sum of $750, plus 5% of the Partnership's net asset value as calculated based on certain criteria. In the event of refinancing of the property, the Partnership is required to make a payment of 5% of the net proceeds (Interim Participation Interest). Interim Participation Interest paid will be deducted from the Final Participation Interest amount. In 1996, the Partnership paid $125 of Interim Participation Interest.

OTHER NOTES PAYABLE

     The Partnership's other notes payable represent two unsecured promissory notes with original amounts of $8,000 and $2,000 dated October 7, 1994 related to a settlement agreement whereby the Partnership terminated a 20-year management agreement. Both promissory notes mature on October 7, 2004 and accrue interest at a rate of 7% payable semi-annually in arrears.

     The $8,000 promissory note requires future principal reductions of $320 on October 7, 1997 and $400 on each October 7 from 1998 to 2003, with a balloon payment of $5,040 due at maturity. The $2,000 promissory note payable requires future principal reductions of $80 on October 7, 1997 and $100 on each October 7, from 1998 to 2003, with a balloon payment of $1,260 due at maturity. The notes include limitations on additional senior debt.

     At December 31, 1996, aggregate future maturities of mortgage and other loans payable are as follows:

1997........................................................  $    400
1998........................................................     2,000
1999........................................................     4,500
2000........................................................     6,500
2001........................................................   119,000
Thereafter..................................................    42,800
                                                              --------
                                                              $175,200
                                                              ========

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     The following schedule reflects the mortgage and loan payable balances as of December 31, 1995. Senior and subordinated notes were refinanced during 1996, as disclosed above:

                                                                  1995
                                                                --------
  A senior note secured by the $130,000 first mortgage on
     the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 8.26%. The Partnership may pay the loan in whole or
     in part at any time by paying a prepayment fee based on
     a formula.                                                 $ 71,524
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements, and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The balance at December 31, 1995 includes a
     fee of $1,000 due upon payoff of the note. The loan has
     a term of eight years and no amortization period [see
     (b) and (d) below].                                          51,000
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The note contains a provision whereby the
     lender upon the sale or refinancing of the Partnership,
     or substantially all of its assets, is entitled to an
     amount based on a certain formula [see (a) below].              500
     Other loans payable:
  A promissory note bearing interest at 14.5% per annum,
     payable quarterly commencing April 1, 1996. The note is
     collateralized by the notes receivable due from club
     members for the Premier Membership Program at December
     15, 1995 and additions thereafter (see Note 10). The
     loan matures on December 15, 2002, at which time all
     principal and any accrued unpaid interest is due. The
     principal amount due at maturity of the note includes
     an amount, in addition to principal and accrued
     interest, sufficient to provide the lender an internal
     rate of return of 18.5% per annum. [see (c) below].          10,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $240 increasing to $400 in the year 2003 with
     a balloon payment of $5,040 due October 7, 2004.              8,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $60 increasing to $100 in the year 2003 with
     a balloon payment of $1,260 due October 7, 2004.              2,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. Annual principal payments of
     $100 plus interest commence October 7, 1995.               $    100
  A note payable dated March 31, 1991 for $600 to fund the
     redevelopment and renovation of a resort restaurant.
     Principal and interest payments are made monthly over a
     five-year term at an interest rate of prime plus 2.5%
     (11.0% at December 31, 1995).                                   112
                                                                --------
                                                                 143,236
Current portion of mortgage and other loans payable               (2,347)
                                                                --------
                                                                $140,889
                                                                ========

---------------

(a) On October 11, 1994, the Partnership exercised its call option (the "1994 Refinancing") and paid $45,086 to reduce the then outstanding principal balance of $55,000 on this subordinated note to $500,

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP resulting in a gain on debt restructuring of $6,704, net of $2,710 in capitalized costs on the repaid subordinated note which were written off as a result of the restructuring.

    Also on October 11, 1994, the Partnership entered into a $48,500 subordinated note agreement with a new lender. The proceeds of the note were reduced by a $1,000 commitment fee and used to make the $45,086 payment described above and to pay accrued interest of $216 on the repaid subordinated note, resulting in net cash proceeds of $2,198.

(b) The Partnership's subordinated note in the original principal amount of $48,500 was retired on September 29, 1995 (the "1995 Refinancing"). The total principal and interest owed to the Lender under the note was $50,241. An additional Payoff Premium of $1,500 was also owed to the Lender under the note. The Partnership made a cash payment of $1,741 to the Lender for accrued interest at September 29, 1995 and refinanced $50,000 with the issuance of a $50,000 subordinated note. As a result of the 1995 Refinancing, approximately $1,696 in deferred loan costs were written off resulting in a loss on extinguishment of debt of said amount.

    In connection with the 1995 Refinancing, the Partnership paid $389 in closing costs and legal fees. These loan costs were capitalized and are being amortized on a straight line basis over the term of the loan.

(c) On December 15, 1995, the Partnership entered into a $10,000 promissory note, the proceeds of which were deposited into an escrow account. The balance in the escrow account at December 31, 1995 is $9,864 and is included in restricted cash and short-term investments in the accompanying balance sheet. The proceeds of the note are to be used for the construction of certain hotel property.

    The Note is prepayable at any time, provided that any prepayments made prior to December 15, 2000 require a prepayment fee sufficient to provide the holder an internal rate of return of 16% per annum through December 15, 2000 based upon a yield maintenance formula.

(d) The note calls for $1,000 fee due upon payoff. This fee is being accreted over the life of the loan. At December 31, 1995, included in deferred loan costs is approximately $968, which represents the $1,000 fee less accumulated accretion of $32.

     Under the terms of the senior and subordinated mortgage notes described above, certain amounts are required to be deposited in an escrow account for the purposes of paying personal and real property taxes. The balance in the personal and real property taxes account was $853 at December 31, 1995. The terms of these mortgages also require funds to be escrowed for capital repairs and replacements to the resort. The balance in the capital repair and replacement escrow account was $2,148 at December 31, 1995.

     The mortgage loan agreements include certain restrictive covenants including, among other things, the maintenance of a senior debt service ratio, as defined, of 1.75 to 1 and a subordinate debt service coverage ratio, as defined, of 1.2 to 1, restrictions on general and limited partner distributions and limitations on the incurrence of new debt.

6.  BANYAN MORTGAGE LOANS

     The Banyan mortgage loans consisted of three matured first mortgage loans collateralized by certain land (the Marina Parcel) and the Boca Golf and Tennis Country Club. At December 31, 1994, the mortgage loans had principal balances of $8,100, $10,354 and $2,031 and accrued interest totaled $4,388. During 1994 and 1995, no principal payments were made, other than as described below, and, in accordance with the terms of the agreements, interest totaling $2,419 was incurred in 1994.

     On December 29, 1994 (the Settlement Date), the Partnership entered into a settlement agreement which called for the following: (1) a payment of $1,000, which was made on November 29, 1994, and applied against outstanding principal;
(2) a payment to be made of $3,500, plus interest accrued from the Settlement Date to the date of payment, to release the Boca Golf and Tennis Country Club from the mortgage loans; and (3) a foreclosure sale on the Marina Parcel, to be held subsequent to December 31, 1994.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     On January 17, 1995, the Partnership made the $3,500 payment, plus accrued interest of $18, and on January 26, 1995, a foreclosure sale was held and the lender obtained ownership of the Marina Parcel.

     The settlement is deemed to have occurred at the time the $3,500 payment was made and the foreclosure sale was held. Accordingly, in 1995, the Partnership recognized a net gain of $12,024 consisting of $21,373 in forgiveness of principal and interest offset by a write-off of $9,349 representing the carrying value of the Marina Parcel.

     The Partnership agreed to lease the Marina Parcel from the owner for $8 per month which terminated December 1, 1996 and was subsequently extended to January 1, 1997. On January 2, 1997, the Partnership entered into an agreement with the owner for the right of partial use of the marina property. The agreement's initial term expires on September 1, 1997 and is automatically renewable upon notice, unless terminated by either property owner or the Partnership.

7.  SERVICES AGREEMENT

     The Partnership has entered into a services agreement with an individual to provide executive services. Pursuant to the agreement, the individual has agreed to serve as a director of the corporate general partner of BRMC. The term of the agreement is ten years commencing on January 1, 1993. As compensation for these services, the individual receives the following:

          1. Basic advisory fee of not less than $150 per year payable in equal monthly installments.

          2. For the first three calendar years, a guaranteed bonus equal to the greater of $35 or 2.5% of the Partnership's adjusted contract year earnings in excess of the contract year base level earnings.

          3. Complimentary Premier Club membership.

     The basic advisory fee of $150 was paid to the individual in 1994, 1995 and 1996. Cumulative bonuses totaling $107 have been accrued and are included in other accounts payable and accrued expenses at December 31, 1996.

8.  OTHER RELATED PARTY TRANSACTIONS

     As described in Note 3, BRMC is entitled to receive several forms of compensation. In respect to Note 3 subparagraph 1, the Partnership paid $600 in supervisory management fees during 1994, 1995 and 1996. In connection with Note 3 subparagraph 2, 3, 4 and 5, the following sets forth the extent of amounts owed by the Partnership to BRMC.

     Fees incurred in 1993
       Capital raising fee(1)....................................  $   1,650
       Debt reduction fee(2).....................................      1,416
                                                                   ---------
     Balance due as of December 31, 1993.........................      3,066
     Less: Payment made in 1994 in connection with balance due as
           of December 31, 1993..................................       (500)
     Plus: Fees incurred in 1994
           Capital raising fee(3)................................        728
           Debt reduction fee(4).................................      1,140
           Settlement fee(5).....................................        400
                                                                   ---------
     Balance due as of December 31, 1994.........................      4,834

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     Plus: Fees incurred in 1995
           Debt restructuring fee(6).............................        243
           Capital raising fee(7)................................        173
           Debt reduction fee(8).................................        650
                                                                   ---------
     Balance due as of December 31, 1995.........................      5,900
     Less: Payment made in 1996 in connection with balance due as
           of December 31, 1995..................................     (4,500)
     Plus: Capital raising fee incurred in 1996(9)...............      2,325
                                                                   ---------
     Balance due as of December 31, 1996.........................  $   3,725
                                                                   =========
(1)  Aggregate new money raised in 1993..........................    110,000
     Capital raising fee (@ 1.5%)................................      1,650
(2)  Original principal replaced.................................    154,908
     Less: Replacement financing.................................   (140,750)
                                                                   ---------
     Debt reduction amount.......................................     14,158
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,416
(3)  Aggregate new money raised in 1994..........................     48,500
     Capital raising fee (@ 1.5%)................................        728
(4)  Original principal replaced.................................     25,200
     Less: Loan payments.........................................     (4,500)
     Value of Marina Parcel per settlement.......................     (9,300)
                                                                   ---------
     Debt reduction amount.......................................     11,400
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,140
(5)  RMA settlement fee..........................................        400
(6)  Debt restructured in 1995...................................     48,500
     Debt restructuring fee (@ 0.5%).............................        243
(7)  Aggregate new money raised in 1995..........................     11,500
     Capital raising fee (@ 1.5%)................................        173
(8)  Original principal replaced.................................     54,500
     Less: Replacement financing payoff amount...................    (51,000)
     Plus: New money included in replacement financing...........      3,000
                                                                   ---------
     Debt reduction amount.......................................      6,500
                                                                   =========
     Debt reduction fee (@ 10%)..................................        650
(9)  Aggregate new money raised in 1996..........................    155,000
     Capital raising fee (@ 1.5%)................................  $   2,325

     Payment of the balance due BRMC at December 31, 1996 is restricted in accordance with provisions of the First Mortgage Notes. There is $25 due to the BRMC from future distribution to Limited Partners for the participation fee on the $2,500 distribution made during 1996.

     In 1994, the Partnership received $500 from an affiliate of VMSRIL for reimbursement of a percentage of shared executives' salaries and benefits and $60 for office space rental.

9.  PROFIT SHARING PLAN

     On January 1, 1987, the Partnership established the Boca Raton Hotel and Beach Club Employees Savings and Thrift Plan and Trust (the "BEST Plan"). Substantially all employees are eligible to participate

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP in the BEST Plan. The BEST Plan allows participants to contribute up to 16% of their total compensation. The Partnership is required to contribute 50% of the first 6% of the employee's earnings. The Partnership's contributions to the BEST Plan were $360, $362, and $387 for the years ended December 31, 1994, 1995, and 1996, respectively.

10.  PREMIER CLUB MEMBERSHIP DEPOSITS AND CREDITS

     During 1991, the Partnership introduced the Premier Club at the resort complex. The program requires an initial membership deposit and annual dues based on the number and type of facilities the member uses.

     Under the terms of the Premier Club, commencing in January 1991, applications for membership required a deposit of $15 ($12 for members under a prior program). The required deposit was increased to $18 as of May 1, 1992, $22 as of May 1, 1993, $25 as of May 1, 1994 and $28 as of May 1, 1995 and $30 as of May 1, 1996. As of December 31, 1996, the Partnership has recorded membership deposits of $59,287, of which $47,201 has been either received or credited. As of December 31, 1996, $1,912 of membership notes bear interest at 7% per annum and the remaining balance of $10,174 is non-interest bearing. The membership notes will be collected by 2003 as follows:

1997........................................................  $ 3,840
1998........................................................    3,327
1999........................................................    2,723
2000........................................................    1,565
2001........................................................      565
Thereafter..................................................       66
                                                              -------
                                                              $12,086
                                                              =======

     Premier Club deposits are net of a deposit credit of $3,584 and $3,462 at December 31, 1995 and 1996, respectively, granted to members of a prior membership program. The deposit credit is amortized on the interest method over 30 years. If any member paying over time suspends payments, amounts paid to date will be forfeited and recognized as income. Fully paid deposits are refundable upon the death of a member or a member's spouse and upon the expiration of the 30-year membership term (subject to renewal). The deposit is refundable upon a member's resignation from the Premier Club, but only out of the proceeds of the membership deposit of the fifth new member to join the Premier Club following refund of all previously resigned members' deposits.

11.  COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     On August 5, 1993, the Partnership entered into agreements to lease food and beverage operations at the Deer Creek and Carolina country club facilities. The Partnership is entitled to food and beverage revenues from the operation of the facilities and is obligated to pay all employee costs, certain maintenance costs and 50% of the following: real and personal property taxes, insurance premiums and common area maintenance costs, and certain other items, in accordance with the terms of the agreements. For the years ended December 31, 1994, 1995 and 1996, rental and other expenses include net losses from these leases operations of $365, $261 and $431, respectively, which are net of food and beverage revenues totaling $5,164, $5,241 and $5,018, respectively. Included in the net losses from these operations are rent expense under the related leases of $305, $397 and $321, respectively.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     Minimum future obligations under operating leases, in effect at December 31, 1996, for certain equipment and the Deer Creek and Carolina food and beverage operations are as follows:

1997........................................................  $1,620
1998........................................................   1,522
1999........................................................   1,386
2000........................................................     343
2001........................................................     327
Thereafter..................................................     321
                                                              ------
                                                              $5,519
                                                              ======

     Rent expense under operating leases, excluding rent expense under the Deer Creek and Carolina country club leases, totaled $566, $1,290 and $1,493 for the years ended December 31, 1994, 1995 and 1996, respectively.

     In conjunction with the closing of the First and Second Mortgage Notes, bonuses totaling $1,000 were paid to certain employees of the Partnership.

     State of Florida Department of Revenue performed audits of the Partnership's Sales and Use and Intangible taxes for the periods March 31, 1991 to December 31, 1995 and January 1, 1991 to January 1, 1995, respectively. The Partnership was assessed an additional $248 of taxes and $106 of interest. The Partnership disputes the assessments and believes it will be successful in defending its position. Accordingly, no additional liability has been accrued.

     The Partnership and KSL Recreation Corporation (KSL) entered into a settlement agreement and general release on April 24, 1996. In accordance with the settlement agreement, the Partnership agreed to pay KSL an amount totaling $1,250, in exchange for mutual releases and discharges from all actions and obligations from their respective suits. In accordance with the agreement, the Partnership paid $750 and agreed to pay $500 on or before June 30, 1998. At December 31, 1995, $950 was included in accrued settlement cost in the accompanying balance sheet.

     The Partnership is subject to various actions arising out of the operations of its business. Management is vigorously defending these actions and believes that all actions are adequately covered by insurance.

     In November 1995, the Partnership began Phase I of a planned $40,000 expansion of the Resort. At December 31, 1996, the Partnership incurred $15,148 of costs related to the expansion; $8,396 was completed in 1996 and includes building of a parking garage and tennis courts. The balance of the expansion plan encompasses construction of a new conference center, completion of a fitness center and certain other minor improvements to the Resort facilities. Construction of the new conference center commenced in September 1996. As of December 31, 1996 and in connection with the Project, the Partnership had contractual commitments for capital expenditures of $28,406 of which $1,507 is included in other accounts payable and accrued expenses in the accompanying balance sheet.

12.  SUBSEQUENT EVENTS

     On March 20, 1997, BRMC, BRMC's corporate general partner, and the Partnership entered into a Contribution and Exchange Agreement with Florida Panthers Holdings, Inc. (Panthers) and Panthers BRHC Limited to convey substantially all of the assets and liabilities of the Partnership in exchange for cash and ownership interests (as defined in the agreement) in Florida Panthers Holdings, Inc. This exchange of interests, which is subject to approval of the limited partners of the Partnership and the shareholders of Panthers, has an agreed-upon value of approximately $325,000 and is to close within five days of registering Panthers BRHC Limited shares and Panthers shares and warrants under the Securities Act of 1933 and under applicable state securities law.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Partners of
  LeHill Partners L.P.:

     We have audited the accompanying consolidated balance sheet of LeHill Partners L.P. and consolidated entities (a Delaware limited partnership) as of December 31, 1996, and the related consolidated statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LeHill Partners L.P. and consolidated entities as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  September 11, 1997.

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 8,819
  Deposit held in escrow with closing agent.................      142
  Restricted investments....................................    3,600
  Accounts receivable, net of allowance for doubtful
     accounts of $179.......................................    1,603
  Inventories...............................................      710
  Mortgage notes receivable, current portion................    1,683
  Prepaid expenses and other assets.........................      932
                                                              -------
     Total current assets...................................   17,489
PROPERTY AND EQUIPMENT, AT COST:
  Land......................................................      986
  Building and improvements.................................    6,885
  Furniture and equipment...................................    3,134
                                                              -------
                                                               11,005
  Less accumulated depreciation.............................    1,094
                                                              -------
     Property and equipment, net............................    9,911
MORTGAGE NOTES RECEIVABLE, NONCURRENT PORTION...............    2,054
CASH AND CASH EQUIVALENTS RESTRICTED FOR FUTURE MAJOR
  REPAIRS AND REPLACEMENTS..................................    2,354
INVESTMENTS RESTRICTED FOR FUTURE MAJOR REPAIRS AND
  REPLACEMENTS..............................................    1,026
                                                              -------
          Total assets......................................  $32,834
                                                              =======

             LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 1,909
  Accrued payroll expenses..................................      757
  Accrued property tax expenses.............................      368
  Deferred revenue..........................................    2,173
  Due to unit owners........................................      151
  Due to former AUO manager.................................      640
                                                              -------
          Total current liabilities.........................    5,998
MINORITY INTEREST IN CONSOLIDATED ENTITIES..................    5,005
PARTNERS' CAPITAL...........................................   21,831
                                                              -------
          Total liabilities and partners' capital...........  $32,834
                                                              =======

The accompanying notes to consolidated financial statements are an integral part of this balance sheet.

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

REVENUE:
  Resort operations
     Rooms..................................................  $ 19,394
     Food and beverage......................................    13,684
     Other departments......................................     3,844
     Other income...........................................       784
                                                              --------
          Total resort operations...........................    37,706
  Interest income...........................................     1,102
  Excess of proceeds received over basis of mortgages.......     1,033
  Excess distribution proceeds received.....................     1,152
  Other.....................................................        61
                                                              --------
          Total revenue.....................................    41,054
                                                              --------
EXPENSES:
  Resort operations
     Cost of sales..........................................     4,624
     Payroll and related expenses...........................     8,096
     Property operations and maintenance....................     2,159
     Other operating and administrative expenses............     8,809
     Management fees........................................     1,410
     Marketing..............................................     2,908
     Depreciation and amortization..........................       912
     Real estate taxes......................................       352
                                                              --------
          Total resort operations...........................    29,270
  Other expenses............................................       100
                                                              --------
          Total expenses....................................    29,370
                                                              --------
INCOME BEFORE MINORITY INTEREST.............................    11,684
MINORITY INTEREST IN OPERATIONS OF CONSOLIDATED ENTITIES....    (4,679)
                                                              --------
NET INCOME..................................................  $  7,005
PRO FORMA ADJUSTMENT TO REFLECT INCOME TAXES................    (2,702)
                                                              --------
PRO FORMA NET INCOME........................................  $  4,303
                                                              ========

The accompanying notes to consolidated financial statements are an integral part of this statement.

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

PARTNERS' CAPITAL, January 1, 1996..........................    $28,648
  Distributions.............................................    (13,822)
  Net income................................................      7,005
                                                                -------
PARTNERS' CAPITAL, December 31, 1996........................    $21,831
                                                                =======

The accompanying notes to consolidated financial statements are an integral part of this statement.

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income from operations................................    $ 7,005
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        912
     Provision for doubtful accounts........................         19
     Minority interest in operations of consolidated
      entities..............................................      4,679
     Change in assets and liabilities:
       Accounts receivable..................................      1,600
       Inventories..........................................        (43)
       Prepaid expenses and other assets....................        822
       Accounts payable and accrued expenses................        417
       Deferred revenue.....................................        377
                                                                -------
          Net cash provided by operating activities.........     15,788
                                                                -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Deposit held in escrow with closing agent.................       (142)
  Acquisition of mortgage notes receivable..................       (690)
  Repayment of mortgage notes receivable....................      2,977
  Additions to property and equipment.......................     (3,204)
  Increase in cash restricted for future major repairs and
     maintenance............................................     (2,287)
  Sale of restricted marketable securities..................      2,401
  Purchase of marketable securities.........................     (3,202)
  Decrease in other assets..................................         19
                                                                -------
          Net cash used in investing activities.............     (4,128)
                                                                -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to partners.................................    (13,822)
  Decrease in due to unit owners............................     (1,882)
  Distributions to minority partners........................     (2,084)
  Payments made on behalf of minority partners..............       (983)
                                                                -------
          Net cash used in financing activities.............    (18,771)
                                                                -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (7,111)
CASH AND CASH EQUIVALENTS, beginning of year................     15,930
                                                                -------
CASH AND CASH EQUIVALENTS, end of year......................    $ 8,819
                                                                -------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest...............................................    $    30
                                                                =======
     Income taxes...........................................    $    77
                                                                =======
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
  Debt reclassified to deferred revenue.....................    $   483
                                                                =======
  Acquisition of units of hotel and reduction of mortgage
     notes receivable through foreclosures and deeds in lieu
     of foreclosure.........................................    $ 6,504
                                                                =======

The accompanying notes to consolidated financial statements are an integral part of this statement.

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     The accompanying consolidated financial statements of LeHill Partners L.P. (the "Partnership") consist of the accounts of the Partnership and the combined financial statements of the accounts maintained by the Registry Hotel Corporation for the individual unit owners of the Registry Hotel at Pelican Bay ("Registry Resort") and the Association of Unit Owners of the Registry Hotel at Pelican Bay, Inc. ("AUO"). The Partnership owned a 60% interest in the AUO as of December 31, 1996. All material intercompany transactions and balances have been eliminated in consolidation.

     The Partnership was formed on February 22, 1995 by Pelican Hill Associates, L.P. ("Pelican Hill"), the sole general partner, ResortHill, Inc. ("RHI"), LW-LP, Inc. ("LW-LP") and Blakely Capital Inc. ("Blakely") to acquire 100% of the participation interests in approximately 319 first mortgages collateralized by the property and 18 condominium units in the 474-unit Registry Resort located in Naples, Florida. The Partnership owned 283 of the condominium units and held 60 first mortgages at December 31, 1996. The Partnership Agreement, as amended, provides for income allocations, additional capital contributions, and distributions among the partners.

     The Partnership is a member of the AUO, a nonresidential hotel condominium association, and has entered into an Agency Agreement under which the revenue of Registry Resort and the commercial units are pooled and allocated to the investors after deducting operating expenses and management fees.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of Accounting

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

(b)  Cash and Cash Equivalents

     For the purpose of these statements, the Partnership's policy is to consider all highly liquid instruments with original maturities of three months or less to be cash equivalents.

(c)  Inventories

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food, beverage and operating supplies.

(d)  Depreciation

     Depreciation is generally computed using the straight-line method over the estimated economic lives of five years for personal property, and principally 40 years for buildings and improvements.

(e)  Property and Equipment

     Property and equipment are carried at cost. Repairs and maintenance costs are charged to operations as incurred. Significant betterments and improvements are capitalized and depreciated over their estimated economic lives.

(f)  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                               DECEMBER 31, 1996

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(g) Investments and Cash and Cash Equivalents Restricted For Future Major Repairs and Replacement

     Pursuant to the AUO's governing documents, funds are required to be reserved for future major repairs and replacements. Reserved funds are to be held in separate accounts and are unable to be used for expenditures for normal operations.

(h)  Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, investments, receivables, other assets, accounts payable and accrued expenses and deferred revenue approximates fair value because of the short maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

3. INCOME TAXES

     No provision for income taxes has been made in the accompanying consolidated financial statements as the liability for such taxes is that of the partners of the Partnership and the unit owners of Registry Resort. Since the AUO is a nonresidential hotel condominium association, nonexempt and investment income are subject to tax at normal corporate rates. The accompanying consolidated statement of operations includes pro forma adjustments to reflect the income tax provision which would be incurred if the Partnership were a taxable corporation.

4. MORTGAGE NOTES RECEIVABLE

     On February 24, 1995, the Partnership acquired a majority participation interest in 319 mortgage loans collateralized by Registry Resort of which 87.56% and 12.44% of their interests were acquired from the Resolution Trust Corporation and affiliates, respectively. The promissory notes acquired by the Partnership, which had an aggregate outstanding balance of principal and accrued interest at closing of $56.5 million were purchased by the Partnership for $27.3 million. These notes receivable represent recourse first mortgage loans requiring monthly payments of principal and interest with varying maturities of 30 years from dates of original execution. The interest rate is adjusted every five years based on the average yield of United States Treasury Securities, five-year maturities, plus 3%. The balance of the Partnership's net mortgage notes receivable at December 31, 1996 is as follows (in 000's):

Current principal balance plus unamortized accrued interest
  at date of acquisition....................................  $ 9,597
Difference between principal and accrued interest at date of
  acquisition and acquisition price.........................   (5,860)
                                                              -------
Total mortgage notes receivable.............................    3,737
Less current portion........................................   (1,683)
                                                              -------
Long-term portion of mortgage notes receivable..............  $ 2,054
                                                              =======

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                               DECEMBER 31, 1996

     Payments of interest and principal related to mortgage notes receivable totalled $1.0 million during the year ended December 31, 1996.

5. RELATED PARTY TRANSACTIONS

     Pursuant to the terms of the partnership agreement, an asset management fee of $120,000 for the year ended December 31, 1996 was paid to RHI, as a co-general partner of Pelican Hill.

6. MANAGEMENT AGREEMENTS

     Registry Resort is operated under a management agreement between Property Directions, Inc., AUO's manager, and the Registry Hotel Corporation, as operator. The agreement provides for a basic management fee equal to 2.5% of the "Basic Fee Base" (as defined) and an incentive fee of 20% of the "Incentive Fee Base" (as defined).

     During 1996, the AUO incurred the following management fees (in 000's):

Basic management fees.......................................   $  929
Incentive fee...............................................      237
AUO manager fees............................................      124
                                                               ------
                                                               $1,290
                                                               ======

     The agreement provides a separate fee of up to 1% of guest-room revenue for actual expenses incurred related to advertising of Registry Resort ("license fee"). The license fee totaled approximately $194,000 for the year ended December 31, 1996 and is included in management fees in the accompanying consolidated statement of operations.

7. EXCESS DISTRIBUTION PROCEEDS RECEIVED

     Prior to 1996, the Company had a right to certain funds held in escrow for unit owners which were derived from the operations of Registry Resort. These funds were released in 1996 and are recorded as excess distribution proceeds received in the accompanying consolidated statement of operations.

8. SUBSEQUENT EVENTS

     On May 19, 1997, the sole shareholder of RHI, (a co-general partner of Pelican Hill), agreed to purchase the entire interests of LW-LP and certain of the other partners of Pelican Hill for a purchase price of approximately $72 million subject to an adjustment to reflect changes in the closing date, the capital contributions needed to close current condominium purchases, or a change in the current number of condominium units under contract for sale to Florida Panthers Holdings, Inc.

     Pursuant to the Merger Agreement consummated on August 13, 1997, Florida Panthers Holdings, Inc. acquired interests constituting approximately 68% of Registry Resort in exchange for approximately $75.5 million in cash, together with 918,174 shares and warrants to purchase 325,000 shares of the Company's Class A Common Stock.

                LEHILL PARTNERS, L.P. AND CONSOLIDATED ENTITIES

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                                 (IN THOUSANDS)

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 8,491
  Restricted investments....................................    2,942
  Accounts receivable, net..................................    2,596
  Inventories...............................................      678
  Mortgage notes receivable, current portion................      301
  Prepaid expenses and other assets.........................    1,334
                                                              -------
          Total current assets..............................   16,342
PROPERTY AND EQUIPMENT, NET.................................   12,921
MORTGAGE NOTES RECEIVABLE, NONCURRENT PORTION...............    2,329
CASH AND INVESTMENTS RESTRICTED FOR FUTURE REPAIRS AND
  REPLACEMENTS..............................................    3,523
                                                              -------
          Total assets......................................  $35,115
                                                              =======
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 3,331
  Deferred revenue..........................................      980
  Other current liabilities.................................       25
                                                              -------
          Total current liabilities.........................    4,336
MINORITY INTEREST IN CONSOLIDATED ENTITIES..................    4,637
PARTNERS' CAPITAL...........................................   26,142
                                                              -------
          Total liabilities and partners' capital...........  $35,115
                                                              =======

        The accompanying notes are an integral part of these statements.

                LEHILL PARTNERS, L.P. AND CONSOLIDATED ENTITIES

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                           SIX MONTHS ENDED JUNE 30,
                                 (IN THOUSANDS)

                                                               1997      1996
                                                              -------   -------
REVENUE.....................................................  $26,659   $23,758
OPERATING EXPENSES:
  Cost of leisure and recreation services...................    9,621     8,883
  Selling, general and administrative.......................    7,562     7,085
  Amortization and depreciation.............................      520       397
                                                              -------   -------
          Total operating expenses..........................   17,703    16,365
                                                              -------   -------
OPERATING INCOME............................................    8,956     7,393
INTEREST AND OTHER INCOME...................................      426     2,666
MINORITY INTEREST IN OPERATIONS OF CONSOLIDATED ENTITIES....   (3,860)   (4,450)
                                                              -------   -------
NET INCOME..................................................  $ 5,522   $ 5,609
PRO FORMA ADJUSTMENT TO REFLECT INCOME TAXES................    2,130     2,164
                                                              -------   -------
PRO FORMA NET INCOME........................................  $ 3,392   $ 3,445
                                                              =======   =======

        The accompanying notes are an integral part of these statements.

                LEHILL PARTNERS, L.P. AND CONSOLIDATED ENTITIES

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
                           SIX MONTHS ENDED JUNE 30,
                                 (IN THOUSANDS)

                                                               1997       1996
                                                              -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 5,522   $  5,609
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Minority interest......................................    3,860      4,450
     Amortization and depreciation..........................      520        397
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (993)       770
     Inventories............................................       32        (29)
     Other assets...........................................     (402)       463
     Accounts payable and accrued expenses..................      298        495
     Deferred revenue and other liabilities.................   (1,344)    (3,280)
                                                              -------   --------
          Net cash provided by operating activities.........    7,493      8,875
                                                              -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in cash restricted for future repairs
     and maintenance........................................      656     (3,422)
  Acquisition of mortgage notes receivable..................       --       (690)
  Principal received on mortgage notes receivable...........    1,107      2,762
  Additions to property and equipment.......................   (3,530)    (1,804)
                                                              -------   --------
          Net cash used in investing activities.............   (1,767)    (3,154)
                                                              -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to partners and minority partners...........   (6,079)   (12,871)
  Borrowings under notes payable............................       25        400
                                                              -------   --------
          Net cash used in financing activities.............   (6,054)   (12,471)
                                                              -------   --------
          Decrease in cash and cash equivalents.............     (328)    (6,750)
CASH AND CASH EQUIVALENTS, at beginning of period...........    8,819     15,930
                                                              -------   --------
CASH AND CASH EQUIVALENTS, at end of period.................  $ 8,491   $  9,180
                                                              =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................  $    --   $     15
                                                              =======   ========
  Income taxes paid.........................................  $    --   $     38
                                                              =======   ========
SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING ACTIVITIES:
  Acquisition of units of hotel and reduction of mortgage
     notes receivable through foreclosures and deeds in lieu
     of foreclosure.........................................  $ 1,021   $  4,577
                                                              =======   ========

        The accompanying notes are an integral part of these statements.

                LEHILL PARTNERS, L.P. AND CONSOLIDATED ENTITIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements of LeHill Partners, L.P. and consolidated entities as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted. The financial information furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the six-month period ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year primarily due to seasonal variations.

2. INCOME TAXES

     No provision for income taxes has been made in the accompanying consolidated financial statements as the liability for such taxes is that of the partners and unit owners of the hotel. The accompanying consolidated statements of operations include pro forma adjustments to reflect the income tax provision which would be incurred if the partnership were a taxable corporation.

======================================================

     NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK OFFERED HEREBY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
Prospectus Summary....................    2
Summary Financial Data................    5
Risk Factors..........................    6
Price Range of Class A Common Stock...   10
Dividend Policy.......................   10
Selected Financial Data...............   11
Management's Discussion and Analysis
  of Financial Condition And Results
  of Operations.......................   12
Business..............................   22
Management............................   36
Executive Compensation................   39
Certain Transactions..................   41
Principal Stockholders................   42
Selling Stockholders..................   44
Description of Capital Stock..........   46
Plan of Distribution..................   48
Legal Matters.........................   49
Experts...............................   49
Additional Information................   49
Index to Financial Statements.........  F-1


======================================================

======================================================

                               18,609,491 SHARES

                                      LOGO

                        FLORIDA PANTHERS HOLDINGS, INC.

                              CLASS A COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                               NOVEMBER   , 1997


======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance of the securities being registered, all of which will be paid by the Registrant pursuant to a contractual obligation, are as follows:

SEC Registration Fee........................................  $ 97,740
Printing Expenses...........................................    20,000
Accounting Fees and Expenses................................    15,000
Legal Fees and Expenses.....................................    15,000
Miscellaneous...............................................     2,260
                                                              --------
          Total.............................................  $150,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.



     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.



     Section 145 of GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of is or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.



     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may be amended. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.



     The Company's Bylaws provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such director or officer.



ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     On January 30, 1997, the Company issued and sold 2,460,000 shares of Class A Common Stock in connection with the private placement (the "Private Placement") at a price of $27.75 per share to certain accredited investors. The Private Placement was exempt from registration pursuant to Section 4(2) of the Securities Act and resulted in net proceeds to the Company of approximately $67 million after deducting placement agency fees and other expenses.

     On January 31, 1997, the Company acquired substantially all of the business, assets and operations of Iceland (Coral Springs) Corp. ("Iceland") and Iceland Holdings, Inc. ("IHI"), including the business, assets and operations of an operating twin-pad ice rink facility. The consideration paid by the Company in connection with these acquisitions included 212,766 shares of Class A Common Stock. The sale of these 212,766 shares of Class A Common Stock to the sole shareholder of Iceland and IHI was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On March 4, 1997, the Company acquired all of the direct and indirect ownership interests of Pier 66 and Bahia Mar in exchange for 4,450,000 and 3,950,000 shares of Class A Common Stock, respectively. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On March 25, 1997, the Company issued 34,760 shares of Class A Common Stock in connection with the acquisition of the lease rights to operate Gold Coast. The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1     --   Exchange Agreement dated October 25, 1996 by and between the
               Company and H. Wayne Huizenga.*
  2.2     --   Purchase Agreement dated October 25, 1996 by and between
               Decoma Investment, Inc. II and Decoma Investment, Inc. III.*
  2.3     --   Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
               Huizenga.*
  2.4     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
               (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
               Brisbin.**
  2.5     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
               Beynon, Architects and Brian Brisbin.**
  2.6     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
               Brisbin.**
  2.7     --   Exchange Agreement (Hyatt Regency Pier 66), dated as of
               December 22, 1996.***
  2.8     --   Exchange Agreement (Radisson Bahia Mar), dated as of
               December 22, 1996.***
  2.9     --   Amended and Restated Contribution and Exchange Agreement,
               dated as of March 20, 1997, by and among Florida Panthers
               Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
               Club Limited Partnership, BRMC, L.P. and BRMC
               Corporation.****
  2.10    --   Merger Agreement, dated July 8, 1997, by and among the
               Company, FPH/RHI Merger Corp., Inc., ResortHill, Inc. and
               Gary V. Chensoff.*****
  2.11    --   Agreement and Plan of Merger dated as of November 17, 1997, by and among the Company and Florida Panthers Holdings,
               Inc., a Delaware corporation.****
  3.1     --   Certificate of Incorporation of the Company.****
  3.2     --   By-Laws of the Company.****
  4.1     --   Amended and Restated Loan Agreement, dated June 25, 1997,
               among Panthers BRHC Limited, the banks listed on the
               signature page thereto and the Bank of Nova Scotia.*****
  5.1     --   Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company. (previously filed)
 10.1     --   Broward County Arena License Agreement, dated as of June 4,
               1996, by and between Florida Panthers Hockey Club, Ltd.,
               Arena Operating Company, Ltd., and Broward County, Florida.*
 10.2     --   Broward County Arena Operating Agreement, dated as of June
               4, 1996, by and between Arena Operating Company, Ltd. and
               Broward County, Florida.*
 10.3     --   Amendment and Clarification to Operating Agreement and
               License Agreement, dated as of June 4, 1996, by and between
               Florida Panthers Hockey Club, Ltd., Arena Operating Company,
               Ltd. and Broward County, Florida.*
 10.4     --   Broward County Arena Development Agreement, dated as of June
               4, 1996, by and between Arena Development Company, Ltd. and
               Broward County, Florida.*
 10.5     --   Employment Agreement by and between William A. Torrey and
               the Company.*
 10.6     --   Management Agreement by and between the Company and Huizenga
               Holdings, Inc.*
 10.7     --   Miami Arena Contract, dated as of October 10, 1986, as
               amended, by and between Miami Sports and Exhibition
               Authority and Decoma Miami Associates, Ltd.*
 10.8     --   First Amendment to Miami Arena Contract and Agreement, dated as of December 13, 1990, by and between Miami Sports and
               Exhibition Authority and Decoma Miami Associates, Ltd.*
 10.9     --   Arena Management Agreement, dated as of October 10, 1986, by and between Decoma Venture and Facility Management and
               Marketing (predecessor to Leisure Management
               International).*
 10.10    --   Amended and Restated 1996 Stock Option Plan.
 10.11    --   Concession Agreement, dated as of April 4, 1995, as amended, by and between City of Coral Springs, Florida and Can Am
               Investment Group, Inc.**
 10.12    --   Assignment of Concession Agreement, dated as of January 31,
               1997, by and between Coral Springs Ice, Ltd. and Florida
               Panthers Holdings, Inc.**
 10.13    --   Hotel Management Agreement (Pier 66), by and between 2301 SE
               17th St., Ltd. and Rahn Pier Mgt., Inc.***

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.14    --   Hotel Management Agreement (Bahia Mar), by and between 2301
               Rahn Bahia Mar, Ltd. and Rahn Bahia Mar Mgmt., Inc.***
 21.1     --   Subsidiaries of the Company.******
 23.1     --   Consent of Arthur Andersen LLP.
 23.2     --   Consent of KPMG Peat Marwick LLP.
 23.3     --   Consent of Price Waterhouse LLP.
 23.4     --   Consent of Ernst & Young LLP.
 23.5     --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinion previously filed as Exhibit 5.1).
 24.1     --   Powers of Attorney. (previously filed)


---------------

     * Incorporated by reference to the Company's Registration Statement on Form S-1 -- SEC File No. 333-12191
    ** Incorporated by reference to the Company's Current Report on Form 8-K filed on February 18, 1997 -- SEC File No. 0-21435
   *** Incorporated by reference to the Company's Definitive Consent
       Solicitation Statement filed on March 4, 1997 -- SEC File No. 0-21435 **** Incorporated by reference to the Company's Registration Statement on Form
       S-4 -- SEC File 333-28951
 ***** Incorporated by reference to the Company's Registration Statement on Form
       S-1 -- SEC File No. 333-30925
****** Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 -- SEC File No. 1-13173

     ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 17th day of November, 1997.


                                          Florida Panthers Holdings, Inc.

                                          By:     /s/  WILLIAM M. PIERCE
                                            ------------------------------------
                                            William M. Pierce
                                            Senior Vice President and Chief
                                              Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                     TITLE                      DATE
                      ---------                                     -----                      ----

                          *                            Chairman of the Board (Principal  November 17, 1997
-----------------------------------------------------    Executive Officer)
                  H. Wayne Huizenga

                          *                            Vice Chairman                     November 17, 1997
-----------------------------------------------------
                  Richard C. Rochon

                          *                            President and Director            November 17, 1997
-----------------------------------------------------
                  Richard H. Evans

                /s/ WILLIAM M. PIERCE                  Senior Vice President and Chief   November 17, 1997
-----------------------------------------------------    Financial Officer (Principal
                  William M. Pierce                      Financial Officer)

                          *                            Vice President and Corporate      November 17, 1997
-----------------------------------------------------    Controller (Principal
                  Steven M. Dauria                       Accounting Officer)

                          *                            Director                          November 17, 1997
-----------------------------------------------------
                  Steven R. Berrard

                          *                            Director                          November 17, 1997
-----------------------------------------------------
                 Dennis J. Callaghan

                          *                            Director                          November 17, 1997
-----------------------------------------------------
                   Michael S. Egan

                          *                            Director                          November 17, 1997
-----------------------------------------------------
                     Chris Evert

                          *                            Director                          November 17, 1997
-----------------------------------------------------
                  Harris W. Hudson

                          *                            Director                          November 17, 1997
-----------------------------------------------------
               George D. Johnson, Jr.

                          *                            Director                          November 17, 1997
-----------------------------------------------------
                    Henry Latimer

          By:        /s/  WILLIAM M. PIERCE
  ------------------------------------------------
                  William M. Pierce
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBITS                           DESCRIPTION OF EXHIBIT
--------                           ----------------------
  2.1       --  Exchange Agreement dated October 25, 1996 by and between the
                Company and H. Wayne Huizenga.*
  2.2       --  Purchase Agreement dated October 25, 1996 by and between
                Decoma Investment, Inc. II and Decoma Investment, Inc. III.*
  2.3       --  Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
                Huizenga.*
  2.4       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
                (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
                Brisbin.**
  2.5       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
                Beynon, Architects and Brian Brisbin.**
  2.6       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
                Brisbin.**
  2.7       --  Exchange Agreement (Hyatt Regency Pier 66), dated as of
                December 22, 1996.***
  2.8       --  Exchange Agreement (Radisson Bahia Mar), dated as of
                December 22, 1996.***
  2.9       --  Amended and Restated Contribution and Exchange Agreement,
                dated as of March 20, 1997, by and among Florida Panthers
                Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
                Club Limited Partnership, BRMC, L.P. and BRMC
                Corporation.****
  2.10      --  Merger Agreement, dated July 8, 1997, by and among the
                Company, FPH/RHI Merger Corp., Inc., ResortHill, Inc. and
                Gary V. Chensoff.*****
  2.11      --  Agreement and Plan of Merger dated as of November 17, 1997, by and among the Company and Florida Panthers Holdings,
                Inc., a Delaware corporation.****
  3.1       --  Certificate of Incorporation of the Company.****
  3.2       --  By-Laws of the Company.****
  4.1       --  Amended and Restated Loan Agreement, dated June 25, 1997, among Panthers BRHC Limited, the banks listed on the
                signature page thereto and the Bank of Nova Scotia.*****
  5.1       --  Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
                the Company. (previously filed)
 10.1       --  Broward County Arena License Agreement, dated as of June 4,
                1996, by and between Florida Panthers Hockey Club, Ltd.,
                Arena Operating Company, Ltd., and Broward County, Florida.*
 10.2       --  Broward County Arena Operating Agreement, dated as of June
                4, 1996, by and between Arena Operating Company, Ltd. and
                Broward County, Florida.*
 10.3       --  Amendment and Clarification to Operating Agreement and
                License Agreement, dated as of June 4, 1996, by and between
                Florida Panthers Hockey Club, Ltd., Arena Operating Company,
                Ltd. and Broward County, Florida.*
 10.4       --  Broward County Arena Development Agreement, dated as of June
                4, 1996, by and between Arena Development Company, Ltd. and
                Broward County, Florida.*
 10.5       --  Employment Agreement by and between William A. Torrey and the Company.*
 10.6       --  Management Agreement by and between the Company and Huizenga
                Holdings, Inc.*
 10.7       --  Miami Arena Contract, dated as of October 10, 1986, as amended, by and between Miami Sports and Exhibition
                Authority and Decoma Miami Associates, Ltd.*
 10.8       --  First Amendment to Miami Arena Contract and Agreement, dated as of December 13, 1990, by and between Miami Sports and
                Exhibition Authority and Decoma Miami Associates, Ltd.*
 10.9       --  Arena Management Agreement, dated as of October 10, 1986, by and between Decoma Venture and Facility Management and
                Marketing (predecessor to Leisure Management
                International).*

EXHIBITS                           DESCRIPTION OF EXHIBIT
--------                           ----------------------
 10.10      --  Amended and Restated 1996 Stock Option Plan.

 10.11      --  Concession Agreement, dated as of April 4, 1995, as amended, by and between City of Coral Springs, Florida and Can Am
                Investment Group, Inc.**
 10.12      --  Assignment of Concession Agreement, dated as of January 31,
                1997, by and between Coral Springs Ice, Ltd. and Florida
                Panthers Holdings, Inc.**
 10.13      --  Hotel Management Agreement (Pier 66), by and between 2301 SE
                17th St., Ltd. and Rahn Pier Mgt., Inc.***
 10.14      --  Hotel Management Agreement (Bahia Mar), by and between 2301
                Rahn Bahia Mar, Ltd. and Rahn Bahia Mar Mgmt., Inc.***
 21.1       --  Subsidiaries of the Company.******
 23.1       --  Consent of Arthur Andersen LLP.
 23.2       --  Consent of KPMG Peat Marwick LLP.
 23.3       --  Consent of Price Waterhouse LLP.
 23.4       --  Consent of Ernst & Young LLP.
 23.5       --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinion filed as Exhibit 5.1).
 24.1       --  Powers of Attorney. (previously filed)


---------------

     * Incorporated by reference to the Company's Registration Statement on Form S-1 -- SEC File No. 333-12191
    ** Incorporated by reference to the Company's Current Report on Form 8-K filed on February 18, 1997 -- SEC File No. 0-21435
   *** Incorporated by reference to the Company's Definitive Consent
       Solicitation Statement filed on March 4, 1997 -- SEC File No. 0-21435 **** Incorporated by reference to the Company's Registration Statement on Form
       S-4 -- SEC File 333-28951
 ***** Incorporated by reference to the Company's Registration Statement on Form
       S-1 -- SEC File No. 333-30925
****** Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 -- SEC File No. 1-13173